--------------------------------------------------------------------------------
     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1999

                                                          REGISTRATION NO. 333 -

                       SECURITIES AND EXCHANGE COMMISSION
                         -----------------------------
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                         -----------------------------

                                   BOLLE INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    3851                                 13-0853260
     (State or other jurisdiction of            (Primary Standard Industrial                  (I.R.S. employer
     Incorporation or organization)             Classification Code Number)                Identification number)

                         -----------------------------
                     555 THEODORE FREMD AVENUE, SUITE B-302
                               RYE, NEW YORK 10580
                                 (914) 967-9475

          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         -----------------------------
                               MARTIN E. FRANKLIN
                     555 THEODORE FREMD AVENUE, SUITE B-302
                               RYE, NEW YORK 10580
                                 (914) 967-9475
                     (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 WITH A COPY TO:
                           WILLIAM J. GRANT, JR., ESQ.
                            WILLKIE FARR & GALLAGHER
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 728-8000
                         -----------------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this Registration Statement and the effective date of the Rights Offering described herein.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [ ]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                         -----------------------------

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
            TITLE OF                                                PROPOSED             PROPOSED
    EACH CLASS OF SECURITIES              AMOUNT TO BE          MAXIMUM OFFERING     MAXIMUM AGGREGATE        AMOUNT OF
        TO BE REGISTERED                   REGISTERED           PRICE PER SHARE       OFFERING PRICE       REGISTRATION FEE
Common Stock, par value
 $.01 per share                           ___ Shares                 $ ___           $10,170,611.75(1)       $2,827.43
------------------------------------------------------------------------------------------------------------------------------
Rights to Purchase Shares of
 Common Stock, $ .01 par value
 per share                                ___ Rights                  --                   --                  --(2)
==============================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

(2) Pursuant to Rule 457(g), no registration fee is payable with respect to the Rights since the Rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 6, 1999.

                                _________ SHARES

                                   BOLLE INC.

                                  COMMON STOCK

         We are distributing to the holders of our common stock non-transferable rights to purchase up to an aggregate of shares of our common stock at a cash subscription price of $ per share. The total purchase price of shares offered in this rights offering will be $ if the rights offering is fully subscribed. You will not be entitled to receive any Rights unless you are a stockholder of record as of the close of business on , 1999.

         The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on , 1999, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the Rights. Rights which are not exercised by the expiration date of the rights offering will expire and will have no value. You should carefully consider whether or not to exercise your Rights before the expiration date.

         We will only consummate this offering if at least ___% of the total Rights distributed to our stockholders are exercised by the final expiration date.

       Our common stock is listed on the Nasdaq National Market under the trading symbol "BEYE."

          Estimated Expenses................       $        $          $
          Net Proceeds to Bolle


         AN INVESTMENT IN OUR COMMON STOCK IS VERY RISKY. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE ___ IN ITS PROSPECTUS BEFORE EXERCISING YOUR RIGHTS.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ----------------

                      The date of this prospectus is , 1999

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
WHERE YOU CAN FIND MORE INFORMATION........................................5

NO BOARD RECOMMENDATION....................................................6

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING............................7

PROSPECTUS SUMMARY........................................................10

THE RIGHTS OFFERING.......................................................12

RISK FACTORS..............................................................18

THE RIGHTS OFFERING.......................................................27

USE OF PROCEEDS...........................................................37

PRICE RANGE OF COMMON STOCK...............................................37

DIVIDEND POLICY...........................................................38

SELECTED FINANCIAL DATA...................................................39

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS.................................................41

BUSINESS..................................................................48

MANAGEMENT................................................................67

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................75

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............79

1999 EMPLOYEE STOCK PURCHASE PLAN.........................................80

DESCRIPTION OF CAPITAL STOCK..............................................84

PLAN OF DISTRIBUTION......................................................89

EXPERTS...................................................................89

LEGAL MATTERS.............................................................90

INDEBTEDNESS TO RELATED PARTIES...........................................24

CREDIT AGREEMENT..........................................................24

ZERO COUPON CONVERTIBLE SUBORDINATED NOTE.................................24

Index to Consolidated Financial Statements.............................. F-1

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We are also required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

       You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission's Web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our Securities and Exchange Commission filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call
(212) 656-5060.

                             NO BOARD RECOMMENDATION

         Our board of directors believes the rights offering is in the best interests of Bolle. The rights offering will result in the reduction of outstanding indebtedness and availability under our credit agreement with NationsBank, National Association as Agent and, depending upon whether or not the offering is well subscribed, may provide us with additional funds that may be used to redeem our Series B preferred stock. Any funds available after any such redemption of our Series B preferred stock will be available for general corporate purposes.

         Our board of directors is not making any recommendation to you as to whether you should exercise your subscription privileges. Each of you must make your own decision as to whether to exercise your subscription privileges. An investment in shares of our common stock must be made according to your own evaluation of your best interests.

         No dealer, salesman or other person has been authorized by us to provide you with any information other than the information contained in this prospectus. You should rely only on the information provided in this document or other information that we have referred you to. This prospectus and rights offering do not constitute an offer to sell or solicitation to buy these securities in any jurisdiction in which an offer or solicitation would be lawful.

         National City Bank, our subscription and information agent, has agreed to provide services to us in connection with the rights offering. If you require assistance, please contact our Subscription and Information Agent at 1-800-622-6752.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q.   What is the rights offering?

A. The rights offering is a distribution of Rights on a pro rata basis to all of our stockholders who hold shares of our common stock on , 1999, the record date. "Pro rata" means in proportion to the number of shares of our common stock which you and the other stockholders hold on the record date. We are distributing one Right for every two shares of our common stock held on the record date.

Q.   What is a Right?

A. Each Right entitles its holder to purchase one share of our common stock at a subscription price of $ per share. Each Right carries with it a basic subscription privilege and an over-subscription privilege.

Q.   How was the subscription price per share determined?

A. The subscription price was established based on __________________. The average of the closing prices of our common stock on Nasdaq for the five trading days immediately preceding __________, 1999 was slightly less than $_______ per share.

Q.   What is the basic subscription privilege?

A. The basic subscription privilege of each Right entitles you to purchase one share at the subscription price.

Q.   What is the over-subscription privilege?

A. The over-subscription privilege of each Right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of our common stock at the same subscription price per share.

Q.   What are the limitations of the over-subscription privilege?

A. We will be able to satisfy your exercise of the over-subscription privilege only if other Rights holders do not fully exercise their basic subscription privileges. If sufficient shares of our common stock are available, we will honor the over-subscription requests in full. If over-subscription requests exceed the number of shares which are available, we will allocate the available shares pro rata among those Rights holders who over-subscribed.

Q. What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A. If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your Rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from custodian bank or other nominee with the other rights offering materials.

Q.   Will I be charged a sales commission or a fee if I exercise my Rights?

A. No. We will not charge a brokerage commission or a fee to Rights holders for exercising their Rights. However, if you exercise your Rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q.   Are there any conditions to my right to exercise my Rights?

A. Yes. Your right to exercise you Rights is subject to the exercise of at least __% of the total Rights distributed to our stockholders (including Rights exercised pursuant to the over-subscription privilege), as well as certain other conditions, all as described under "The Rights
     Offering--Conditions to the Rights Offering."

Q.   May I transfer my Rights if I do not want to purchase any shares?

A. No. Only you may exercise the basic subscription privilege and/or the oversubscription privilege. You may not assign or transfer the basic subscription privilege or the oversubscription privilege.

Q.   Am I required to subscribe in the rights offering?

A.   No.

Q. If I exercise Rights in the rights offering, my I cancel or change my decision?

A. No. Once you have exercised your subscription privileges your exercise may not be revoked.

Q. If the rights offering is not completed, will my subscription payment be refunded to me?

A. Yes. The Subscription and Information Agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the Subscription and Information Agent will return promptly, without interest, all subscription payments.

Q.   What should I do if I have any questions?

A. If you have questions or need assistance, please contact the Subscription and Information Agent at:

     Banks and brokerage firms please call .

For a more complete description of the rights offering, see "The Rights Offering" beginning on page ______.

                               PROSPECTUS SUMMARY

         You should read the entire prospectus, including the financial data and related notes, before making an investment decision. The terms "Bolle," "our" and "we" as used in this prospectus refer to Bolle Inc. and its consolidated subsidiaries, unless we indicate otherwise or the context otherwise requires. The term "Bolle France" refers to Holdings BF, S.A., a subsidiary of Bolle, and its subsidiaries. The term "Bolle America" refers to Bolle America, Inc., which is also a subsidiary of Bolle. "Bolle Australia" refers to Bolle Australia Pty Ltd., which is also a subsidiary of Bolle, and its subsidiaries. Our fiscal year ends on December 31 and any references to a fiscal year refer to the calendar year in which it ended (for example, "fiscal 1999" refers to the 12 months ended December 31, 1999).

                                   THE COMPANY

         Bolle designs, manufactures and markets premium sunglasses, sport shields, goggles and safety and tactical eyewear under the Bolle(R) brand. Our products enjoy worldwide recognition and a high quality image in the sport and active lifestyle markets. We are particularly well-recognized in the skiing, golf, tennis and cycling markets, though we also have a presence in the larger, fashion driven recreational sunglass market. Our safety and tactical business accounts for approximately half of our aggregate unit sales and serves the specialty segment of the safety eyewear market, including laser protection products and military applications.

         Since our formation, we have been developing and executing a unified marketing strategy targeted at promoting Bolle's competitive advantages. We believe that these advantages include:

o    our strong brand name

o    our production and marketing capabilities

o    specialized product offerings

o    our integrated design

o    superior technology

o a well-established network of international distributor in over 40 countries

o    a one-hundred-year long heritage of producing quality products

         In recent years, the retail sunglass market has experienced the emergence of a specific premium market, reflected by increased sales of higher-priced and higher-quality products. We compete in this premium market. Based on available industry data, we believe that sales of premium sunglasses grew from $825 million in 1989 to $1.7 billion in 1998. Factors contributing to this growth include:

o    advancements in product technology;

o    growing demand for specialized sunglasses;

o    increased health concerns; and

o    greater fashion and image consciousness;

all of which encourage consumers to purchase multiple pairs of sunglasses.

         We also compete in the special purpose safety and tactical eyewear market. Factors which may contribute to the future growth of this market include:

o   increasing regulation of safety eyewear;

o   new special purpose applications;

o   advancements in product technology; and

o   growing demand for more style-oriented safety and tactical eyewear products.

         We believe that both our sunglass and safety and tactical eyewear products, with their user-specific characteristics and proven reputation for style and high performance, reflect consumer preferences in their respective markets.

         Our marketing initiatives are designed to promote a consistent brand image. We also sponsor a number of world-class internationally known athletes who wear Bolle(Registered Trademark) products, such as Martina Hingis, Jacque Villeneuve, Picabo Street and Steve Jones, as well as over 1,000 grass-roots athletes.

         We plan to continue emphasizing the technological, stylistic and performance characteristics of our products by focusing on products made for specific sports. We also intend to continue to expand our marketing and sales efforts through our relationship with Sunglass Hut, which has prime store locations, cooperative marketing and chain-wide distribution capabilities.

         Bolle was organized on February 3, 1997 to effect the July 1997 acquisition of Bolle France by Bolle's then parent company, Lumen Technologies, Inc. Our principal subsidiaries are Bolle France, Bolle America and Bolle Australia. We also control several other entities which hold exclusive Bolle(Registered Trademark) brand distribution rights in other key markets throughout the world.

         On March 11, 1998, Lumen distributed its equity interest in Bolle to Lumen's then-current stockholders. The shares distributed in this spinoff were registered with the Securities and Exchange Commission and are listed on Nasdaq under the symbol "BEYE."

         Bolle is incorporated in Delaware. Its principal executive offices are located at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580, and its telephone number is (914) 967-9475.

                               THE RIGHTS OFFERING

Rights................................  We will distribute to each stockholder of record on ______________, 1999, at no
                                        charge, one non-transferable
                                        subscription Right for every two shares
                                        of our common stock then owned. Because
                                        we will not issue fractional Rights, we
                                        will round up to the nearest whole
                                        number the number of Rights we
                                        distribute to each stockholder. For
                                        example, if you own 101 shares of our
                                        common stock, you will receive 51 Rights instead of 50 Rights. The Rights will be evidenced by a non-transferable
                                        Rights certificate.

Basic subscription privilege..........  Each Right will entitle the holder to purchase one share of our common stock
                                        for $___, the per share subscription
                                        price.

Over-subscription privilege...........  Each Rights holder who elects to exercise the basic subscription
                                        privilege in full may also subscribe for additional shares at the same subscription price per share. If an insufficient number of shares is available to fully satisfy the over-subscription privilege requests, the available shares will be distributed pro rata among Rights holders who exercised their over-subscription privilege based on the number of shares each Rights holder subscribed for un Subscription and Information Agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Conditions to the rights offering.....  We will only consummate the rights offering if at least ___% of the total
                                        Rights distributed to our stockholders
                                        are exercised prior to the expiration
                                        date. In addition, we may also terminate the rights offering if at any time before completion of the rights offering the offering is deemed illegal or is otherwise restricted by law. However, we may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur.

Subscription price....................  $___ per share

Record date...........................  ________,   1999.

Expiration date.......................  The Rights will expire, if not exercised, at 5:00 p.m., New York City
                                        time, on 1999, unless we decide to
                                        extend the rights offering until some
                                        later time.

Rights are non-transferable...........  The Rights will be evidenced by non-transferable Rights certificates.
                                        Only you may exercise your Rights. You
                                        may not assign or transfer your Rights.

Procedure for exercising Rights.......  You may exercise your Rights by properly completing and signing your Rights
                                        certificate. You must deliver your
                                        Rights certificate with full payment of
                                        the subscription price to the
                                        Subscription and Information Agent on or
                                        prior to the expiration date. If you use
                                        the mail, we recommend that you use
                                        insured, registered mail, return receipt
                                        requested. If you cannot deliver your
                                        Rights certificate to the Subscription
                                        and Information Agent on time, you may
                                        under "The Rights Offering--Guaranteed
                                        Delivery Procedures" beginning on page
                                        __.

                                        Once you have exercised the basic
                                        subscription privilege or
                                        over-subscription privilege your
                                        exercise may not be revoked. Rights not
                                        exercised prior to the expiration of the rights offering will lose their value.


How Rights holders can exercise
Rights through others.................  If you hold shares of our common stock through a broker, custodian bank or
                                        other nominee, we will ask your broker,
                                        custodian bank or other nominee to
                                        notify you of the rights offering. If
                                        you wish to exercise your Rights, you
                                        will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial owner Election Form custodian bank or other nominee with the other rights offering materials.

How foreign stockholders and
stockholders with APO or FPO
addresses can exercise Rights.........  The Subscription and Information Agent
                                        will mail Rights certificates to you if
                                        you are a stockholder whose address is
                                        outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your Rights, you must notify the Subscription and Information Agent on or prior to 11:00 a.m., New York City time, on ______, 1999, and take all other steps which are necessary to exercise your Rights, on or prior to the date on which these procedures prior to the expiration of the rights offering, your Rights will expire.

Certain United States federal income
tax consequences......................  For United States federal income tax purposes, the receipt of Rights in the
                                        rights offering and the exercise of the
                                        Rights will not cause you to recognize
                                        taxable income, gain, or loss.

Issuance of our common stock..........  We will issue certificates representing shares purchased in the rights offering
                                        as soon as practicable after the
                                        expiration of the rights offering.

No recommendation to rights holders...  We are not making any recommendations as to whether or not you should subscribe
                                        for shares of our common stock. You
                                        should decide whether to subscribe for
                                        shares based upon your own assessment of your best interests.

Nasdaq listing of our common stock....  Our common stock is traded on the Nasdaq
                                        National Market under the symbol "BEYE."
                                        On , 1999, the last trading day prior to our public announcement of the rights offering, the closing price of our common stock on Nasdaq was $___ per share. On ______, 1999, the last trading day before the date of this prospectus, the closing price of our common stock on Nasdaq was $___ per share.

Nasdaq symbol for our common stock....  "BEYE"

Use of proceeds.......................  If at least ___% of the Rights distributed to stockholders are
                                        exercised, the gross proceeds from the
                                        rights offering will be $___ million.
                                        Under the terms of our NationsBank
                                        credit agreement, we are required to use up to $_______ million of the net proceeds to repay borrowings under the credit agreement. Any proceeds not used for this repayment will first be used to redeem our Series B preferred stock, to the extent allowed under the NationsBank credit redemption of our Series B Preferred Stock will be available for general corporate purposes.

Subscription and Information Agent....  National City Bank shall be the
                                        Subscription and Information Agent. For
                                        additional information concerning the
                                        Rights and our common stock, see "The
                                        Rights Offering" and "Description of Our
                                        Capital Stock" below.

Risk factors..........................  An investment in the shares of our common stock is very risky. You should
                                        carefully consider the information set
                                        forth under "Risk Factors" beginning on
                                        page __ and all of the information in
                                        this prospectus before deciding to
                                        exercise your Rights.

                        SUMMARY HISTORICAL FINANCIAL DATA
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

       The following selected historical financial data have been derived from audited and unaudited historical financial statements and should be read in conjunction with our consolidated financial statements included herein. Our results at June 30, 1999 do not necessarily indicate our expected results for 1999.

         Bolle was formed in 1997 to complete Lumen's acquisition of Bolle France and therefore has only one full year of historical activity or financial statements. Bolle America was purchased by Lumen in November 1995 in a pooling of interests transaction. In conjunction with the purchase of Bolle France, Bolle America became a subsidiary of Bolle. Accordingly, for accounting purposes only, Bolle America is treated as the acquirer of Bolle France and therefore the predecessor business for historical financial statement purposes.

                                 SIX MONTHS ENDED JUNE 30,                         YEAR ENDED DECEMBER 31,
                                -------------------------- ----------------------------------------------------------------------
                                    1999           1998          1998(1)     1997(2)(6)     1996(3)      1995(4)       1994(5)
                                ------------- ------------ ------------    ------------- ------------ -------------  ------------
STATEMENT OF OPERATIONS DATA:            (UNAUDITED)

Net sales                           $31,416       $24,476         $52,551       $32,160      $24,425       $24,829      $23,094
Cost of sales                        13,756        11,218          26,304        15,354       12,130        12,181       10,814
                                --------------  -------------   -----------   ------------  -----------   ----------  ------------
Gross profit                         17,660        13,258          26,247        16,806       12,295        12,648       12,280
Selling, general and
 administrative expenses
 (including advertising and
 sponsoring expenses)                16,187        12,416          32,852        16,342       11,374        10,275       8,871
Merger and acquisition
 integration related expenses                                                     3,750                      3,050
Interest expense (income)               811           794           1,555           963         (256)         (302)        316
Write down of intangible assets                                    28,186
Other expense (income)               (1,000)         (919)         (1,284)         (693)        (450)           48        (104)
                                --------------  -------------   -----------   ------------  -----------   ----------  ------------
Income (loss) before income
 taxes and minority interests         1,662           967         (35,062)       (3,556)        1,627         (423)      3,197
Provision for (benefit from)
 income taxes                           647           368          (2,141)        1,099           635          364       1,260
                                --------------  -------------   -----------   ------------  -----------   ----------  ------------
Income (loss) before minority
 interest                             1,015           599         (32,921)       (4,655)          992         (787)      1,937
Minority interests                       (6)           10              70
                                --------------  -------------   -----------   ------------  -----------   ----------  ------------
Net income (loss)                     1,021           589         (32,921)       (4,655)          992         (787)      1,937
Preferred dividends                    (383)         (170)           (598)
                                --------------  -------------   -----------   ------------  -----------   ----------  ------------
Net income (loss) attributable
 to common stock                   $    638          $419        $(33,589)      $(4,655)         $992         $(787)     $1,937
                                ==============  =============   ===========   ============  ===========   ==========  ============
Basic and diluted EPS (7)             $0.09          $.06          $(4.98)       $(0.72)
Basic weighted average
 shares outstanding                   6,895         6,583           6,893         6,469
French Franc per US Dollar
 exchange rate (8)                   6.0313        6.0113          5.8969        5.9843
Australian Dollar per U.S.
 Dollar exchange rate (9)            1.5535        1.5848          1.5891


                                       16


                                      AS OF JUNE 30,                             AS OF DECEMBER 31,
                                --------------------------    -------------------------------------------------------------------
                                    1999           1998          1998(1)     1997(2)(6)     1996(3)      1995(4)       1994(5)
                                ------------- --------------  ------------- ------------ ------------- ------------ -------------
                                       (UNAUDITED)

Working capital (deficiency)        $3,451        $9,736         $ 3,979     $(21,736)       $8,535       $11,395      $12,781
Total assets                        75,835       113,585          82,246        93,897       15,624        16,309       17,549
Long term debt                       2,511         6,677           3,407                                                    57
Convertible debt                     7,000         7,000           7,000
Mandatorily redeemable
 preferred stock                    21,103        20,850          20,724        11,055
Stockholders' equity                   933        39,235           2,693        18,843        9,743        12,770       13,433
French Franc per US Dollar
 exchange rate (8)                  6.3365        6.0625          5.6233        5.9912
US Dollar per Australian Dollar
 exchange rate (9)                  1.4984        1.6679          1.6385

-----------

(1) As of April 1, 1998, we purchased 75% of Bolle Australia. Accordingly, the results of operations for Bolle Australia are included in our historical results from that date.

(2) On July 10, 1997, we acquired Bolle France and related assets in a transaction accounted for as a purchase. Accordingly, the results of operations for Bolle France are included in historical results of operations from that date.

(3) In 1996, we paid a dividend to Lumen (our then current stockholder) of $4,019.

(4) In November 1995, Lumen acquired Bolle America in a transaction accounted for as a pooling of interests. Accordingly, Bolle America is included in all periods presented.

(5) In 1994, Bolle America paid a $50 dividend to its then current shareholders.

(6) Despite the loss before tax of $3,556 we recorded a tax charge of $1,099 primarily due to the creation of a valuation allowance against the entire net tax benefit arising from domestic operations, resulting in a net loss of $4,655.

(7) Basic earnings per share is computed pursuant to SFAS No. 128 "Earnings Per Share", by dividing net earnings or loss available to common stockholders by the weighted average number of outstanding shares of common stock. Diluted earnings per share includes weighted average common stock equivalents outstanding during each year in the denominators, unless the effect is antidilutive. Common stock equivalents consist of the dilutive effect of common shares which may be issued upon exercise of stock options, warrants or conversion of debt. Weighted average shares outstanding at December 31, 1998 assumes the shares issued in connection with our spinoff from Lumen were issued as of the beginning of the year. Weighted average shares outstanding for 1997 assume the shares issued in connection with our spinoff from Lumen were issued for the entire year.

(8) Represents the exchange rates used to translate the results of operations and balance sheet amounts of Bolle France. The exchange rate shown for the actual results of operations for the year ended December 31, 1997 represents the average exchange rate for the six months ended December 31, 1997 used to translate the results of operations of Bolle France included in Bolle's actual results.

(9) Represents the exchange rates used to translate the results of operations and balance sheet amounts of Bolle Australia. The exchange rate shown for actual results of operations for the six months ended June 30, 1998 represents the average exchange rate for the three months ended June 30, 1998 used to translate the results of operations of Bolle Australia included in Bolle's actual results.

                                  RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Our business, financial condition or results of operations could be harmed by any of the following risks. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

         WE MAY BE UNABLE TO SUSTAIN AND MANAGE GROWTH. To sustain and manage our growth effectively, we must continue to implement changes in various aspects of our business at a rapid pace. We must also continuously develop new designs and features, expand our information systems and operations, and train and manage an increasing number of management-level and other employees. If we are unable to manage these changes effectively, our operating results could suffer.

         WE MAY INCUR EXPENSES TO ENSURE THAT ACQUIRED COMPANIES COMPLY WITH APPLICABLE REGULATORY REQUIREMENTS. Prior to its acquisition by Lumen, Bolle France was not in compliance with certain regulatory requirements. Approximately $1,000,000 has been accrued on Bolle France's financial statements to cover costs and expenses which we expect to incur in connection with this reorganization. This financial exposure arises in connection with Bolle's transition from a private company to a publicly-held company. The costs and expenses incurred in bringing Bolle France or other future acquisitions into compliance with applicable regulatory requirements may harm our business, financial condition and results of operations.

         WE DEPEND UPON NEW PRODUCT INTRODUCTIONS. Our success depends upon our timely introduction of products which improve in performance or fashion upon products available in the market. We may not be able to create innovative products and designs which are also popular with customers. In particular, our future success depends upon the following:

         o our continued ability to develop and introduce innovative products;

         o    customer demand for our products;

         o    our production capacity; and

         o the availability of raw materials and critical manufacturing equipment.

         Unfavorable changes in these factors could result in cost increases and/or delays or cancellation of new products or product lines, which may cause our actual results to suffer. In addition, although we seek to protect our products through patents and other proprietary rights, patent protection may not prevent our competitors from offering similar products. As a result of these and other industry factors, we may lose or be unable to increase our market share.

         WE HAVE ASSUMED SOME OF LUMEN'S LIABILITIES. Under the terms of the Contribution Agreement and the Indemnification Agreement we entered into with Lumen in connection with our spinoff from Lumen, we assumed all of Lumen's liabilities prior to the spinoff other than those related to Lumen's ORC Business. We have also agreed to indemnify Lumen against all of Lumen's liabilities prior to the spinoff other than those related to the ORC Business. Potential liabilities which we have assumed and/or against which we will indemnify Lumen pursuant to the Contribution Agreement include:

          o potential liabilities arising in connection with the sale of businesses previously owned by Lumen or its predecessor, Benson Eyecare Corporation, including the merger of Essilor Acquisition Corporation with and into Benson;

          o    the sale of the Foster Grant Group, L.P. by Lumen;

          o    the sale of the Orolite division to Monsanto Company;

          o    environmental liabilities of Lumen;

          o    certain environmental liabilities of Lumen;

          o all obligations and liabilities of Lumen incurred by Lumen in connection with Lumen's purchase of Bolle France; and

          o the remainder of Lumen's liabilities and obligations to the sellers of Bolle France.

If we are required to discharge liabilities pursuant to these arrangements, our business could be harmed.

         WE HAVE A LIMITED OPERATING HISTORY. Bolle was formed on February 3, 1997. The financial statements of Bolle include the results of its subsidiaries, Bolle America, Bolle France and Bolle Australia, which were operated as separate companies for many years. Bolle itself, as a consolidated entity, has a limited operating history upon which you may evaluate its performance. This lack of actual historical financial information may make it difficult for you to evaluate our performance and your investment in the common stock.

         WE MIGHT CONTINUE TO INCUR SIGNIFICANT LOSSES OR IMPAIRMENTS IN LONG TERM ASSET VALUE. During the fourth quarter of 1998, we concluded that certain financial and operational improvements that we anticipated at the time we acquired Bolle France had not been achieved. After careful consideration of the business and market conditions affecting Bolle France, we concluded that an impairment to the value of these assets had occurred. As a result, we wrote down $30.4 million of intangible assets, which were recorded upon the purchase of Bolle France in July 1997. In the future, we may be unable to achieve anticipated operational and financial improvements. Our business may again not perform as expected, and future losses may be incurred.

         WE ARE SUSCEPTIBLE TO CHANGING CONSUMER PREFERENCES. The sunglass industry is subject to rapidly changing consumer preferences. Bolle's sunglasses, particularly its recreational sunglasses, are susceptible to fashion trends. Unanticipated shifts in consumer preferences may adversely affect our sales, resulting in excess inventory and underutilized manufacturing capacity.

We may not be able to address sufficiently unanticipated changes in consumer preferences, which could cause our business to suffer.

         WE FACE HIGHLY COMPETITIVE MARKETS. Both the sunglass and personal safety eyewear markets are highly competitive. Certain companies that engage in these markets have significantly greater financial, distribution and marketing resources than Bolle, and certain of our competitors have significantly greater brand awareness than Bolle in certain important markets.

         Within various niches of the sports segment of the premium eyewear market, we compete with mostly smaller sunglass and goggle companies and a limited number of larger competitors. In order to retain our market share, we must continue to be competitive in the areas of quality, technology, method of distribution, style, brand image, intellectual property protection and customer service. The purchasing decisions of athletes, sports enthusiasts and recreational wearers with respect to high performance eyewear often reflect highly subjective preferences which can be influenced by many factors, including advertising, media, product endorsements, product improvements and changing styles. We could therefore face competition from existing or new competitors that introduce and promote eyewear which is perceived by consumers to offer performance advantages over, or greater aesthetic appeal than, our products. These competitors include established branded consumer products companies that have greater financial and other resources than Bolle. New developments by our competitors may render some or all of our potential products obsolete or non-competitive, which would harm our business.

         We also compete in the broader, recreational segment of the premium sunglass market. This segment is fragmented and highly competitive and is generally more fashion-oriented. A number of established companies compete in this wider market, several of which have greater financial and other resources than we do. This size advantage may enable these competitors to negotiate exclusive supply contracts with certain retailers. In certain geographic markets, such as the U.S., some of our competitors have achieved greater brand awareness among consumers than we have.

         The personal safety eyewear market is also highly fragmented. Competitors range from small manufacturers offering single product lines to a limited number of large competitors offering multiple product lines, some of which have greater financial or other resources than we do. We may not be able to compete successfully against current and future competitors and the competitive pressures we face may harm our financial performance. We have recently entered the safety eyewear business in the U.S. This endeavor may not be successful, which would cause our business to suffer.

         THERE ARE RISKS ASSOCIATED WITH OUR MARKETING STRATEGY. Although we will seek to increase our visibility in the premium sunglass and sport eyewear world markets through significantly increased and focused marketing campaigns, our marketing strategy may be unsuccessful at channeling consumer preferences toward our products. If this were to occur, we would incur substantial additional costs, which could cause our business to suffer.

         WE DEPEND UPON ENDORSEMENT CONTRACTS. As part of our marketing strategy, we have retained a number of world-class athletes to promote our products. We may be unable to attract and retain these and other athletes or personalities to wear or endorse our products. If we were to lose the benefit of our existing endorsement arrangements or were unable to arrange additional endorsements of our products by athletes and/or public personalities on reasonable terms, we could be required to modify our marketing plans. We could be forced to rely more heavily on other forms of advertising and promotion which might be less effective than endorsements.

         WE HAVE FOREIGN CURRENCY EXPOSURE. A substantial amount of our sales are currently invoiced in French Francs and Eurodollars, and we incur operating expenses in France. In addition, we have intercompany and bank borrowings denominated in French Francs. As a result, our operating results are affected by currency fluctuation, particularly between the U.S. dollar and the French Franc and the US dollar and the Eurodollar. Since 1996, the French Franc has been extremely volatile. The Eurodollar has also been volatile since its adoption on January 1, 1999. As our international operations grow, future movements of the exchange rate of the U.S. Dollar against the French Franc, Eurodollar and other currencies may cause our reported results to suffer.

         THERE ARE RISKS RELATING TO OUR INTERNATIONAL SALES. Sales outside the United States accounted for approximately 62% of our net sales for the year ended December 31, 1998. We expect international sales to continue to account for a significant portion of our sales; however, we may be unable to maintain or increase our international sales. Our international business may be harmed by changing economic conditions in foreign countries and fluctuations in currency exchange rates. Our international sales are also subject to risks associated with:

          o    tariff regulations;

          o "local content" laws requiring that certain products contain a specified minimum percentage of domestically-produced components;

          o    political and social instability;

          o    labor stoppages; and

          o    trade restrictions.

         WE HAVE VARIABLE INTEREST RATE EXPOSURE. A substantial amount of our indebtedness is incurred at a variable interest rate under the NationsBank credit agreement. As a result, our operating results could suffer if interest rates were to rise significantly above current levels. Implied interest expense on our convertible notes recognized in Bolle's statement of operations will fluctuate with the market value of the common stock.

         WE RELY ON SUPPLIERS, SUBCONTRACTORS AND DISTRIBUTORS. We rely on a variety of subcontractors in France for the supply of several components of our products and part of our manufacturing process. Although to date we have not experienced any significant difficulty in obtaining these components, shortages could arise in the future. The effect on our business of the loss of those sources or a disruption in their business will depend primarily upon the availability of, and access to, suitable alternative sources. If we lose our sources for lens blanks or metal frames, or suffer any disruption in those sources' business or if they fail to meet our product needs on a timely basis, results of operations could suffer. Precautions that we take may be inadequate, and we may not be able to obtain an alternative source of supplies in a timely manner should it become necessary.

         We rely for a significant part of our business on third parties to ensure the worldwide marketing and distribution of Bolle(R) products. Although to date we have not experienced any significant difficulty in the distribution of our products, our independent distributors may not meet our sales expectations. In addition, we might not be able to maintain or expand our existing distribution network.

         WE RELY ON A MANAGEMENT SERVICES AGREEMENT. Pursuant to a Management Services Agreement with Marlin Holdings, Inc., we pay a $50,000 monthly fee to certain executives of Marlin Holdings who provide Bolle with key management services. The Management Services Agreement has an initial term of four years, and will thereafter be automatically renewed for successive one-year periods until terminated by either party upon ninety days' written notice. If Marlin Holdings terminated the Management Services Agreement before or after its initial term, the loss of the services provided to Bolle under the Management Services Agreement could harm our business.

         WE DEPEND ON KEY PERSONNEL. Our success depends, in substantial part, on the efforts and abilities of Martin E. Franklin, Bolle's Chairman of the Board, Gary Kiedaisch, Bolle's Chief Executive Officer, Ian G. H. Ashken, Bolle's Vice Chairman and Secretary, and Thomas R. Reed, Bolle's Chief Financial Officer. We do not have life insurance policies on our key personnel. The loss of the service of any of these persons could harm our business.

         WE MAY BE UNABLE TO FULLY UPGRADE OUR INFORMATION SYSTEMS BEFORE THE YEAR 2000. We are in the process of upgrading our information systems to adequately support the implementation of our worldwide marketing strategy. This upgrading process will significantly affect many aspects of our business, including our manufacturing, sales and marketing functions, as well as our future growth. We could experience unanticipated delays in the upgrading of our information systems, and the upgrading could significantly disrupt operations. If we are not successful in upgrading our information systems, or if we fail to train our personnel in their use in a timely manner, we could have problems with the delivery of our products. In addition, our ability to access timely and accurate financial and operating information could suffer.

         WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS. We rely in part on patent, trade secret, unfair competition, trade dress, trademark and copyright law to protect our rights to certain aspects of our products, including product designs, proprietary manufacturing processes and technologies, product research and concepts and recognized trademarks. However, pending trademark or patent applications may not generate a registered trademark or patent, and any trademark or patent that is granted may be ineffective in thwarting competition and could be held invalid if subsequently challenged. In addition, the actions we take to protect our proprietary rights may be inadequate to prevent imitation of our products. Our proprietary information could become known to competitors, and we may not be able to meaningfully protect our rights to unpatented proprietary information. Furthermore, other companies may independently develop substantially equivalent or better products that do not infringe on our intellectual property rights. Other companies could assert rights in, and ownership of, our patents and other proprietary rights. Moreover, the laws of certain foreign countries do not protect proprietary rights to the same extent as the laws of the United States.

         If the level of potentially infringing activities by others increases substantially, we might have to significantly increase the resources we devote to protecting our rights. Additionally, an adverse determination in any future litigation could cause us to lose our rights to a particular patent, trademark, copyright or trade secret, and could require us to grant licenses to third parties. Further, an adverse litigation determination could prevent us from manufacturing, selling or using certain aspects of our products or could subject us to substantial liability. Any of these possibilities could have a material adverse effect on our results of operations.

         WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS. We may be subject to product liability claims seeking damages for personal injuries allegedly sustained as a result of defects in our products. A successful product liability claim brought against us could harm our business. This risk is industry-wide, but may be greater for us because of our focus on eyewear products used in activities associated with greater physical risks. These include:

          o    activities requiring the use of safety eyewear;

          o    sports; and

          o    other activities involving special or extreme situations.

         Although we have not been subject to a significant product liability claim to date, the growth of our business in the United States (where litigation is more prevalent) or elsewhere could result in greater exposure to litigation risk.

         THERE ARE SPECIFIC RISKS ASSOCIATED WITH OUR SAFETY AND TACTICAL EYEWEAR BUSINESS. Sales of our safety eyewear products are subject to specific risks, including:

          o    decreases in general employment levels of industrial workers;

          o changes in safety regulations covering industrial workers and in the level of enforcement of such regulations; and

          o changes in regulations reducing the need for and the utility of our products.

In addition, procurement contracts with the defense forces of various countries make up a substantial portion of our sales of tactical eyewear products. These contracts typically include specific termination and modification provisions and are subject to laws and regulations pursuant to which the governmental party is granted significantly greater rights than under regular commercial supply contracts.

         THE SEASONALITY OF OUR BUSINESS LEADS TO QUARTERLY FLUCTUATIONS OF RESULTS. Our business is affected by seasonal consumer buying patterns. Historically, our sales have generally been higher in the period from March to September than during the rest of the year. Our quarterly results of operations have fluctuated and may continue to fluctuate as a result of this pattern, as well as from the timing of the introduction of new products, the mix of product sales and weather patterns.

RISKS RELATING TO OUR COMMON STOCK BEING OFFERED BY THIS PROSPECTUS

         OUR COMMON STOCK HAS A LIMITED TRADING HISTORY, AND OUR STOCK PRICE COULD BE EXTREMELY VOLATILE. Prior to our spinoff from Lumen on March 11, 1998, there was no trading market for our common stock. The stock of new and relatively small issuers in immature or developing markets is frequently subject to sharp increases and decreases in market value. As a result, the trading prices of our common stock could vary significantly over relatively short periods of time. The market price of our common stock may be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations can adversely affect the market price of our common stock. In addition, fluctuations in the market price of our common stock will directly affect the interest expense related to the convertible notes recorded in our statement of operations.

         SHARES ELIGIBLE FOR PUBLIC SALE OR SALES BY SIGNIFICANT STOCKHOLDERS AFTER THIS OFFERING COULD HURT OUR STOCK PRICE. Sales of a substantial number of shares of our common stock in the public market or the prospect of those sales could adversely affect prevailing market prices for our common stock. Of the ________ shares of our common stock outstanding on _________, 1999 after giving full effect to the rights offering, approximately _________ shares are freely tradable without restriction or the requirement of future registration under the Securities Act. All of the remaining _________ shares are eligible for resale pursuant to Rule 144 under the Securities Act subject to manner of sale, volume, notice and information requirements and applicable contractual restrictions.

         Following the expiration in July 2000 of certain contractual restrictions on resale, all the shares of our common stock held by the sellers of Bolle France, or approximately ______% of our common stock outstanding, may legally be sold. Upon the redemption in full of all the outstanding shares of our Series B preferred stock, all the shares of our common stock received by Mr. Franklin pursuant to our spinoff from Lumen, or approximately __% of the total number of shares of our common stock outstanding, will be eligible for sale by Mr. Franklin in accordance with applicable law. The sellers of Bolle France or Mr. Franklin may decide, based upon prevailing market conditions, to dispose of all or a portion of their investment in Bolle after the expiration of applicable restrictions. The future sale of a substantial number of shares of our common stock could cause the market price of our common stock to decline.

         We have registered up to 2,500,000 shares of common stock for issuance upon exercise of options granted to our employees under the Bolle 1998 Stock Incentive Plan. In addition, under the Warrant Agreement dated March 11, 1998 between Bolle and each of the sellers of Bolle France, 663,618 shares of common stock issuable upon exercise of the Bolle warrants are subject to demand registration rights. We have agreed to register these shares for resale under the Securities Act. We may issue options, warrants, and additional stock to raise capital in the future. The exercise of any of these options and warrants may cause the market value of our common stock to decline. The existence of these options and warrants may adversely affect the terms on which we can obtain additional equity financing. To the extent the exercise prices of these options and warrants are less than the net tangible book value of our common stock at the time these options are exercised, you will experience an immediate dilution in the net tangible book value of your investment.

         WE HAVE A RESTRICTED DIVIDEND POLICY. We do not currently intend to declare or pay any dividends on our common stock. Under the terms of the NationsBank credit agreement and our convertible notes, our ability to pay cash dividends on our common stock is restricted. Any other bank revolving credit facility or other indebtedness that we may incur in the future will likely contain similar restrictions. Pursuant to the Indemnification Agreement with Lumen, we are further restricted from paying dividends on shares of common stock unless certain minimum net worth requirements are met until, at the latest, the end of the year 2003. Furthermore, as long as shares of our Series B preferred stock are outstanding, we may not, without the consent of the holders of at least 90% of such shares, declare or pay a dividend or otherwise make a distribution on any security issued by Bolle which is junior to the Series B preferred stock with respect to dividends or upon liquidation, including the Series A preferred stock.

         CERTAIN PROVISIONS OF OUR INDEMNIFICATION AGREEMENT AND OF OUR CHARTER MAY DETER POTENTIAL acquirors. Potential acquirors of Bolle may be deterred by the following:

          o Any future acquiror of Bolle, until as late as 2003, would likely be forced to assume all of our obligations and restrictions under the Indemnification Agreement with Lumen, including significant restrictions on business combinations that we can enter into, and the resulting entity would be required to have a consolidated tangible net worth equal to or greater than that of Bolle prior to the combination;

          o any future acquiror would be required to redeem our Series B preferred stock in full upon a change of control resulting in Bolle's payment in full of all amounts due with respect to the NationsBank credit agreement;

          o We have in excess of 20,000,000 and 125,000 shares of authorized and unissued common stock and preferred stock, respectively, which could be issued to a third party selected by management or used as the basis for a stockholders' rights plan; and

          o the ability of our board of directors to establish the terms and provisions of different series of preferred stock could discourage unsolicited takeover bids from third parties.

         THE MARKET PRICE OF OUR COMMON STOCK MAY BE BELOW THE SUBSCRIPTION PRICE. A subscribing Rights holder may not be able to sell shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price. The election of a Rights holder to exercise Rights in the rights offering is irrevocable. Moreover, until certificates are delivered, subscribing Rights holders may not be able to sell the common stock that they have purchased in the Rights offering. Certificates representing shares of common stock purchased pursuant to the basic subscription privilege will be delivered to subscribers as soon as practicable after the expiration date of the rights offering. Certificates representing shares of common stock purchased pursuant to the oversubscription privilege will be delivered to subscribers as soon as practicable after the expiration date and after all prorations have been effected. No interest will be paid to Rights holders on funds delivered to the Subscription and Information Agent pursuant to the exercise of Rights pending delivery of shares of common stock acquired upon exercise of Rights.

         IF YOU DO NOT EXERCISE YOUR RIGHTS, YOUR OWNERSHIP INTEREST MAY BE DILUTED. If you do not exercise all of your Rights, you may suffer significant dilution of your percentage ownership in Bolle relative to shareholders who exercise their Rights. Immediately after the rights offering, the net tangible book value per share of common stock will significantly decrease. The chart below illustrates the potential dilution that could result immediately after the closing of the rights offering if a shareholder who owns 100,000 shares of common stock fails to exercise its Rights, and other shareholders purchase all _____ remaining shares of common stock sold in the rights offering.

                                                         After the rights     After the rights
                                                        offering assuming    offering assuming
                                                           shareholder          shareholder
                                        Before the          exercises           exercises no
                                     rights offering        all rights             rights
                                     ---------------     ----------------     ----------------
Shares owned by Shareholder              100,000              150,000             100,000
Total Number of Common Shares
 Outstanding                           6,895,329           10,342,994          10,342,994
Shareholder's Percentage Ownership        1.45%               1.45%               0.96%



         Assuming all of the Rights are exercised and based on 6,895,329 shares of common stock outstanding on ___, the consummation of the Rights offering would result in an increase of approximately 3,447,665 shares of common stock.

                               THE RIGHTS OFFERING

THE RIGHTS

         We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is 5:00 p.m., New York City time, on ____ 1999, at no charge, one non-transferable subscription Right for every two shares of our common stock such holder owns. We will round up, to the nearest whole number, the number of Rights we distribute to each stockholder. The Rights will be evidenced by non-transferable Rights certificates. Each Right will allow you to purchase one additional share of our common stock at a price of $____ . If you elect to exercise your basic subscription privilege in full, you may also subscribe, at the subscription price, for additional shares of our common stock under your over-subscription privilege, if there are enough shares available.

NO FRACTIONAL RIGHTS

         We will not issue fractional Rights, but rather will round up any fractional Rights to the nearest whole number. For example, if you own 101 shares of our common stock, you will receive 51 Rights, instead of the 50 Rights you would have received without rounding.

         You may request that the Subscription and Information Agent divide your Rights certificate into parts, for instance, if you are the record holder for a number of beneficial holders of our common stock. However, the Subscription and Information Agent will not divide your Rights certificate so that you would receive any fractional Rights.

EXPIRATION OF THE RIGHTS OFFERING

         You may exercise your subscription privilege at any time before 5:00 p.m., New York City time, on _____ 1999, the expiration date for the rights offering. We may, in our sole discretion, extend the time for exercising the Rights. If you do not exercise your Rights before the expiration date, your unexercised Rights will be null and void. We will not be obligated to honor your exercise of Rights if the Subscription and Information Agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below. We may extend the expiration date by giving oral or written notice to the Subscription and Information Agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

SUBSCRIPTION PRIVILEGES

         Your Rights entitle you to the basic subscription privilege and the oversubscription privilege.

         BASIC SUBSCRIPTION PRIVILEGE. With your basic subscription privilege, you may purchase one share of our common stock per Right, upon delivery of the required documents and payment of the subscription price of $___ per share. You are not required to exercise all of your Rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to you certificates representing the shares which you purchased with your basic subscription privilege as soon as practicable after the rights offering has expired.

         FULL EXERCISE OF BASIC SUBSCRIPTION PRIVILEGE. You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose that you were granted Rights for shares of our common stock which you own individually and shares of our common stock which you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the Rights you own individually, but not with respect to the Rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned Rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

         When you complete the portion of your Rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock which you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

         If you own shares of our common stock through your bank, broker or other nominee holder who will exercise your subscription privilege on your behalf, the bank, broker or other nominee holder will be required to certify to us and the Subscription and Information Agent the following information:

          o    the number of shares held on your behalf on the record date;

          o the number of Rights exercised under your basic subscription privilege;

          o that your basic subscription privilege held in the same capacity has been exercised in full; and

          o the number of shares subscribed for under your over-subscription privilege.

         Your bank, broker or other nominee holder may also disclose to us other information received from you.

         OVER-SUBSCRIPTION PRIVILEGE. In addition to your basic subscription privilege, you may subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the subscription price of $____ per share, before the expiration of the rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and other holders of Rights do not exercise their basic subscription privileges in full.

         PRO RATA ALLOCATION. If there are not enough shares to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares pro rata, after eliminating all fractional shares, among those over-subscribing Rights holders. "Pro rata" means in proportion to the number of shares of our common stock which you and the other Rights holders have purchased by exercising your basic subscription privileges. If there is a pro rata distribution of the remaining shares and you receive a pro rata allocation of a greater number of shares than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privileges.

         RETURN OF EXCESS PAYMENT. If you exercised your over-subscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned by mail without interest or deduction as soon as practicable after the expiration date. We will deliver to you certificates representing the shares which you purchased as soon as practicable after the expiration date and after all pro rata allocations and adjustments have been completed.

CONDITIONS TO THE RIGHTS OFFERING

         We will only consummate the rights offering if at least ___% of the total Rights distributed to our stockholders (including Rights excerised pursuant to the over-subscription privilege) are exercised prior to the expiration of the rights offering (as extended, if applicable). In addition, we may also terminate the rights offering if at any time before completion of the rights offering if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, all rights will expire without value and all subscription payments received by the Subscription and Information Agent will be returned promptly, without interest.

OTHER MATTERS

         We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from Rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the rights offering.

METHOD OF SUBSCRIPTION--EXERCISE OF RIGHTS

         You may exercise your Rights by delivering the following to the Subscription and Information Agent, at or prior to 5:00 p.m., New York City time, on ___ 1999, the date on which the Rights expire:

          o Your properly completed and executed Rights certificate with any required signature guarantees or other supplemental documentation; and

          o Your full subscription price payment for each share subscribed for under your subscription privileges.

METHOD OF PAYMENT

                  Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you are subscribing for by either:

          o Check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the Subscription and Information Agent; or

          o Wire transfer of immediately available funds, to the subscription account maintained by the Subscription and Information Agent at ______ ABA No. _____ further credit to ______ Attention: ______

RECEIPT OF PAYMENT

         Your payment will be considered received by the Subscription and Information Agent only upon:

          o    Clearance of any uncertified check;

          o Receipt by the Subscription and Information Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

          o Receipt of collected funds in the subscription account designated above.

CLEARANCE OF UNCERTIFIED CHECKS

         If you are paying by uncertified personal check, please note that uncertified checks may take at least five (5) business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your Rights.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

         You should deliver your Rights certificate and payment of the subscription price or, if applicable, notice of guaranteed delivery, to the Subscription and Information Agent by one of the methods described below:

         If by mail to:

         If by hand delivery or by overnight courier to:

         You may call the Subscription and Information Agent at 1-800-622-6752.

         Your delivery to an address other than the address set forth above will not constitute valid delivery.

CALCULATION OF RIGHTS EXERCISED

         If you do not indicate the number of Rights being exercised, or do not forward full payment of the total subscription price payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of Rights that may be exercised with the aggregate subscription price payment you delivered to the Subscription and Information Agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

EXERCISING A PORTION OF YOUR RIGHTS

         If you subscribe for fewer than all of the shares of our common stock represented by your Rights certificate, you may receive from the Subscription and Information Agent a new Rights certificate representing your unused Rights.

YOUR FUNDS WILL BE HELD BY THE SUBSCRIPTION AND INFORMATION AGENT UNTIL SHARES OF COMMON STOCK ARE ISSUED

         The Subscription and Information Agent will hold your payment of the subscription price payment in a segregated account with other payments received from other Rights holders until we issue your shares to you.

SIGNATURE GUARANTEE MAY BE REQUIRED

         Your signature on each Rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the Subscription and Information Agent, unless:

          o Your Rights certificate provides that shares are to be delivered to you as record holder of those Rights; or

          o    You are an eligible institution.

NOTICE TO BENEFICIAL HOLDERS

         If you are a broker, a trustee or a depository for securities who holds shares of our common stock for the account of others on _____ 1999, the record date for the rights offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their Rights. You should obtain instructions from the beneficial owner with respect to the Rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate Rights certificates and submit them to the Subscription and Information Agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of Rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for the rights offering, provided that you, as a nominee record holder, make a proper showing to the Subscription and Information Agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your rights offering materials.

BENEFICIAL OWNERS

         If you are a beneficial owner of shares of our common stock or will receive your Rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your Rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise all or part of your Rights for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your Rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate Rights certificate, you should contact the nominee as soon as possible and request that a separate Rights certificate be issued to you.

INSTRUCTIONS FOR COMPLETING YOUR RIGHTS CERTIFICATE

         You should read and follow the instructions accompanying the Rights certificates carefully.

         If you want to exercise your Rights, you should send your Rights certificates with your subscription price payment to the Subscription and Information Agent. Do not send your Rights certificates and subscription price payment to us.

         You are responsible for the method of delivery of your Rights certificates with your subscription price payment to the Subscription and Information Agent. If you send your Rights certificates and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Subscription and Information Agent prior to the time the rights offering expires. Because uncertified personal checks may take at least five (5) business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

DETERMINATIONS REGARDING THE EXERCISE OF YOUR RIGHTS

         We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your Rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your Rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

         Neither we nor the Subscription and Information Agent will be under any duty to notify you of any defect or irregularity in connection with your submission of Rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of Rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of Rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

GUARANTEED DELIVERY PROCEDURES

         If you wish to exercise Rights, but you do not have sufficient time to deliver the Rights certificate evidencing your Rights to the Subscription and Information Agent on or before the time your Rights expire, you may exercise your Rights by the following guaranteed delivery procedures:

          o Deliver your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth above in "--Method of Payment" on page ___ to the Subscription and Information Agent on or prior to the expiration date;

          o Deliver the form entitled "Notice of Guaranteed Delivery", substantially in the form provided with the "Instructions as to Use of Bolle Rights Certificates" distributed with your Rights certificates at or prior to the expiration date; and

          o Deliver the properly completed Rights certificate evidencing your Rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the Subscription and Information Agent within three (3) business days following the date of your Notice of Guaranteed Delivery.

         Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Bolle Rights Certificates, which will be distributed to you with your Rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the Subscription and Information Agent.

         In your Notice of Guaranteed Delivery, you must state:

          o    Your name;

          o The number of Rights represented by your Rights certificates, the number of shares of our common stock you are subscribing for under your basic subscription privilege and the number of shares of our common stock you are subscribing for under your over-subscription privilege, if any; and

          o Your guarantee that you will deliver to the Subscription and Information Agent any Rights certificates evidencing the Rights you are exercising within three (3) business days following the date the Subscription and Information Agent receives your Notice of Guaranteed Delivery.

         You may deliver your Notice of Guaranteed Delivery to the Subscription and Information Agent in the same manner as your Rights certificates at the address set forth above under "--Delivery of Subscription Materials and Payment" on page ______. You may alternatively transmit your Notice of Guaranteed Delivery to the Subscription and Information Agent by facsimile transmission (Telecopy No.: ________ or ______). To confirm facsimile deliveries, you may call ___________.

         The Subscription and Information Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Please call __________ to request any copies of the form of Notice of Guaranteed Delivery. Banks and brokerage firms please call ________ to request any copies of the form of Notice of Guaranteed Delivery.

NON-TRANSFERABILIY OF RIGHTS

         Only you may exercise the Basic Subscription Rights and/or the Oversubscription Rights. You may not assign or transfer the Basic Subscription Rights or the Oversubscription Rights.

QUESTIONS ABOUT EXERCISING RIGHTS

         If you have any questions or require assistance regarding the method of exercising your Rights or requests for additional copies of this prospectus, the Instructions as to the Use of Bolle Rights Certificates or the Notice of Guaranteed Delivery, you should contact the Subscription and

Information Agent at the address and telephone number set forth above under "--Delivery of Subscription Materials and Payment" on page ___.

SUBSCRIPTION AND INFORMATION AGENT

         We have appointed _________ to act as Subscription and Information Agent for the rights offering. We will pay all fees and expenses of the Subscription and Information Agent related to the rights offering and have also agreed to indemnify the Subscription and Information Agent from liabilities which it may incur in connection with the rights offering.

NO REVOCATION

         Once you have exercised your subscription privileges, you may not revoke your exercise. Rights not exercised prior to the expiration date of the rights offering will expire.

SUBSCRIPTION PRICE

         The subscription price is $____ per share. For more information with respect to how the subscription price was determined, see "Questions and Answers About the Rights Offering" and "Risk Factors" included elsewhere in this prospectus.

EXTENSIONS AND TERMINATION

         We may extend the rights offering and the period for exercising your Rights, in our sole discretion. In addition, we may terminate the rights offering at any time prior to the time the rights offering expires.

NO BOARD RECOMMENDATION

         An investment in shares of our common stock must be made according to each investor's evaluation of its own best interests. Our board of directors makes no recommendation to Rights holders regarding whether they should exercise their rights.

FOREIGN AND OTHER STOCKHOLDERS

         Rights certificates will be mailed to Rights holders whose addresses are outside the United States or who have an APO or FPO address. To exercise such Rights, you must notify the Subscription and Information Agent, and take all other steps which are necessary to exercise your Rights on or prior to the expiration date of the rights offering. If the procedures set forth in the preceding sentence are not followed prior to the expiration date, your Rights will expire.

FEDERAL INCOME TAX CONSEQUENCES

         The following summary briefly describes certain federal income tax consequences of the rights offering. This summary is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change. This summary does not discuss all aspects of federal income taxation that may be relevant to you, particularly if you are a type of investor that is subject to special treatment under the federal income tax laws (such as life insurance companies and foreign taxpayers), and does not discuss any aspect of state, local or foreign tax laws.

         The distribution of Rights should not result in taxable income or gain to you for federal income tax purposes. However, no ruling has been or will be requested from the Internal Revenue Service and no assurances can be given that the Internal Revenue Service will agree with our position that the distribution should not result in taxable income or gain to you.

         You will have a zero basis in the Rights, except that a portion of your basis in our common stock will be allocated to the Rights (based on relative fair market values of the common stock and the Rights at the time of the distribution) if (i) you exercise the Rights and (ii) either (A) you elect to make such an allocation or (B) at the time of the distribution the fair market value of the Rights that you receive equals or exceeds 15% of the fair market value the common stock in our company that you hold.

         Upon exercise of the Rights, you will not recognize income, gain, or loss. The basis of common stock acquired upon such exercise will equal the sum of the price paid for such shares and your basis, if any, in the Rights exercised. The holding period for common stock acquired upon exercise of the Rights will begin on the date of exercise.

         If you allow the Rights distributed to you to lapse, you will not recognize any gain or loss, and no adjustment will be made in your basis of the common stock of our Company that you own.

         THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. BECAUSE THE TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, OR EXPIRATION OF RIGHTS OR THE SALE OF SHARES ACQUIRED PURSUANT TO THE EXERCISE OF RIGHTS MAY VARY, WE ENCOURAGE YOU TO CONSULT YOUR OWN PERSONAL TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THIS OFFERING, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

                                 USE OF PROCEEDS

         We will only consummate this rights offering if at least ____% of the Rights distributed to stockholders are exercised. If ____% of the Rights are exercised, the gross proceeds from this rights offering will be $__ million. The proceeds available to us, after payment of approximately $____ of fees and expenses incurred in connection with this rights offering, will be approximately $_____. We intend to use such net proceeds to repay up to $____ of the total amount outstanding under our NationsBank credit agreement (approximately $18 million as of August 5, 1999). This credit agreement provides for a $10 million term loan denominated in French Francs, payments due quarterly over five years, and a revolving line of credit of $16.4 million, including a letter of credit sub-facility of $5 million due March 11, 2001. The interest rate applicable to the facilities is equal to either the Base Rate, the Eurodollar Rate, or the French Franc LIBOR Rate (each as defined in the NationsBank credit agreement), as we may from time to time elect. The Base Rate is generally equal to the sum of (a) the greater of (i) the prime rate as announced from time to time by NationsBank or (ii) the Federal Funds Rate plus one-half percent (0.5%) and (b) a margin ranging form 0% to 1% depending on our satisfaction of certain financial criteria. The Eurodollar Rate is generally equal to the interbank offered rate, as adjusted, to give effect to reserve requirements, plus a margin ranging from 1% to 3%, depending upon our satisfaction of certain financial criteria. The terms of the Credit Agreement require us to maintain certain financial ratios. For the year ended December 31, 1998, the average interest rate on the credit agreement was 6.4%. For the six months ended June 30, 1999, the average interest rate on the credit agreement was 6.5%. See "Business--Credit Agreement." Any proceeds not used for this repayment will first be used to redeem our Series B preferred stock, to the extent allowed under the NationsBank credit agreement. See "Description of Capital Stock--Series B Preferred Stock." We expect to use any remaining net proceeds for general corporate purposes. Our receipt and use of the net proceeds of this rights offering as described above will also allow us to comply with the quantitative maintenance criteria for listing on the Nasdaq National Market

                           PRICE RANGE OF COMMON STOCK

         The common stock has been quoted on Nasdaq under the symbol "BEYE" since March 12, 1998. The following table reflects the high and low sales prices per share of the common stock as reported by Nasdaq.

                                                          HIGH           LOW
                                                          ----           ---
1998
First quarter (from March 12, 1998)....................  $8 1/4        $6 7/16
Second quarter.........................................    $7          $4 7/8
Third quarter.......................................... $5 5/16        $3 5/8
Fourth quarter.........................................  $4 1/8        $1 3/4

1999
First quarter..........................................  $3 3/8       $1 15/16
Second quarter......................................... $3 1/16        $2 1/4

         On _______, 1999, the last reported sales price of the common stock reported on Nasdaq was $_____ per share. As of ________, 1999, there were approximately ___ holders of record of common stock.

                                 DIVIDEND POLICY

         We have not declared or paid any cash dividends on our common stock, although Bolle America, our predecessor for accounting purposes, declared and paid dividends in 1994 and 1996. See "Summary Historical Consolidated Financial and Operating Data," "Selected Financial Data" and the respective notes thereto. We intend to retain future earnings, if any, to finance the development and expansion of our businesses and, therefore, we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. The payment of cash dividends in the future will depend on our earnings, financial condition, capital needs and other factors deemed relevant by the board, including corporate law restrictions on the availability of capital for the payment of dividends, the rights of holders of any series of preferred stock that may hereafter be issued and the limitations, if any, on the payment of dividends under any then-existing credit agreement or other indebtedness. The NationsBank credit agreement and our convertible notes restrict our ability to pay cash dividends on shares of common stock. In addition, we expect that any other bank revolving credit facility or indebtedness, if any, that we may incur would contain similar restrictions. Pursuant to the Indemnification Agreement with Lumen, we are further restricted from paying dividends on shares of common stock, unless certain minimum net worth requirements are met, until at the latest the end of the year 2003. Furthermore, as long as shares of the Series B preferred stock are outstanding, we may not, without the consent of the holders of at least 90% of such shares, declare or pay a dividend or otherwise make a distribution on any security issued by Bolle which is junior to the Series B preferred stock with respect to dividends or upon liquidation, including the Series A preferred stock.

                             SELECTED FINANCIAL DATA

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

         The following selected historical financial data have been derived from audited and unaudited historical financial statements and should be read in conjunction with our consolidated financial statements included herein. Our results at June 30, 1999 do not necessarily indicate our expected results for 1999.

         Bolle was formed in 1997 to complete Lumen's acquisition of Bolle France and therefore has only one full year of historical activity or financial statements. Bolle America was purchased by Lumen in November 1995 in a pooling of interests transaction. In conjunction with the purchase of Bolle France, Bolle America became a subsidiary of Bolle. Accordingly, for accounting purposes only, Bolle America is treated as the acquirer of Bolle France and therefore the predecessor business for historical financial statement purposes.

                                 SIX MONTHS ENDED JUNE 30,                       YEAR ENDED DECEMBER 31,
                                -------------------------- ----------------------------------------------------------------------
                                    1999           1998          1998(1)     1997(2)(6)     1996(3)      1995(4)       1994(5)
                                ------------- ------------ --------------- ------------- ------------ -------------  ------------
STATEMENT OF OPERATIONS DATA:            (UNAUDITED)
Net sales                          $31,416       $24,476         $52,551       $32,160      $24,425       $24,829      $23,094
Cost of sales                       13,756        11,218          26,304        15,354       12,130        12,181       10,814
                                ------------- --------------  ------------- ------------ ------------- ------------ -------------
Gross profit                        17,660        13,258          26,247        16,806       12,295        12,648       12,280
Selling, general and
 administrative expenses
 (including advertising and
 sponsoring expenses)               16,187        12,416          32,852        16,342       11,374        10,275        8,871
Merger and acquisition
 integration related expenses                                                    3,750                     3,050
Interest expense (income)              811           794           1,555           963         (256)        (302)          316
Write down of intangible assets                                   28,186
Other expense (income)              (1,000)         (919)         (1,284)         (693)        (450)          48          (104)
                                ------------- --------------  ------------- ------------ ------------- ------------ -------------
Income (loss) before income
 taxes and minority interests        1,662           967         (35,062)       (3,556)       1,627         (423)        3,197
Provision for (benefit from)
 income taxes                          647           368          (2,141)        1,099          635          364         1,260
                                ------------- --------------  ------------- ------------ ------------- ------------ -------------
Income (loss) before
 minority interests                  1,015           599         (32,921)       (4,655)         992         (787)        1,937
Minority interests                      (6)           10              70
                                ------------- --------------  ------------- ------------ ------------- ------------ -------------
Net income (loss)                    1,021           589         (32,921)       (4,655)         992         (787)        1,937
Preferred dividends                   (383)         (170)           (598)
                                ------------- --------------  ------------- ------------ ------------- ------------ -------------
Net income (loss)
 attributable to common stock     $    638          $419        $(33,589)      $(4,655)        $992        $(787)       $1,937
                                ============= ==============  ============= ============ ============= ============ =============
Basic and diluted EPS (7)            $0.09          $.06          $(4.98)       $(0.72)
Basic weighted average shares
 outstanding                         6,895         6,583           6,893         6,469
French Franc per US Dollar
 exchange rate (8)                  6.0313        6.0113          5.8969        5.9843
Australian Dollar per U.S.
 Dollar exchange rate (9)           1.5535        1.5848          1.5891


                                       39


                                      AS OF JUNE 30,                             AS OF DECEMBER 31,
                                --------------------------    -------------------------------------------------------------------
                                    1999           1998          1998(1)     1997(2)(6)     1996(3)      1995(4)       1994(5)
                                ------------- --------------  ------------  ------------ ------------- ------------ -------------
                                       (UNAUDITED)

Working capital (deficiency)        $3,451        $9,736         $ 3,979      $(21,736)     $8,535        $11,395      $12,781
Total assets                        75,835       113,585          82,246        93,897      15,624         16,309       17,549
Long term debt                       2,511         6,677           3,407                                                    57
Convertible debt                     7,000         7,000           7,000
Mandatorily redeemable
 preferred stock                    21,103        20,850          20,724        11,055
Stockholders' equity                   933        39,235           2,693        18,843       9,743         12,770       13,433
French Franc per US Dollar
 exchange rate (8)                  6.3365        6.0625          5.6233        5.9912
US Dollar per Australian
 Dollar exchange rate (9)           1.4984        1.6679          1.6385

-----------

(1) As of April 1, 1998, we purchased 75% of Bolle Australia. Accordingly, the results of operations for Bolle Australia are included in our historical results from that date.

(2) On July 10, 1997, we acquired Bolle France and related assets in a transaction accounted for as a purchase. Accordingly, the results of operations for Bolle France are included in historical results of operations from that date.

(3) In 1996, we paid a dividend to Lumen (our then current stockholder) of $4,019.

(4) In November 1995, Lumen acquired Bolle America in a transaction accounted for as a pooling of interests. Accordingly, Bolle America is included in all periods presented.

(5) In 1994, Bolle America paid a $50 dividend to its then current shareholders.

(6) Despite the loss before tax of $3,556 we recorded a tax charge of $1,099 primarily due to the creation of a valuation allowance against the entire net tax benefit arising from domestic operations, resulting in a net loss of $4,655.

(7) Basic earnings per share is computed pursuant to SFAS No. 128 "Earnings Per Share", by dividing net earnings or loss available to common stockholders by the weighted average number of outstanding shares of common stock. Diluted earnings per share includes weighted average common stock equivalents outstanding during each year in the denominators, unless the effect is antidilutive. Common stock equivalents consist of the dilutive effect of common shares which may be issued upon exercise of stock options, warrants or conversion of debt. Weighted average shares outstanding at December 31, 1998 assumes the shares issued in connection with our spinoff from Lumen were issued as of the beginning of the year. Weighted average shares outstanding for 1997 assume the shares issued in connection with our spinoff from Lumen were issued for the entire year.

(8) Represents the exchange rates used to translate the results of operations and balance sheet amounts of Bolle France. The exchange rate shown for the actual results of operations for the year ended December 31, 1997 represents the average exchange rate for the six months ended December 31, 1997 used to translate the results of operations of Bolle France included in Bolle's actual results.

(9) Represents the exchange rates used to translate the results of operations and balance sheet amounts of Bolle Australia. The exchange rate shown for actual results of operations for the six months ended June 30, 1998 represents the average exchange rate for the three months ended March 31, 1998 used to translate the results of operations of Bolle Australia included in Bolle's actual results.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

         General

         Bolle was organized on February 3, 1997 in connection with the July 1997 acquisition of Bolle France, the company that owned Bolle(R)'s design and manufacturing operations and certain distribution interests, including the worldwide rights to the Bolle(R) brand. Bolle's principal subsidiaries are Bolle America, Bolle France and Bolle Australia. Lumen acquired Bolle America in November 1995 and contributed Bolle America to Bolle in July 1997. Prior to being acquired by Lumen, Bolle America was a public company. Bolle became a stand-alone publicly-held company on March 11, 1998, as a result of the spinoff by Lumen to its stockholders of all of its equity interest in Bolle.

         Bolle acquired Bolle Australia as of April 1, 1998. Accordingly, only nine months of its results are included in Bolle's consolidated results of operations for the year ended December 31, 1998. As Bolle France was acquired by Bolle on July 10, 1997, only six months of results of operations of Bolle France are included in the results of operations for the year ended December 31, 1997. For the year ended December 31, 1996, only the results of Bolle America with certain Lumen corporate allocations are included in Bolle's results of operations.

         We implemented a global brand management and marketing program in 1998, resulting in increased operating expenses in 1998. We cannot assure you that such increased expenses will result in increased sales or profitability in the future.

         During the fourth quarter of 1998, we concluded that certain significant operations and financial improvements that were anticipated and planned at the time Bolle acquired Bolle France had not been achieved, and we could not predict that such operational improvements would be achieved in the future. As a result, we wrote down $30.4 million of intangible assets which were recorded upon the purchase of Bolle France in July 1997. This write down to the estimated fair market value was the result of our assessment that an impairment had occurred to the value of these assets and careful consideration of the business and market conditions affecting Bolle France. Factors that affected the impairment of the carrying value of Bolle France's intangible assets included:

          o since its acquisition, Bolle France has consistently failed to meet initial projections and subsequent financial forecasts, including our financial expectations at the date of acquisition, and Bolle France's sales have declined by approximately 10% from the date of acquisition through the year ended December 31, 1998;

          o our results have been more significantly impacted by the competitive market conditions in the premium sunglass industry than we anticipated at the time of acquisition;

          o the evolution of Bolle France from a build-to-order, family-owned enterprise to a fully integrated manufacturer supplying sister companies on a timely basis has been more difficult than originally envisioned;

          o we have had difficulties capitalizing on the design expertise and knowledge base in France in order to create successful, technologically advanced, yet cost-effective worldwide collections for each season;

          o our manufacture of safety eyewear has not grown as anticipated primarily due to failed attempts at achieving significant United States distribution; and

          o we have had difficulties realizing the synergies of vertical integration and streamlining our brand image due to the fragmented brand strategies and independent distributor cultures that existed prior to Bolle's purchase of Bolle France. The benefits of vertical integration have not had a significant impact on our operating results, and we cannot predict if such synergies will favorably impact our operations in the future.

         These conditions led to operating results and forecasted future results that were substantially less than we had anticipated at the time of Bolle's acquisition of Bolle France. We have revised our projections and have determined that our projected results would not fully support the future amortization of our goodwill and trademark balances. In accordance with Bolle's policy, we assessed the recoverability of goodwill and trademark using an undiscounted cash flow projection based on the remaining amortization period. Based on this projection, we determined that impairment existed at Bolle France. We then estimated the fair value of this asset at December 31, 1998, which resulted in the write down of the goodwill attributable to Bolle France by $24.1 million and a write-down of $6.3 million relating to the Bolle trademark. These write downs, net of the associated release of $2.2 million of deferred tax liability, resulted in a charge of $28.2 million.

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

         Net sales increased to $31.4 million for the six months ended June 30, 1999 from $24.5 million for the six months ended June 30, 1998, an increase of $6.9 million, or 28.4%. This increase was primarily the result of strong sales of our Action Sport, Snakes, and Metals collections. In addition, the results for the period ending June 30, 1998 include our Australian, Canadian, and United Kingdom operations since their acquisition effective April 1, 1998. Due to seasonality, Australia contributes less to sales during the first and second quarters.

         Gross profit increased to $17.7 million, or 56.2% of net sales, for the six months ended June 30, 1999 from $13.3 million, or 54.2% of net sales, for the six months ended June 30, 1998, an increase of $4.4 million, or 33.2%. Gross profit as a percentage of net sales increased primarily due to a higher proportion of company-owned distributor sales, as well as a change in the sales mix to higher margin product.

         Sales and marketing expenses increased to $7.3 million, or 23.1% of net sales, for the six months ended June 30, 1999 from $5.6 million, or 23.0% of net sales for the six months ended June 30, 1998, an increase of $1.7 million, or 28.8%. The increase in sales and marketing expenses was the result of the addition of the our Australian, Canadian, and United Kingdom acquisitions and related increases in selling expenses.

         General and administrative expenses increased to $7.7 million, or 24.6% of net sales, for the six months ended June 30, 1999 from $5.3 million, or 21.5% of net sales for the six months ended June 30, 1998, an increase of $2.4 million, or 46.5%. The increase in general and administrative expenses was the result of the addition of our Australian, Canadian, and United Kingdom acquisitions, as well as increased personnel costs and related expenses, primarily in Europe.

         Depreciation and amortization expense decreased to $1.2 million for the six months ended June 30, 1999 from $1.5 million for the six months ended June 30, 1998, a decrease of $0.3 million, or 20.2%. The decrease in depreciation and amortization expense is attributable to the write-down of certain intangible assets in the fourth quarter of 1998.

         Interest expense remained relatively constant at $0.8 million for the six months ended June 30, 1999 and $0.8 million for the six months ended June 30, 1998. Interest expense relates primarily to our bank indebtedness.

         Other income increased to $1.0 million for the six months ended June 30, 1999 from $0.9 million for the six months ended June 30, 1998, a decrease of $0.1 million, or 8.8%. Other income consists primarily of foreign exchange gains realized as the French Franc exchange rate weakened against the U.S. Dollar. Additionally, other income in 1998 included equity income from our investment in Eyecare Products, plc., which was sold in the first quarter of this year.

         Our effective tax rate for the first half of 1999 was 39%. For the first half of 1998, the effective tax rate was 38%.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

         Net sales of $52.6 million for the year ended December 31, 1998 represented an increase of $20.4 million from $32.2 million in 1997. The addition of Bolle Australia and Bolle Canada, Inc. sales accounted for approximately half of the increase. The inclusion of French manufacturing sales for the full year in 1998 as opposed to one-half of the year in 1997 accounted for the remainder of the increase. The sales at Bolle America did not increase as compared to 1997.

         We had gross margin of 50% for the year ended December 31, 1998, as compared to 52% for the year ended December 31, 1997. This is the result of decreased distribution margins in North America. During 1998, Bolle America was negatively affected by higher levels of returns than historically experienced; the introduction of the new Bolle(R) logo during 1998 led to increased returns and inventory obsolescence of old logo products.

         General and administrative expenses increased by $6.5 million in 1998 to $16.0 million. This increase is primarily due to the addition of Bolle Australia and Bolle France (for a full year). As a percentage of sales, general and administrative expenses were approximately 30% for both 1998 and 1997.

         Sales and marketing expenses increased from $5.3 million for the year ended December 31, 1997 to $13.7 million for the year ended December 31, 1998. This increase is due in particular to the addition of Bolle Australia in 1998 and a full year of Bolle France results, and Bolle's strategic decision to invest sales and marketing dollars in order to promote the Bolle(R) brand.

         Interest expense increased from $1.0 million for the year ended December 31, 1997 to $1.6 million for the year ended December 31, 1998. This increase was primarily the result of the inclusion of Bolle France and Bolle Australia acquisition debt offset by significantly lower indebtedness following our spinoff from Lumen.

         Other income for the year ended December 31, 1998 consists primarily of $1.0 million of income related to Bolle's investment in Eyecare Products. Bolle agreed to sell its investment in Eyecare Products in December 1998, and this transaction was completed in February 1999, realizing a gain of $37,000. The majority of the proceeds were used to pay down a portion of the term loan of the NationsBank credit agreement. See "Liquidity and Capital Resources" below.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

         Net sales of $32.2 million for the year ended December 31, 1997 represented an increase of $24.4 million from the comparable period in 1996, as a result of the acquisition of Bolle France on July 10, 1997, offset by a decrease in sales in America. Soft conditions in the U.S. market for premium sunglasses contributed to the decrease in sales in America. The United States' largest sunglass specialty retail chain, which had been growing rapidly up until the fourth quarter of 1996, began closing outlets and returning excess inventory at the end of 1996 and throughout 1997, negatively affecting the entire premium sunglass industry. This customer represented 4% of Bolle's sales for the year ended December 31, 1997. While overall retail sales of premium sunglasses continued to grow (though at a slower pace than in prior years), many premium sunglass manufacturers, including Bolle, had overproduced in anticipation of significantly higher sales and took significant returns which eroded profit margins.

         Our gross margin increased from 50% for the year ended December 31, 1996 to 52% for the year ended December 31, 1997, reflecting the higher gross margins achieved as a result of Bolle's integrated manufacturing and distribution operations following the acquisition of Bolle France.

         General and administrative expenses of $9.6 million for the year ended December 31, 1997 increased from $6.1 million for the year ended December 31, 1996, reflecting the acquisition of Bolle France. As a percentage of sales, general and administrative expenses increased from 25% in 1996 to 30% in 1997. This increase resulted from Bolle's change in mix of business following the acquisition of Bolle France.

         Sales and marketing expenses increased $0.4 million in 1997 due to the acquisition of Bolle France. As a percentage of sales, sales and marketing expenses fell from 20% in 1996 to 16% in 1997.

         Acquisition and integration related expenses of $3.75 million in 1997 represent the following expenses incurred in connection with the integration of Bolle France and creation of Bolle:

          o a reserve for the return of product from Bolle's owned and non-owned distributors in conjunction with the redefining and streamlining of Bolle's new product line; and

          o the legal, production and marketing expenses related to the set up of a new logo for Bolle(R) worldwide and the creation of the first worldwide catalog.

         Our interest expense of $1.0 million for the year ended December 31, 1997 reflects the interest expense on the debt incurred to fund the acquisition of Bolle France. In the comparable period in 1996, Bolle's cash on hand generated interest income of $0.3 million.

         As a result of the above factors, pre-tax income decreased to a loss before taxes of $3.6 million in 1997 from income before taxes of $1.6 million in 1996. Excluding the impact of $3.8 million of merger and acquisition integration expenses, income before taxes for 1997 would have been $0.2 million.

         Other income consists of allocated equity income and management fee income from Lumen's investment in Eyecare Products of $0.6 million for the year ended December 31, 1997 and $0.4 million for the year ended December 31, 1996. This income was allocated to Bolle by Lumen. For each of the years ended December 31, 1997 and December 31, 1996 other income also included $0.1 million of foreign exchange transaction gains.

         Bolle recorded a net tax provision of $1.1 million despite the loss before taxes of $3.6 million for the year ended December 31, 1997. A provision was recorded as a result of our establishing a valuation allowance against the entire domestic net deferred tax asset for 1997. The acquisition of Bolle France in 1997 had a significant impact on the tax rate due to higher overall French taxes. In 1996, the effective tax rate was 39%.

LIQUIDITY AND CAPITAL RESOURCES

         Cash provided by operating activities of $1.9 million represents net income in addition to increases in accounts payable and accrued expenses offset by increases in inventory and accounts receivable. Depreciation and amortization for the six months ended June 30, 1999 was $1.2 million compared to $1.5 million for the six months ended June 30, 1998, reflecting the acquisition of Bolle Australia offset by the write-down of certain intangible assets in the fourth quarter of 1998. Proceeds from the sale of assets of $4.9 million consisted primarily of the proceeds from the sale of our investment in Eyecare Products, plc. Such proceeds were used to pay down $3.0 million of the term loan and a portion of the revolver of the NationsBank credit facility. Capital expenditures for the six months ended June 30, 1999 were $1.0 million. These expenditures were primarily attributable to factory improvements and the expansion of the our information technology capabilities. We expect that the credit agreement along with cash from operations will be sufficient to meet our normal operating requirements for the foreseeable future.

IMPORTANT FACTORS RELATING TO FORWARD LOOKING STATEMENTS

         Statements contained herein that relate to our future performance, including, without limitation, statements with respect to our anticipated results for any portion of 1999, shall be deemed forward looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A number of factors affecting our business and operations could cause actual results to differ materially from those contemplated by the forward looking statements. Those factors include, but are not limited to, demand and competition for our products, changes in consumer preferences on fashion trends, and changes in our relationship with our suppliers and other resources. The forward looking statements contained in this prospectus were prepared by management and have not been audited by, examined by, compiled by or subject to agreed-upon procedures by independent accountants, and no third party has independently verified or reviewed such statements. You should consider these facts in evaluating the information and are cautioned not to place undue reliance these forward-looking statements.

YEAR 2000

         We utilize software and related technologies throughout our businesses that may be affected by the Year 2000 problem, which is common to most corporations. We are addressing the effect of the potential Year 2000 problem on all of our critical systems and with all of our critical vendors and customers. Specifically, our critical information systems are Year 2000 compliant. No extra costs were incurred in obtaining this compliance. Bolle France is in the process of implementing its first integrated manufacturing software for which implementation is not yet complete. The system being implemented in France is Year 2000 compliant, and the Year 2000 issues will not affect the current processes in place. Through discussions with vendors and customers, we have determined that no critical business areas will be adversely affected by Year 2000 issues, but we continue to work with our vendors and customers to ensure a smooth transition. Based on the above, no contingency plan is considered necessary and we believe that any costs and risks related to Year 2000 compliance will not have a material adverse impact on our liquidity or financial position.

SEASONALITY AND CYCLICAL RESULTS

         Our sunglass business is seasonal in nature, with the second quarter typically having the highest sales due to the increased demand for sunglasses during that period. The Australian sunglass market is counter-cyclical in comparison to the North American and European sunglass markets and we typically experience higher sunglass sales in the third and fourth quarters. Our goggle business is seasonal in nature with the third quarter having the highest sales due to the increased demand for goggles prior to the ski season. This seasonality is partially offset by safety eyewear sales worldwide.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

         Approximately $9.7 million and $18.5 million of our revenues for the three and six months ended June 30, 1999, respectively, and $66.2 million of our total assets including trademarks, goodwill and other intangibles totaling $34.7 million as of June 30, 1999 were denominated in foreign currencies. Approximately $7.5 million of indebtedness at June 30, 1999 was denominated in French Francs bearing interest at variable rates based upon the French Franc LIBOR rate. We may from time to time enter into forward or option contracts to hedge the related foreign exchange risks. We do not enter into market risk sensitive transactions for trading or speculative purposes.

         Our earnings are affected by changes in short-term interest rates as a result of our entering into a $28 million credit agreement in March 1998. If market interest rates used for determining the interest rate under the credit agreement averaged 2% more during the first six months of 1999, our interest expense would have increased by approximately $330,000 and $751,000, respectively, for the three and six months ended June 30, 1999. These amounts are determined by considering the impact of the hypothetical interest rates on our borrowing cost. These analyses do not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, we would likely take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in our financial structure.

         Our earnings are affected by fluctuations in the value of the U.S. dollar as compared to certain foreign currencies. In particular, our earnings are affected by fluctuations in the French Franc, due to intercompany and bank borrowings denominated in French Francs and the consolidation of French Franc earnings from our manufacturing facility. At June 30, 1999, the result of a uniform 10% strengthening in the value of the dollar relative to the French Franc would have resulted in a decrease in gross profit of approximately $270,000 for the six month period ended June 30, 1999. This calculation assumes that each exchange rate would change in the same direction relative to the U.S. dollar. In addition to the direct effects of changes in exchange rates, which are a changed dollar value of the resulting sales, changes in exchange rates also affect the volume of sales or the foreign currency sales price as competitors' products become more or less attractive. Our sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in a potential change in sales levels or local currency prices.

                                    BUSINESS

OVERVIEW

         Bolle designs, manufactures and markets premium sunglasses and sport shields, goggles and safety and tactical eyewear under the Bolle(R) brand name. Bolle(R) products enjoy worldwide recognition and a high quality image in the sport and active lifestyle markets. These markets include skiing, golf, tennis, and cycling. We also have a growing reputation in the larger, fashion-driven recreational sunglass market. Bolle's safety and tactical business, which accounts for approximately half of Bolle's aggregate unit sales, serves the specialty segment of the safety eyewear market outside of North America, including laser protection products and military applications.

         The creation of Bolle through the combination of Bolle America and Bolle France consolidated into one organization Bolle's ownership of the worldwide rights to the Bolle(R) trademark with its international manufacturing and distribution capabilities. Since our formation, we have been developing and executing a unified marketing strategy targeted at promoting Bolle's competitive advantages. We believe that these advantages include:

          o    our strong brand name;

          o    integrated design;

          o    production and marketing capabilities;

          o    superior technology;

          o    specialized product offerings; and

          o established international distributors in over 40 countries and a one hundred year long heritage of producing quality products.

Bolle has integrated its international distributors into a network through acquisitions, including distributors in all corners of the world.

         In recent years, the retail sunglass market has experienced the emergence of a specific premium market, reflected by increased sales of higher-priced and quality-oriented products. We compete in the premium sunglass market. Based on available industry data, we believe that sales of premium sunglasses grew from $825 million in 1989 to $1.7 billion in 1998. The factors which contribute to the growth of this market include:

          o    advancements in product technology;

          o    growing demand for specialized sunglasses;

          o    increased health concerns; and

          o    greater fashion and image consciousness.

         All of these factors encourage multiple purchases. Bolle also competes in the special purpose safety and tactical eyewear market. Safety and tactical eyewear products may be designed for general or special purpose. The factors which may contribute to the potential growth of this market include:

          o    increasing regulation of safety eyewear;

          o    new special purpose applications;

          o    advancements in product technology; and

          o    growing demand for more style-oriented products.

         We believe that both our sunglass and safety and tactical eyewear products, with their increased, user-specific characteristics, and proven long-standing reputation for style and high performance, are suited to today's consumer preferences in their respective markets.

         We have recently announced the following corporate developments, which constitute a significant start to our growth strategy:

         WORLDWIDE MARKETING INITIATIVE. Bolle has launched a worldwide marketing initiative to promote a consistent brand image. The marketing initiative has done the following:

          o coordinated advertising campaigns in major international and local media and at retail locations;

          o focused on sponsorship of athletes, which attracts international interest; and

          o for the first time, created a single marketing and product brochure for distributors worldwide.

         We plan to emphasize the technological, style and performance characteristics of Bolle(R) products by taking a sport specific approach. In March 1998, Sunglass Hut identified Bolle as one of a select number of preferred vendors. We intend to grow our business with Sunglass Hut through prime store locations, cooperative marketing and chain wide distribution of products.

         SIGNIFICANT ENDORSEMENT ADVERTISING. As part of our strategy of building a unified global marketing program, we have entered into agreements with several world-famous athletes to endorse Bolle products. We have agreements with:

          o Martina Hingis, the youngest number one-ranked player in the history of women's tennis;

          o    Jacques Villeneuve, the 1997 Formula One racing world champion;

          o    Picabo Street, 1998 Olympic Super G gold medalist;

          o    Jean-Luc Cretier, 1998 Olympic downhill gold medalist; and

          o    Steve Jones, winner of the 1996 golf U.S. Open.

         Additionally, Bolle has sponsorship programs with over a thousand athletes worldwide who wear Bolle(R) products in competition.

         EXPANDING THE BOLLE BRAND NAME AND PRODUCT LINE. We have recently teamed with Pebble Beach Apparel to design and market a line of exclusive Bolle(R) tennis and general sports activewear. We also recently teamed with Wesley Jessen VisionCare, the world's leading specialty contact lens developer, manufacturer and marketer, to introduce Competivision(TM) Contact Lens, the second generation of our patented, tennis-specific Competivision technology. Finally, we have entered into an exclusive design and OEM manufacturing agreement with Nike whereby we will provide both propriety technology and the manufacturing capabilities for a new line of goggles for snow sports under the Nike brand name. These initiatives will allow us to capitalize on highly recognizable and reputable brand names, as well as to further expand the Bolle(R) brand name worldwide.

INDUSTRY OVERVIEW

         THE PREMIUM SUNGLASS MARKET

         The sunglass market consists of two main segments, premium and value-priced. The premium market is defined by products with retail price points of $30 and over. The value-priced segment is defined by products with retail price points below $30. Bolle competes in the premium sunglass market. Bolle's premium sunglass business accounts for approximately half of Bolle's aggregate unit sales and 70% of Bolle's total sales. Bolle's main competitors are:

          o    Revo and other associated brands;

          o    Luxottica Spa; and

          o    Oakley, Inc.

         Together, these companies control approximately 60% of the premium market segment and several other companies with smaller market shares. Bolle focuses on the $60 to $110 price range.

         HIGHLY COMPETITIVE MARKET. Within various niches of the sports segment of the premium eyewear market, Bolle competes with mostly smaller sunglass and goggle companies, and a limited number of larger competitors. In order to retain its market share, Bolle must continue to be competitive in the areas of quality, technology, method of distribution, style, brand image, intellectual property protection and customer service. The purchasing decisions of athletes, sports enthusiasts and recreational wearers with respect to high performance eyewear often reflect highly subjective preferences which can be influenced by advertising, media, product endorsements, product improvements and changing styles. Bolle could therefore face competition from existing or new competitors that introduce and promote eyewear which is perceived by consumers to offer performance advantages over, or greater aesthetic appeal than, Bolle's products. These competitors include established branded consumer products companies that have greater financial and other resources than Bolle. New developments by Bolle's competitors could render some or all of Bolle's potential products obsolete or non-competitive.

         Bolle also competes in the broader, recreational segment of the premium sunglass market. This segment is fragmented and highly competitive and is generally more fashion-oriented. A number of established companies compete in this wider market, several of which have greater financial and other resources than Bolle. In certain geographic markets, such as the United States, certain of Bolle's competitors have achieved greater brand awareness among consumers than Bolle.

         The premium sunglass market has been experiencing a period of growth in recent years. The key factors contributing to the continued growth in the premium sunglass market include the following:

         ADVANCEMENTS IN PRODUCT TECHNOLOGY. New products and technologies are continually being introduced to improve the quality and durability of frames and lenses. Advances include:

          o    polycarbonate lenses for better comfort and safety;

          o interchangeable lenses offering multiple styles and functions for a particular frame;

          o    scratch resistant coatings for longer lasting lenses; and

          o anti-reflective coatings to reduce glare and eyestrain, improve visual clarity and cosmetic appeal.

         These innovations are increasing the overall range of products in the market.

         GROWING DEMAND FOR SPECIALIZED SUNGLASSES LEADING TO MULTIPLE PURCHASES. In addition to consumer concern for quality eye protection and the growing importance of sunglasses as a fashion accessory, demand for specialized sunglasses in different sports and activities has grown. This additional customer demand has resulted in more product offerings and greater frequency of purchase by consumers.

         INCREASED HEALTH CONCERNS. Consumer awareness of the harmful effects of ultraviolet rays on the eyes and the overall importance of health concerns have increased. Consumers are more willing to pay more for premium sunglasses believed to provide increased eye protection. Additionally, as the proportion of the population who require corrective eyewear increases, the demand for prescription sunglasses should rise.

         INCREASED FASHION AND IMAGE CONTENT. Sunglasses are increasingly being used as fashion accessories for dress, casual and recreational activities. A number of leading designers, such as Giorgio Armani(R), Calvin Klein(R), Guess(R), Nautica(R) and Polo Ralph Lauren(R), among


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others, are increasing the appeal of their brand names by offering lines of sunglasses. As the emphasis shifts to include function and fashion, the offerings of shapes and colors have been expanded, creating more sunglass choices and resulting in more frequent purchases by customers.

         THE SAFETY AND TACTICAL EYEWEAR MARKET

         Safety and tactical eyewear products are designed for general or special purpose. General purpose safety and tactical eyewear products provide undifferentiated protection against hazards such as flying objects, glare and liquid. Special purpose safety and tactical eyewear products are designed to fit the needs of a particular category of customers in addition to providing the same protection features as general purpose safety and tactical eyewear products. Bolle competes in the special purpose segment of the safety and tactical eyewear market outside of North America. Bolle's main competitors are Bacou, Uvex, Dalloz, Karsburg and a number of Far East manufacturers who have introduced styles similar to those of Bolle. Bolle's safety and tactical business accounts for approximately half of Bolle's aggregate unit sales and 30% of Bolle's total sales. Bolle focuses on the $3 to $25 price point range.

         The key factors which may contribute to the potential growth of the safety and tactical eyewear market include the following:

         INCREASED REGULATION OF SAFETY EYEWEAR. Demand for safety eyewear products is driven by government regulations promulgated by agencies such as the Occupational Safety and Health Administration, the Mine Safety and Health Administration and the National Institute of Occupational Safety and Health. These agencies mandate the use of personal protective eyewear for certain job classifications and work-site environments. Other factors creating requirements for personal safety eyewear products at the workplace include the rising cost of insurance, costs and liabilities relating to worker injury and increased safety awareness.

         NEW SPECIAL PURPOSE APPLICATIONS. Demand for laser eye protection equipment has risen as a result of the generalized use of lasers in manufacturing processes, military operations and for medical treatment. Other special purpose applications which have developed in recent years include protective eyewear for firefighters, sky divers and paratroopers.

         ADVANCEMENTS IN PRODUCT TECHNOLOGY. Technological trends in the industry include a move toward lighter-weight and thinner polycarbonate lenses, specialty application lenses, such as infrared lenses, and increased use of scratch resistant and anti-fog coatings. Consumers prefer lighter and more sophisticated products as more demand for protective eyewear products arises from service industries, schools and hospitals. In 1989, the American National Standards Institute changed the standard pertaining to eye and face protection products. Under the new standard, the evaluation of safety and tactical eyewear products shifted from design to performance based criteria. As a result, producers moved to incorporate more technology in their manufacturing processes to improve product performance.

         DEMAND FOR STYLE-ORIENTED PRODUCTS. Superior style and comfort have led to better user acceptance and desirability. Product users prefer fashionable and comfortable safety and tactical eyewear products. Bolle believes that industrial purchasers are inclined to select functional


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products with these characteristics. As a result, more spectacles and wrap around styles are being developed, as opposed to heavier and bulkier goggles and face shields. Rising demand for a broader variety of lens options, styles and colors is also expected.

OUR BUSINESS STRATEGY

         Since the acquisition of Bolle France, Bolle's operating results have been below expectations. As evidenced by the impairment of $30.4 million of the goodwill and trademarks acquired in the Bolle France transaction, we have been unable to realize the expected advantages from the vertical integration of our businesses. In order to successfully implement a worldwide marketing strategy to expand the Bolle brand, we believe we must capitalize on the following competitive advantages:

         STRONG BRAND NAME. Bolle(R) products enjoy a strong reputation for high performance and style. This reputation is based on the superior technical characteristics of the Bolle(R) frames and lenses. Because famous brand names are known to trigger instant appeal among consumers, Bolle continuously seeks to strengthen consumer perception of the Bolle(R) brand name as representing high quality, technologically advanced and fashionable eyewear products. We believe that the Bolle(R) brand ranks among the five best known brands in the premium sport sunglass market and is especially strong among consumers having an active lifestyle, such as skiers, golfers, tennis players, cyclists, surfers and other sports enthusiasts. Bolle therefore believes it has the ability to lead the market for certain products. For example, Bolle(R) ski goggle models such as Chrono(TM) and Futur(TM) have been recognized by numerous ski and snowboard champions as setting the standard for function and quality. We will continue to pursue our constant search for superior lens technology as well as improved frame quality and design with the objective of achieving increased brand recognition and greater differentiation from its competitors.

         INTEGRATED DESIGN, PRODUCTION AND MARKETING. As a result of its July 1997 acquisition of Bolle France, Bolle owns the production and design capabilities of Bolle France and the worldwide rights to the Bolle(R) brand. We believe that this organization will enable us in the long run to successfully execute a unified worldwide marketing and distribution strategy focused on expanding the Bolle(R) brand through consistent brand image and design innovation. Our international design team oversees the design process from mold creation to the final lens development stage.

         SUPERIOR TECHNOLOGY. Bolle(R) eyewear products incorporate several unique technological features, thus enabling Bolle to differentiate itself from its competitors. These features include:

          o the Bolle(R) hydrated "memory" nylon, a virtually unbreakable material obtained through a proprietary process owned by Bolle;

          o lenses made of polycarbonate, a lighter and more impact resistant material than glass, which provides 100% protection from damaging ultraviolet light;

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

          o proprietary lenses which provide each eye with a separate optical center of focus, which permits the use of wraparound designs providing wide coverage without sacrificing overall optical clarity or introducing distortion; and

          o an interchangeable lens system in Bolle's Vigilante, Parole, Solitary and Dash models using the Breakaway(TM) interchangeable lens technology, which enables consumers to customize the look and function of certain Bolle(R) products by offering different lenses that fit the same frame.

         SPECIALIZED PRODUCT OFFERINGS. The market for premium sunglasses has shown a trend toward consumer preference for sport-specific eyewear. We have therefore chosen to focus our sunglasses and sport glasses based on their use rather than their design, style or other defining criteria. Bolle has a tradition of designing and manufacturing sport-specific eyewear products in cooperation with its sponsored athletes. For example, Bolle has worked with French Olympic ski champions Jean-Claude Killy and, more recently, Luc Alphand to design and continuously improve its ski goggles. In 1992, Bolle was the first to introduce sunglasses with features specifically designed for golf, such as distortion free vision and wraparound design to prevent wind and glare interference. We recently introduced our patented Competivision(TM) lens specifically suited to the needs of tennis players with a high performance selective light filtration system designed to enhance the clarity of yellow tennis balls. Together with Wesley Jessen VisionCare, we are currently developing the Competivision(TM) Contact Lens. With this innovative product, tennis players will have access for the first time to both enhanced performance and comprehensive eye protection on-court in a contact lens with their own prescription.

          EXPANDING THE BOLLE(R) BRAND AND BOLLE PRODUCT LINes. We have recently licensed the Bolle(R) brand to Dynamic Design/SWC Inc., dba Pebble Beach Apparel, to design and market a line of exclusive Bolle(R) tennis and general sports activewear. The distribution channels for this new line will include sports specialty stores, prominent resorts, tennis pro shops and Nordstrom department stores throughout North America. The line will be introduced to the trade in the Fall of 1999 for retail introduction in the Spring of 2000.

         In addition, we have teamed with Wesley Jessen VisionCare, the world's leading specialty contact lens developer, manufacturer and marketer, to introduce Competivision(TM) Contact Lens, the second generation of our patented, tennis-specific Competivision technology, in the Fall of 1999 at the US Open. The product will be available through Wesley Jessen's worldwide distribution channel of optical dispensers. The marketing and packaging materials will use the Bolle(R) and Competivison(TM) brand names. Martina Hingis, a Bolle endorser and one of the world's leading tennis players, has endorsed the Competivision(TM) Contact Lens and used them in competition at the French Open Championship.

         In addition to expanding our own brand name, we have recently teamed with Nike Inc. to provide a line of goggles for snow sports under the Nike brand name. Under an exclusive design and OEM manufacturing agreement with Nike, we will provide both propriety technology and manufacturing capabilities for the new product line. The line will debut with the trade in the Spring of 2000 and will be rolled-out for retail introduction later that year.

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

         WORLDWIDE MARKETING INITIATIVE. Bolle continues to enhance and unify its marketing efforts with the objective of achieving increased recognition of the Bolle(R) brand name around the world. Bolle's worldwide marketing initiative includes a single marketing and product brochure for distributors worldwide, coordinated advertising campaigns in major international and local media and at retail locations, more focused sponsorship of athletes attracting international interest and the unification of Bolle's sport celebrities endorsement program. Bolle's marketing initiative seeks to emphasize through a unified sport-specific approach the technological, style and performance characteristics of Bolle(R) products. Bolle's marketing strategy also includes training retail salespersons to fully understand the specifics of Bolle(R) products and in-store education highlighting the Bolle(R) style and technical features. In March, 1998, Sunglass Hut identified Bolle as one of a select number of preferred vendors. Bolle expects to coordinate future introductions of new Bolle(R) products with its international distributors, such as new motorsports and fishing lines, so as to maximize the benefits which Bolle may derive from its worldwide rights to the Bolle(R) brand and enhance global sales.

         INCREASED USE OF FLEXIBLE MANUFACTURING. Bolle enjoys flexible manufacturing in Oyonnax, France through the use of local subcontractors, while retaining control over manufacturing and all proprietary processes. The use of a number of small local subcontractors enables Bolle to maintain a variable cost structure and minimal inventory levels, as well as to respond quickly to shifting trends in the industry. Bolle will seek to improve the efficiency of this flexible manufacturing process by reducing lead time from design to distribution.

         DEVELOP PRODUCT LINE EXTENSIONS. Bolle has plans to develop product line extensions bearing the Bolle(R) brand. Once the reputation of the Bolle(R) brand as a worldwide leader is established in a particular sport and active lifestyle market, brand extensions have been successful, as shown by Bolle's experience with Bolle Australia, which has developed and carries a successful line of Bolle(R) accessories, representing approximately 30% of our total Australian sales.

         SAFETY AND TACTICAL BUSINESS STRATEGY

         The first range of Bolle safety spectacles and goggles were manufactured in Oyonnax, France in 1950 and the first tactical eyewear products sold by Bolle were motorcycle goggles for the French Ministry of Defense in 1982. Since this time Bolle has established a reputation for high quality, stylish safety eyewear. Style is a key element in the marketing of safety products because it induces personnel to wear the safety eyewear.

         Bolle's strategy is to build on the historical success it has experienced in its strongest safety markets (Australia, France and the UK), and to introduce the safety collection in other markets, particularly in the remainder of Europe and North America. The safety collection has a proven track record of customer acceptance which management believes can be developed in these new markets. Bolle is continually introducing new models into the market and has introduced a prescription line in the UK.

         Tactical products have been sold to military establishments in over 10 countries. A separate tactical and military sales force was established by Bolle in 1998 and the initial response


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at trade shows has been encouraging. The nature of the business is that orders tend to be relatively large, but are infrequent.

PRODUCTS

         GENERAL

         Bolle designs, manufactures and markets a wide variety of premium sunglasses, sport shields, and ski goggles ranging in price between $19 to $180. Products are offered in 3 pricing tiers from $19 to $39 for children's products and entry level ski goggles, $39 to $99 for general and recreational sports sunglasses and goggles and $99 to $180 for high performance and sport-specific sunglasses. Bolle currently offers approximately 80 models of sunglasses, sport shields and goggles in 9 focused collections for a total of approximately 400 separate product offerings. Each year, Bolle attempts to introduce a number of new styles and retire unsuccessful product offerings. Recently introduced Bolle(R) products include new styles within the Action Sport(TM), Snakes(TM), Originals(TM), and Metals collections as well as the introduction of the Tempo(TM), Kids, and Competivision(TM) collections.

         In addition to branded consumer products, Bolle offers a wide variety of private label products, and safety and tactical eyewear including safety glasses and goggles, face shields, laser eye protection devices and other specialized safety and tactical eyewear products.

         Bolle believes that the continued introduction of new and innovative products will be important to its success and that it must continue to respond to changing consumer preferences in the areas of style, function and technological innovation.

         ACTIVE LIFESTYLE FOCUS. Bolle(R) products are designed to meet the needs of active lifestyle consumers. Bolle's products are designed to enhance performance during most athletic endeavors, from recreational activities to hard-core competition, such as skiing, biking, snowboarding, triathlon, surfing, golf, and tennis. Bolle(R) sport shields and goggles are offered for a broad range of sports activities, including road and high-speed sports, squash, racquetball and other high impact sports, windsurfing, rock and ice sports as well as sky diving. Bolle(R) ski goggles are designed to provide performance and protection to persons facing the elements encountered in skiing, snowboarding and other winter sports.

         TECHNOLOGICAL CHARACTERISTICS

         BOLLE(R) FRAMES. Bolle(R) nylon frames are lightweight and virtually unbreakable. Bolle uses a hydrated "memory" nylon, a virtually unbreakable material obtained through a proprietary process owned by Bolle. Bolle uses a proprietary process to treat the nylon material so that it retains moisture. This results in unique and superior performance properties. Bolle nylon frames return to their original shape after a mistreatment. This significantly improves product life. Pigments are incorporated during the manufacturing process and are therefore unalterable. Grylamid frames are used for their light weight and transparent properties. Bolle's metal frames employ state-of-the-art alloys combined with sport functional features such as silicon nose pads, Thermo-Grip(TM) temple tips, and spring hinges, which provide comfort, durability and resiliency.


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

Frames are offered in a variety of colors to satisfy the preferences of both the sport-specific and general eyewear markets.

         BOLLE(R) POLYCARBONATE LENSes. Bolle's primary lens material is polycarbonate, the most impact resistant lens material on the market today. It is twenty times more impact resistant than glass, and it is also three times lighter and maintains exceptional optical quality. Polycarbonate has proven itself in such demanding applications as jet aircraft windshields. Bolle was among the first to incorporate lightweight polycarbonate lenses for use in recreational and sport eyewear. Through internal research and development, Bolle has created a variety of proprietary polycarbonate lenses combining superior impact resistance, glare protection, and optical clarity. One such lens is the Bolle 100(R), which blocks 100% of ultraviolet rays, 100% of infrared rays and the majority of blue light. Consumer opinions indicate that the Bolle(R) 100 lens is one of the most comfortable and protective high contrast lenses on the market today. The performance of this lens is achieved through absorbers molded into the material thereby ensuring a higher level of quality and durability. Most recently, Bolle has introduced the Sandstone(TM) lens which integrates the enhanced performance of polycarbonate with the superior glare protection of polarization. Coupled with superior anti-reflective and hydrophobic coatings, Bolle has created what it believes to be a new generation of sport-specific lenses. Bolle is focusing future research and development activities on the continued innovation of their polycarbonate lenses in such areas as photocromatic, color enhancement and optical design.

         OTHER LENSES. While Bolle's focus is on the continued evolution of polycarbonate as its primary lens material, other materials such as glass are used where impact resistance is not critical. Bolle's most technologically advanced glass lens incorporates color enhancement, polarization, and hydrophobic and anti-reflective coatings.

         OPTIONAL FEATURES. Bolle offers an interchangeable lens system in its Vigilante(TM), Parole(TM), Solitary(TM), and Dash(TM) models which encompass the Breakaway(TM) collection. This enables consumers to customize the style and function by adapting different lenses to the same frame. Also offered with many Bolle(R) products is a patented Sport Optical System(TM), which Bolle has designed to satisfy the needs of an increasing number of its customers requiring sport glasses with corrective lenses. In addition, Bolle offers anti-scratch and anti-fog coatings which have been created from proprietary coatings first developed in 1973.

         SAFETY AND TACTICAL PRODUCTS

         Bolle carries a line of approximately 50 safety and tactical styles and produces customer specific designs for special purpose applications. The products feature Bolle's proprietary "memory" nylon frames and carboglass(TM) lenses, manufactured of high impact, quartz coated, scratch resistant polycarbonate. The Bolle(R) safety spectacle range provides style, function, and comfort using advanced technology and materials. As well as manufacturing safety glasses for standard industrial requirements, Bolle specializes in specific application eyewear such as laser glasses, chemical splash protection and military approved products. Throughout Bolle's history, a number of the technologies developed for safety and tactical products have proven viable for use within the consumer sunglass and goggle collections. Bolle believes that its participation in the


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tactical and safety eyewear markets has a significant positive impact on its consumer products by allowing it to identify and commercialize advanced technologies ahead of its competition.

ADVERTISING AND MARKETING

         With the consolidation of production and design capabilities and the rights to the Bolle name under one worldwide umbrella organization, Bolle has begun to create and execute a unified worldwide marketing strategy. For the first time in Bolle's history there is a single worldwide product line around which to build a consistent brand strategy. This has enabled Bolle to create catalogs, brochures and other sales materials, along with materials that are presented where Bolle(R) products are sold that focus on consistent models and technological features.

         Bolle has been recognized for the innovation of its sport-specific eyewear. Golf and tennis represent two channels of distribution for Bolle. These sports have traditionally not had a significant eyewear presence. As the medical effects of long-term exposure to UV rays have received increased attention, the need for well-designed eyewear with specific technical features that can be used at the highest levels of the sport has become apparent. Bolle's innovations in high contrast colors, polarization, interchangeable lenses, etc. has enabled Bolle to position itself as a leader. Golf will continue to grow as specialty pro shops recognize golf eyewear as a necessity for performance and protection.

         The introduction of Bolle's patented tennis eyewear, Competivision, demonstrates Bolle's commitment to sport specific eyewear. Named Tennis Product of the Year by Tennis Week Competition, it is expected to open up a completely new channel of distribution, namely the tennis pro specialty shop. We expect to expand Bolle 's presence in specialty and general sporting good stores and optical outlets should be expanded. We also intend to broaden Bolle's exposure at premier sporting events we expect to sponsor such as the French Open, The Lipton Championships and the US Open tennis tournaments. These events also represent opportunity for on site retail sales with key retail partners like Sunglass Hut to help bolster Bolle's position as a key vendor. They also present an opportunity to showcase Bolle's expanding roster of world class athlete endorsers, such as Martina Hingis.

In addition to key endorsers such as:

          o    Martina Hingis,

          o    Olympic gold medalists Jean Luc Cretier and Picabo Street,

          o    World Cup champion Luc Alphand, and

          o    Formula I champion Jacques Villeneuve,

Bolle has recently added additional athletes such as:

          o    #2 world ranked slalom skier Kristina Koznick,

          o    World Snowboard Champions Kevin and Brian Delaney,

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

          o    World Champion wakeboarder Hunter Brown, and

          o    World renowned free climber Todd Skinner.

We also expect to remain involved in other major event and organization sponsorship such as:

          o    the World Alpine Championships in Vail, Colorado,

          o    the Tour de France,

          o    the Bob Hope Desert Classic,

          o    The US Ski Team,

          o    Team Mercury pro cycling, and

          o    the United States Professional Tennis Association.

We expect our recent distribution agreement with Reusch ski/snowboard gloves and mittens for North America to provide additional leverage for the Bolle(R) brand with US Ski Team organization, ski and snowboard athletes, on hill professionals and winter sports retailers.

         We believe that the Bolle brand will gain increased recognition and distinction due to a number of factors, including:

          o the combination of sport-specific eyewear products with innovative technological features,

          o    high-visibility endorsers and event sponsorships, and

          o    unified advertising campaigns and materials.

         We are hopeful that this increased recognition will create demand at both the retail and consumer level. We anticipate reinforcing this increased recognition by engaging in grassroots efforts in each sport channel of distribution by meeting with store employees, teaching and professional organizations and by coordinating local and regional athletic events.

DESIGN AND PRODUCTION

         DESIGN. Bolle employs a four person design team in Oyonnax and maintains relationships with a variety of design agencies around the world under the supervision of Mr. Aaron Markovitz and Mr. Maurice Bolle. Mr. Maurice Bolle designed the famous cat eye sunglass in the 1950's. The Bolle design team oversees the entire design process, from the creation of the first prototype to the final production tooling. The team is also responsible for overseeing the successful implementation of all aspects of product specifications including lens, case and packaging. Approximately 20 new molds are designed each year supporting our core business including sunglasses, safety products, ski goggles and tactical eyewear. Bolle currently houses a library of approximately 700 molds. The molds for each Bolle design have been inventoried in a warehouse


                                       59
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at our facilities in Oyonnax, France. We believe that we maintain the capability to produce over 97% of the products represented by our mold inventory.

         PRODUCTION. Although Bolle has outsourced the completion of a substantial number of steps in the process it uses to manufacture its products, Bolle still closely oversees the activities of its subcontractors. This enables Bolle to retain control over the entire assembly process that leads to any finished Bolle(R) product. The majority of the subcontractors of Bolle are located in the immediate vicinity of Bolle's facilities in Oyonnax, France and the manufacturing of Bolle(R) products is their primary activity. Bolle has not entered into binding agreements with its subcontractors and has not subcontracted the production of items involving proprietary processes. However, we believe that our history of good relations with our subcontractors and the close proximity of these subcontractors to our operations provides a conducive environment for continued good business relations. We believe our arrangements with subcontractors enable us to maintain a variable cost structure and minimal inventory levels, as well as to respond quickly to shifting trends in the industry.

         Products manufactured entirely by Bolle include those made pursuant to orders that are not large enough to warrant subcontractor production, or which require the utilization of certain molds which do not fit the machine specifications of subcontractors or which correspond to new or specific design requirements, such as hard eyewear cases or certain eyeglass frames which feature a wire-reinforced temple. Bolle also participates in original equipment manufacturing for other manufacturers of premium-priced eyewear at its manufacturing facility. Although such arrangements do not represent a significant portion of our business, We believe the manufacturing of these products shows its continued reputation as a quality producer of high performance eyewear.

SUPPLIERS

         RAW MATERIALS. Bolle generally obtains the raw materials required for use in eyewear production, such as polycarbonate and nylon, from distributors of such materials and occasionally directly from suppliers. Bolle is not dependent on any one source for supply of such materials and has not in the past had, and does not expect in the future to have, difficulty in obtaining these materials. These materials are generally available from a number of U.S. and international suppliers.

         METAL FRAMES. Bolle has participated in the metal sunglasses market for four seasons and is currently developing a more comprehensive metal collection. Metals represent 50% of the total sunglass market, a significant opportunity for the Bolle brand. In an effort to establish a more viable metals collection consistent with the strategy of the brand, a joint development project has been initiated with Pina Farrina design, Jacques Villeneuve, the World Champion Formula I driver, and a premium Italian frame manufacturer.

COMPETITION

         Bolle faces intense competition in the premium sunglasses and ski goggle business. The premium sunglasses industry is dominated by two large competitors, Luxottica and Oakley, with a


                                       60
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combined share of the U.S. premium sunglass market estimated at approximately
60%. The rest of the market is fragmented, with numerous small competitors. Bolle competes with a number of manufacturers, importers and distributors whose brand names may enjoy greater brand recognition than that of Bolle(R). The principal methods of competition are style, product performance, price and brand recognition. Most competitors of Bolle offer a portfolio of brands, as opposed to focusing exclusively on one brand, as does Bolle and Oakley. In addition, Bolle faces intense competition in the safety and tactical eyewear market, including competition from Bacou, Uvex, Dalloz, Karsburg and a number of Far East manufacturers who have introduced styles similar to those of Bolle. Competition in safety and tactical eyewear is based on quality, price, reputation and technological features.

Companies active in Bolle's industry must respond simultaneously to changes in fashion and technology, yet maintain inexpensive and rapid production in order to remain competitive. Moreover, changing economic conditions and regulatory policies complicate such companies' ability to address all factors effectively. Consequently, these companies attempt to reduce the impact of these variables through reliance on name brands and images. Consumers' purchasing decisions are often the result of highly subjective preferences which can be influenced by many factors, including, advertising, media, promotions and product endorsements. We believe that our competitive advantages include:

          o    our brand name recognition;

          o    product quality;

          o    product performance;

          o    leading edge styling;

          o    integrated design, production and marketing;

          o    superior technology and technological innovation;

          o    specialized product offerings;

          o    competitive pricing; and

          o    international distribution networks.

         We also believe that we have a competitive advantage because of our right to market Bolle(R) products in the United States through multiple retail distribution channels, including general and specialty sporting goods stores and optometrists, ophthalmologists and opticians.

         The intense competition in the premium sunglass and ski goggle business has contributed to Bolle's disappointing operating results in 1998. We believe our future success will depend upon our ability to remain competitive in our product areas. With several of our competitors having greater financial, research and development, manufacturing and marketing experience and resources than we do, we face substantial long-term competition.

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CUSTOMERS

         The distributors owned by Bolle are not dependent upon a single customer or a few customers. None of Bolle's customers accounted for more than 10% of Bolle's consolidated revenues in 1998.

QUALITY CONTROL AND PRODUCT IMPROVEMENT

         Bolle(R) products are subject to stringent quality control requirements. At every step of the production process, each piece of a product is inspected by hand before moving to the next level of production. We estimate that each unit of eyewear undergoes a minimum of four quality control inspections before it leaves the facility. Technicians test random samples from the manufacturing facility and from subcontractors to check for durability and other production specifications. Product improvements are continually developed in Bolle's testing laboratory. For instance, Bolle tests the fit of its sport and safety goggles by using a machine which agitates particles in the air and measures the amount of particles which pass through the edges of the product. Bolle's testing laboratory meets all British, German and U.S. national standards for testing. High velocity and radiation testing are conducted regularly. Laser coating units and spectrophotometers add to Bolle's ability to produce superior products.

SALES AND DISTRIBUTION

         Bolle sells its products through a worldwide network of both affiliated and independent wholesale distributors in over 40 countries, which in turn distribute Bolle(R) products to retail outlets. Information regarding the sales, operating profit or loss and identifiable assets attributable to Bolle's U.S. and foreign operations for the year ended December 31, 1998 is set forth in Note 15 to Bolle's Consolidated Financial Statements. During 1998, 38% of total sales were in North America, 45% of sales were in Europe, 17% of sales were in Australia and Asia.

         In the United States, Bolle sells its products through a nationwide network of approximately 200 independent sales representatives and distributors to over 10,000 accounts, which include general and specialty sporting good stores, opticians, ophthalmologists and optometrists, golf pro shops, retail sunglass stores and mail order catalog companies.

         Bolle America has signed a 5-year distribution agreement with Reusch of Germany, a premium sports glove company.

         Bolle's retail products distribution operations are designed to meet the individual inventory and service requirements of its customers. Products are shipped in a variety of volumes, ranging from full truck loads, to small orders, to pre-stocked displays. Most orders are shipped by ground service via common carriers to either a customer's distribution center or directly to the customer's retail location. Bolle believes that its operations are capable of meeting a customer's individual service needs.

SEASONALITY

         Our sunglass business is seasonal in nature, with the second quarter typically having the highest sales due to the increased demand for sunglasses during that period. The Australian sunglass market is counter-cyclical in comparison to the North American and European sunglass markets and we typically experience higher sunglass sales in the third and fourth quarters. Our goggle business is seasonal in nature with the third quarter having the highest sales due to the increased demand for goggles prior to the ski season. This seasonality is partially offset by safety eyewear sales worldwide.

CREDIT AGREEMENT

         On March 11, 1998, we entered into the NationsBank credit agreement in which the lenders and NationsBank, N.A., as agent agreed to make the following available to us:

          o a term loan facility denominated in French Francs of FF61,290,000 ($10,000,000 at the time of drawdown) for a term of five years;

          o a revolving credit facility denominated in U.S. dollars or French Francs, at Bolle's option, of up to $18,000,000 for a term of three years; and

          o a letter of credit facility of up to $5,000,000 for a term of three years, provided that no letter of credit need be issued if the aggregate sum of all drawdowns under the letter of credit facility and revolving credit facility exceeds $18,000,000.

         We may use borrowings under the credit agreement for working capital to finance capital expenditures permitted under the credit agreement to refinance certain existing indebtedness, and for other miscellaneous corporate purposes. We, NationsBank and the lenders entered into Amendment No. 1 to the Credit Agreement on May 29, 1998 for the purpose of amending the Credit Agreement to permit the issuance of our convertible notes and the optional redemption, repayment or conversion of the notes, as contemplated by the Convertible Note Purchase Agreement. As of December 31, 1998, the Credit Agreement was further amended. The amendment changed the requirements of certain financial covenants and required that $3 million of the proceeds from the sale of Eyecare Products, PLC be used to pay down part of the term facility.

         Interest accrues on borrowings outstanding under the term loan facility and on French Franc borrowings outstanding under the revolving credit facility at a variable rate, which is based on the London Interbank Offered Rate ("LIBOR") for French Francs, currently approximately 5.6%. Interest accrues on dollar borrowings outstanding under the revolving credit facility at either, at Bolle's option, (i) a variable rate based on the greater of (x) NationsBank's prime rate or (y) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, or (ii) a fixed rate, based on LIBOR for U.S. Dollars.

         Bolle and each domestic subsidiary of Bolle executed, among other documents:

          o a Second Amended and Restated Guaranty Agreement dated as of March 11, 1998 for the benefit of lenders, guaranteeing the payment of the obligations of Bolle to the lenders under the credit agreement,

          o a Second Amended and Restated Security Agreement dated as of March 11, 1998, granting to the lenders a security interest in, among other things, their inventory, receivables, equipment, contracts and all general intangibles as security for payment of the obligations, and

          o a Second Amended and Restated Intellectual Property Security Agreement dated as of March 11, 1998, granting to the lenders, among other things, a security interest in material intellectual property, as security for payment of the obligations.

         Additionally, pursuant to the terms of a Stock Pledge Agreement dated as of March 11, 1998, entered into by Bolle and certain of its subsidiaries, Bolle pledged to NationsBank 100% of the capital stock of Bolle's domestic subsidiaries owned by Bolle; 65% of the voting stock and 100% of the non-voting common stock owned by Bolle of any direct foreign subsidiaries of Bolle acquired or created after March 11, 1998, and 100% of the capital stock owned on March 11, 1998 by Bolle of any foreign subsidiary of Bolle, to the extent that such pledge would not result in adverse material tax consequences for Bolle.

         Pursuant to and subject to the terms of the credit agreement, as amended, Bolle may borrow under the revolving credit facility until March 11, 2001, at which time the revolving credit facility terminates and all amounts outstanding thereunder become due and payable. The term loan facility is subject to repayment in accordance with the schedule set forth in the credit agreement, as amended, with the final payment of all amounts outstanding, together with accrued interest thereon, being due and payable on March 11, 2003. The credit agreement, as amended, also requires Bolle to make certain mandatory prepayments and allows Bolle to make optional prepayments.

         The amended credit agreement states that Bolle is subject to certain covenants, including, without limitation, restrictions on:

          o    the incurrence of additional indebtedness;

          o    the creation of liens on Bolle's property or assets;

          o future acquisitions and mergers, except for the acquisition of Bolle Australia;

          o    the payment of dividends, redemptions or distributions; and

          o    a change of control.

         Bolle is also required to maintain, among other things, certain minimum consolidated fixed charge ratios, certain consolidated leverage ratios and consolidated net worth in accordance with the provisions of the amended credit agreement.

REGULATION

         Bolle has been specifically certified by appropriate industry and governmental authorities to manufacture sunglasses, sport products and industrial protection products as well as laser protection products and eyewear produced for specific military orders.

INTELLECTUAL PROPERTY

         Bolle, directly or indirectly, owns the exclusive right to a number of registered trademarks in the United States and other countries, including Bolle(R) for eyewear, clothing and bags; Bolle PC(R); CHRONOSHIELD(R); MICRO EDGE(R); Bolle EYEZONE(R); EYEZONE DESIGN(R); PUT 'EM ON YOUR FACE(R) for clothing and eyewear; EAGLE VISION(R) and EAGLE VISION(R) design for clothing and eyewear; TACTICAL(R); bf(R); MAURICE BOLLE(R); CARBO GLAS(R); AQUASHIELD(R); SNAKE(R) design and more recently b(R) design; THERMO-GRIP(R); SANDSTONE(R) and XENO(R). Bolle also has applications pending to register a number of additional trademarks, including BREAKAWAY(TM), EQUALIZER(TM); BOLLE POSITIONING SYSTEM(TM); BPS(TM); FLO-TECH(TM); FOKKER(TM); HEADSET(TM); M2(TM); ORVET(TM); RE-CENTERED(TM); SERPENT(TM); SPEED READ(TM); VERMILLON(TM); Bolle ATTACK(TM) and COMPETIVISION(TM).

         Bolle has a number of design and utility patents registered in the United States and other countries. The US patents have expiration dates ranging from 2001 to 2017. Some of the patents are subject to maintenance fees to maintain their registration. The patents are intended to protect the unique design and functional characteristics of Bolle products from duplication by competitors. Most recently, design patents for DASH and VIGILANTE were issued on September 8, 1998 and September 15, 1998. BREAKAWAY and NAJA design patents on January 13, 1998 and March 3, 1998.

EMPLOYEES

         As of December 31, 1998, Bolle had approximately 292 employees, approximately half of which were assigned to Bolle's design, production and distribution operations in France. The remainder are assigned to its distribution operations in the United States and other parts of the world. None of Bolle's employees working in the United States are subject to a collective bargaining agreement. Employees of Bolle working in France are subject to the provisions of the French Labor Code and a collective bargaining agreement. Bolle considers its relations with its employees in the United States and France to be satisfactory.

ENVIRONMENTAL REGULATION

         Compliance with environmental laws and regulation has not had a material effect on Bolle's earnings to date and is not expected to have a significant effect in the future, nor has Bolle been required to undertake significant capital expenditures to meet environmental regulations. Manufacturing operations managed by corporations in which Bolle has an interest are subject to regulation by various federal, state and local agencies and foreign governmental authorities concerned with environmental control. We believe that at this time compliance with such environmental laws and regulations will not have a material adverse effect upon Bolle capital expenditures, earnings or competitive position.

PROPERTIES

         As of December 31, 1998, the locations of Bolle's principal facilities are as follows:

                                                                          APPROXIMATE
             LOCATION                      PRINCIPAL USE(S)              SQUARE FOOTAGE
---------------------------------------------------------------------------------------
Oyonnax, France          Manufacturing plant, design center, warehouse       90,000
                         and office space
Wheat Ridge, Colorado    Warehouse and office space                          36,000
Melbourne, Australia     Warehouse and office space                          16,700


         Bolle's main manufacturing facility in France is approximately 90,000 square feet, located just outside Oyonnax, France. This facility houses the majority of the manufacturing activities of Bolle as well as the quality control aspects, management, accounting. and design. Bolle recently relocated its warehouse and office space in the U.S. to Wheat Ridge, Colorado. The new facilities have an approximate square footage of 36,000.

Bolle owns all of its manufacturing facilities in France. Bolle leases its Wheat Ridge facilities, which are located in the Denver metropolitan area. The lease expires in 2005, with an option to extend for an additional three year term. Bolle also leases its facilities in Melbourne, Australia under a lease which expires in 2000.

LEGAL PROCEEDINGS

         While Bolle is engaged in routine litigation incidental to its business, we believe that there are no material pending legal proceedings to which Bolle is a party or to which any of its property is the subject. In connection with our spinoff from Lumen, we have agreed to indemnify Lumen against liabilities which may arise from certain pending litigation. We do not believe that any of such pending litigation constitutes material legal proceedings for Bolle.

                                                    MANAGEMENT

                  The following table sets forth the names, ages and positions of our executive officers and members of our Board of Directors. Their respective backgrounds are described following the table.

NAME                                   AGE   POSITION
----                                   ---   --------
Martin E. Franklin(1)(2)............    34   Chairman of the Board of Directors
Gary A. Kiedaisch(1)................    52   President, Chief Executive Officer and Director
Ian G. H. Ashken(1)(2)..............    38   Vice Chairman, Secretary and Director
Thomas R. Reed......................    38   Chief Financial Officer and Assistant Secretary
Franck Bolle(1).....................    41   Director
Patricia Bolle Passaquay(1).........    42   Director
David L. Moore(2)(3)(4).............    43   Director
David S. Moross(3)(4)...............    40   Director

---------------------
(1)      Member of Executive Committee
(2)      Member of Nominating Committee
(3)      Member of Audit Committee
(4)      Member of Compensation/Stock Option Committee

         Our directors are elected at each annual meeting of stockholders. The next annual meeting of stockholders is scheduled for June 2000. All of the officers identified above serve at the discretion of our board of directors. Other than Franck Bolle and Patricia Bolle Passaquay, who are cousins, there are no family relationships between any persons identified above.

         We have established an Audit Committee which reviews the services provided by our independent auditors, consults with the independent auditors on audits and proposed audits of the company and reviews the need for internal auditing procedures and the adequacy of internal controls; a Compensation Committee which determines executive compensation and stock option awards; an Executive Committee which exercises, to the maximum extent permitted by law, all powers of the board of directors between board meetings, except those functions assigned to specific committees; and a Nominating Committee which selects nominees for election as members of the board of directors. The board of directors may establish additional committees from time to time.

         The following are brief biographies of persons identified above.

         Martin E. Franklin was elected Chairman of the Board of Directors of Bolle in February 1997. Mr. Franklin has been Chairman and Chief Executive Officer of Marlin Holdings, Inc., the general partner of Marlin Capital, L.P., a private investment partnership since October 1996. From May 1996 until March 1998, Mr. Franklin served as Chairman and Chief Executive Officer of Lumen Technologies, Inc., a NYSE Company, and served as Executive Chairman from March 1998 until December 1998. Mr. Franklin was Chairman of the Board and Chief Executive Officer of Lumen's predecessor, Benson Eyecare Corporation from October 1992 to May 1996 and

President from November 1993 until May 1996. Mr.
Franklin was non-executive Chairman and a director of Eyecare Products plc, a London Stock Exchange Company, from December 1993 until February 1999. In addition, Mr. Franklin has served as a director of Specialty Catalog Corp., a NASDAQ National Exchange listed company, since 1994 and as a director of Corporate Express, Inc., a NASDAQ National Exchange listed company since 1998. Mr. Franklin also serves on the boards of a number of privately held companies and charitable organizations. Mr. Franklin received a B.A. in Political Science from the University of Pennsylvania in 1986.

         Gary A. Kiedaisch was appointed President, Chief Executive Officer and a member of the Board of Directors of Bolle in July 1997. From 1989 until his appointment as the Chief Executive Officer of Bolle, Mr. Kiedaisch had been President and Chief Executive Officer of the Mt. Mansfield Company d/b/a Stowe Mountain Resort, a wholly owned subsidiary of multi-national insurance and financial services conglomerate American International Group. Prior to his tenure in Stowe, he held executive positions with several high visibility companies in the winter sports industry including AMF Head Ski Worldwide, Raichle Monitor USA, Blizzard North America and Hart Ski Manufacturing Company, where he had responsibility for worldwide marketing, coordinating and consolidating distributor networks and unifying worldwide brand identification.

         Ian G.H. Ashken, A.C.A. was elected Vice-Chairman and Secretary of Bolle in December 1998. From February 1997 until his appointment as Vice-Chairman, Mr. Ashken was Executive Vice President, Chief Financial Officer, Assistant Secretary and a Director of Bolle. Mr. Ashken was elected Executive Vice President, Chief Financial Officer, Assistant Secretary and a Director of Lumen from December 1995 until he resigned from these positions in December 1998. Mr. Ashken was Chief Financial Officer of Benson and a director of Benson from October 1992 to May 1996. Mr. Ashken also served as Benson's Executive Vice President from October 1994 to May 1996; Secretary from October 1992 to December 1993; and, Assistant Secretary from December 1993 to May 1996. Since October 1996, Mr. Ashken has been Vice Chairman of Marlin Holdings, Inc., the general partner of Marlin Capital, L.P. Mr. Ashken was a director of Eyecare Products plc from August 1994 until he resigned this position in February 1999. Mr. Ashken received his B.A. (Hons) in Economics and Accounting from the University of Newcastle in England.

         Thomas R. Reed was appointed Chief Financial Officer of Bolle in January 1999. From June 1997 until his appointment as Chief Financial Officer of Bolle, Mr. Reed was Chief Financial Officer and Chief Operating Officer of Bolle America, Inc. Mr. Reed was Vice President of Finance and Administration of Bolle America, Inc. from November 1996 until his appointment as Chief Financial Officer and Chief Operating Officer of Bolle America, Inc. From December 1994 until his appointment as Vice President of Finance and Administration of Bolle America Mr. Reed was the Controller of Bolle America, Inc. Mr. Reed was with the accounting firm of Ernst & Young from September 1989 through November 1994, where he specialized in the areas of manufacturing and distribution. Mr. Reed received his B.A., MBA, and MaCC from the University of Denver in Denver, Colorado.

         Franck Bolle has been a member of the Board of Directors of Bolle since July 1997. Mr. Bolle was appointed President and Director of International Operations of Bolle France in July 1997. Mr. Bolle has been a member of the executive management of Bolle France since 1984 and as such has shared responsibility with Ms. Passaquay for the day-to-day operations of Bolle France. Prior to joining Bolle France, Mr. Bolle served as Sales Manager of a home improvement supplies manufacturer. Mr. Bolle holds a degree in business administration with a concentration in marketing from Ecole Libre des Sciences Commerciales Appliquees of Paris, France.

         Patricia Bolle Passaquay has been a member of the Board of Directors of Bolle and Director of Export Sales since July 1997. Ms. Passaquay has been a member of the executive management of Bolle France since 1981 and as such has shared responsibility with Mr. Franck Bolle for the day-to-day operations of Bolle France. Ms. Passaquay holds a degree in business administration with a concentration in marketing from Ecole Libre des Sciences Commerciales Appliques of Paris, France.

         David L. Moore is Chairman and Chief Executive Officer of Century 21 Home Improvements, and for more than fifteen years has been President and Chief Executive Officer of Garden State Brickface, Windows and Siding, a leading
New York metropolitan area residential and commercial remodeling firm. Mr. Moore is also Chairman of Paradigm Direct, a national direct marketing firm, and is Chairman of Ventures, a venture capital and investment firm headquartered in Westchester, New York. Mr. Moore received his B.A. in Economics from Amherst College and his M.B.A. from Harvard University.

         David S. Moross became a member of Bolle's Board of Directors in March 1998. Mr. Moross is the Managing Partner of IMG/Chase Sports Capital, L.P., a global private equity investment fund. Prior to establishing this fund, Mr. Moross was Vice Chairman of Whitehall Financial Group, where he was actively involved in direct equity investments and debt financings. Mr. Moross was also Chairman of Insco, Inc., a Whitehall affiliate which provided management consulting services. In addition, he served as Chief Executive Officer of Kalvin-Miller International, Inc., a national insurance broker. He currently is a member of Whitehall's Board of Directors and serves as a Governor of the Dana-Farber Cancer Institute. Mr. Moross received his B.A. in economics from the University of Texas at Austin.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning compensation earned by our Chief Executive Officer and our other executive officers in the fiscal years ended December 31, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                   ------------
                                                 ANNUAL COMPENSATION                  AWARDS
                                       ---------------------------------------     ------------
                                                                                     NUMBER OF
                                                                                     SECURITIES
                                                                                     UNDERLYING           ALL OTHER
                                                  SALARY          BONUS               OPTION/            COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR         ($)            ($)                  SARS                 ($)
                                       -------    -------       --------           ------------          -------------
Gary A. Kiedaisch                      1998       223,077           --                 100,000               --
Chief Executive Officer..........      1997(2)    103,846       37,500                 166,667               --

Martin E. Franklin(1)                  1998            --           --                      --               --
Executive Chairman...............      1997            --           --                      --               --

------------

(1) Mr. Franklin is not paid a salary by Bolle. He is party to Bolle Management Services Agreement. See "Certain Relationships and Related Transactions."

(2)  From his date of hire in July 1997.

OPTION GRANTS IN 1998

         The following table sets forth information regarding new Bolle options currently held by the executive officers which were granted by Bolle in 1998, other than Bolle options issued in conjunction with our spinoff from Lumen in 1998 for Lumen options held. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their terms. These gains are based on assumed rates of annual compound stock price appreciation of our common stock of 5% and 10% from the date the options were granted to the end of the option terms.

                          OPTION GRANTS IN FISCAL 1998

                                   INDIVIDUAL GRANTS
                            --------------------------------
                                                                                                 POTENTIAL REALIZABLE
                                                                                                       VALUE AT
                                                                                                    ASSUMED ANNUAL
                                                                                                       RATES OF
                              NUMBER OF    PERCENT OF TOTAL                                           STOCK PRICE
                             SECURITIES        OPTIONS                                              APPRECIATION FOR
                             UNDERLYING      GRANTED TO        EXERCISE                               OPTION TERM
                               OPTIONS      EMPLOYEES IN         PRICE          EXPIRATION            -----------
NAME                           GRANTED       FISCAL 1998       PER SHARE           DATE              5%           10%
----                           -------       -----------       ---------           ----              --           ---

Gary A. Kiedaisch(1)(2)...     100,000           26%              $3.75     September 23, 2005    $127,628     $161,051
Martin E. Franklin(3).....          --           --                  --              --               --            --

---------------

(1) 25,000 of Mr. Kiedaisch's options will vest on each of September 23, 1999, 2000, 2001 and 2002.

(2) Mr. Kiedaisch was issued Bolle options during 1998 in connection with the replacement of his previously issued Lumen options held at the time of our spinoff from Lumen. Mr. Kiedaisch was thereby issued 166,667 options at an average exercise price of $.76 with expiration dates from July 1998 through July 20, 2001.

(3) Mr. Franklin was not issued any new Bolle options during 1998. Mr. Franklin was issued Bolle options during 1998 for the equivalent value of his Lumen options held at the time of our spinoff from Lumen. Lumen was required to take a compensation charge for this issuance. Mr. Franklin was thereby issued 339,167 options at an average exercise price $1.81 with expiration dates from May 3, 2003 through March 25, 2004.

OPTIONS EXERCISED IN LAST FISCAL YEAR; FISCAL YEAR ENDED OPTION VALUES

         The following table summarizes certain information regarding certain year end option values of Bolle options currently held by the named executive officers.

                           NUMBER OF
                          UNEXERCISED             VALUE OF UNEXERCISED
                            OPTIONS          IN-THE-MONEY OPTIONS AT FY-END
                           AT FY-END                       ($)
                         ----------------------------------------------------
                          EXERCISABLE/                EXERCISABLE/
NAME                     UNEXERCISABLE                UNEXERCISABLE
----                     ----------------------------------------------------
Gary A. Kiedaisch....... 41,666/225,001             $51,665/$155,001
Martin E. Franklin...... 261,249/77,918             $274,082/$11,918

----------------


DIRECTORS' COMPENSATION

         Members of our board of Directors other than those who are officers or employees of Bolle and the Chairman of the Board, will receive for 1999 an annual fee of $15,000 for their services as directors and as members of any committees of our board of directors on which they served. Thereafter, members of our board of directors other than those who are our officers or employees and the Chairman of the Board, will receive an annual retainer fee in an amount to be determined. Directors who are not our officers or employees also receive automatic stock option grants under the Bolle 1996 Stock Incentive Plan. See "Certain Relationships and Related Transactions".

EMPLOYMENT AGREEMENT

         Mr. Kiedaisch is employed full time pursuant to an employment agreement with Bolle, which as amended during 1998 provides for a term ending on December 31, 2001, unless earlier terminated by either party. At that time, the agreement will automatically extend for additional one year terms unless either party gives six months written notice prior to the end of the initial term or 90 days written notice prior to the end of any renewal term. Mr. Kiedaisch's employment agreement provides for annual base compensation of $275,000 and entitles Mr. Kiedaisch to a bonus each year which varies based on our annual earnings reaching certain milestones. Mr. Kiedaisch also received a grant of Lumen options which were exchanged upon the completion of our spinoff from Lumen for 166,667 options to purchase shares of common stock. During 1998, Mr. Kiedaisch received a grant of 100,000 Bolle options. Pursuant to a separate Memorandum of Understanding, Mr. Kiedaisch will be entitled to a cash payment from Bolle if the value of the nominal gains on the options at the close of business on July 6, 2001 falls below certain levels as follows: if Mr. Kiedaisch is still employed on July 6, 2001 or his employment has been terminated prior to that date without cause, and the nominal gain is less than $500,000, Bolle shall pay to Mr. Kiedaisch the difference between $500,000 and the nominal gain. If Mr. Kiedaisch's employment has been terminated prior to July 6, 2001 other than without cause, and the nominal gain is less than $338,000, Bolle shall pay to Mr. Kiedaisch the difference between $338,000 and the nominal gain. The employment agreement restricts Mr. Kiedaisch from competing against Bolle and its affiliates in the United States or any other territory where Bolle does business or in which Bolle products are marketed for a period of one year following the expiration of the employment agreement and further contains certain anti-solicitation and confidentiality provisions. Bolle may terminate the employment agreement without compensation in the event Mr. Kiedaisch commits a material breach not cured after receiving notice thereof, is grossly or willfully negligent or commits fraud or a misappropriation. Bolle may terminate the employment agreement without cause upon paying Mr. Kiedaisch a severance indemnity equal to one year's base compensation or all remaining base compensation due thereunder for the remainder of the term, whichever is greater, plus the pro rata portion of his bonus for the then current year. In the event of any termination without cause, all options granted to Mr. Kiedaisch which are not then vested will vest automatically.

BOLLE 1998 STOCK INCENTIVE PLAN

         In January 1998, our Board of Directors adopted the 1998 Stock Incentive Plan under which 2,500,000 shares of common stock are reserved for issuance pursuant to the grant of stock-based awards under the plan. Pursuant to the plan, employees, officers, directors and consultants of Bolle and its subsidiaries and affiliates (other than employees subject to a collective bargaining agreement) are eligible to be selected by the Compensation Committee as participants to receive discretionary awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, restricted stock awards, performance share unit awards and phantom stock unit awards, and awards consisting of any combination of such equity-based incentives as set forth below.

         The plan is administered by our full board of directors or a committee thereof, including the Compensation Committee (the entity administering the plan, hereafter referred to as the "Committee"). The Committee, in its sole discretion, will determine which of our eligible officers, employees and consultants may participate in the plan and the type, extent and terms of the equity-based awards to be granted to them. Members of the Committee who are non-employee directors will receive automatic non-discretionary annual grants of stock options pursuant to the plan.

         Each non-employee director has been granted an option to purchase 3,333 shares of common stock in connection with our spinoff from Lumen. On the date that a person first becomes a non-employee director, he or she will automatically be granted an option to purchase 3,333 shares of common stock. Thereafter, beginning in 1999, on the date of each annual meeting of stockholders, each non-employee director will automatically be granted an option to purchase 1,000 shares of common stock. All such automatic grants to non-employee directors are hereafter called "director options." Each director option has an exercise price per share equal to the fair market value of one share of common stock on the date of grant and vests and becomes exercisable over a four year period beginning on the first anniversary of the date of grant at the rate of 25% of each director option on each of the four years immediately following the date of grant. All director options will be NQSO's (as defined below).

         Also in connection with our spinoff from Lumen, salaried employees, sponsored athletes and other consultants of Bolle who previously had been awarded options to purchase Lumen shares under Lumen's stock option plan were granted substitute options under the plan; their Lumen options were canceled. Such substitute options were granted at in-the-money exercise prices determined to provide the optionee with the same unrealized economic gain (if any) that he or she enjoyed in his or her Lumen options at the time of the spinoff and were granted on proportionate vesting schedules based on the vesting schedules of their Lumen options. In addition, management employees of Lumen who are providing services to Bolle as non-salaried officers and consultants of Bolle under the Management Services Agreement were granted options under the plan on the same basis as the options noted above. However, these options are new options rather than substitute options (as the recipients retained their original options in Lumen). Some of these in-the-money grants were immediately taxable to the recipients, with the balance of the grants taxable upon vesting or exercise. The actual gain (if any) to the recipients of the new options will be realized immediately, upon vesting or upon exercise of the options. These grants, which were designed to reward and incentivize the recipients as non-salaried officers and consultants to Bolle, are otherwise equivalent to the salaried employee, sponsored athlete and consultant grants. The actual gain (if any) to the recipients of the substitute options will be realized only upon exercise of any such options. Total options granted was 860,330, at an average exercise price of $1.64 per share. All such options are NQSOs (as defined below).

         Stock options granted by the Committee under the plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or "non qualified stock options" ("NQSO's"). The exercise price of the options will be determined by the Committee when the options are granted, subject to a minimum price of the fair market value of the common stock on the date of grant in the case of ISOs and the par value in the case of NQSOs. The option exercise price for all options granted under the plan may be paid in cash or in shares of common stock having a fair market value on the date of exercise equal to the exercise price or, in the discretion of the Committee, by delivery to Bolle of (i) other property having a fair market value on the date of exercise equal to the option exercise price, or (ii) a copy of irrevocable instructions to a stockbroker to deliver promptly to Bolle an amount of sale or loan proceeds sufficient to pay the exercise price.

         A stock appreciation right (a "SAR"), may be granted by the Committee as a supplement to a related stock option or may be granted independently of any option. SARs granted in connection with an option will become exercisable and lapse according to the same vesting schedule and lapse rules that are established for the corresponding option. SARs granted independently of any option will vest and lapse according to the terms and conditions set by the Committee. A SAR will entitle its holder to be paid an amount equal to the excess of the fair market value of the common stock subject to the SAR on the date of exercise over the exercise price of the related stock options, in the case of a SAR granted in connection with an option, or the fair market value of common stock on the date of grant in the case of a SAR granted independently of an option.

         Shares of common stock covered by a restricted stock award may, in the discretion of the Committee, be issued to the recipient at the time the award is granted or may be deposited with an escrow agent until the end of the restricted period set by the Committee. During the restricted period, restricted stock will be subject to transfer restrictions and forfeiture in the event of termination of employment with Bolle or a subsidiary and other restrictions and conditions established by the Committee at the time the award is granted.

         A phantom stock unit award will provide for the future payment of cash or the issuance of shares of common stock to the recipient if continued employment or other conditions established by the Committee at the time of grant are attained.

         A performance share unit award will provide for the future payment of cash or the issuance of shares of the common stock to the recipient upon the attainment of certain corporate performance goals established by the Committee over performance award periods. At the end of each performance award period, the Committee decides the extent to which the corporate performance goals have been attained and the amount of cash or common stock to be distributed to the participant.

         During the year ended December 31, 1998, Bolle granted 385,500 options under the plan, and also granted 829,164 replacement options of equivalent Lumen options which were canceled in connections with our spinoff from Lumen. Of the new options granted 28% were granted to named executive officers and directors of Bolle.


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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT SERVICES AGREEMENT

         In connection with our spinoff from Lumen, we entered into a Management Services Agreement with Lumen. Pursuant to the Management Services Agreement, Lumen agreed to provide certain management services to Bolle, including services relating to overall management and strategic planning and direction, banking negotiations, treasury functions, investor relations, securities regulatory compliance, employee and general business insurance programs and asset acquisitions and sales. Pursuant to the Management Services Agreement, Lumen also agreed to make available to Bolle the services of Mr. Martin E. Franklin and Mr. Ian G. H. Ashken. As compensation for its services, Lumen was entitled to receive a monthly fee of $60,000 and reimbursement for its identifiable reasonable out-of-pocket expenses incurred in connection with the performance of services under the Management Services Agreement. On September 23, 1998, Bolle entered into Amendment No. 1 to Management Services Agreement, among Bolle, Lumen and Marlin Holdings, Inc., of which Mr. Franklin is the Chairman, Chief Executive Officer and a principal stockholder and Mr. Ashken is the Vice Chairman and a principal stockholder, pursuant to which, in effect, Lumen assigned its rights and obligations under the Management Services Agreement to Marlin, which assumed Lumen's obligation thereunder, and the monthly management fee payable by Bolle was reduced from $60,000 to $50,000. The Management Services Agreement was also amended to have an initial term of four years, and will thereafter be automatically renewed for successive one-year periods until terminated by either party upon 90 days' written notice. In connection with entering into such amendment, (i) Bolle consented to the assignment and released Lumen from its obligations pursuant to the Management Services Agreement arising from October 1998 through the remainder of the term and (ii) Lumen assigned to Bolle any and all claims it has or may have relating to certain litigation and Bolle agreed to defend, indemnify and hold Lumen harmless against all claims, damages, losses, liabilities, cost and expenses incurred in connection with such litigation, including without limitation defending any counter-claims.

CONTRIBUTION AGREEMENT AND INDEMNIFICATION AGREEMENT

         Pursuant to a Contribution Agreement entered into by Lumen and Bolle in connection with our spinoff from Lumen, Lumen assigned to Bolle all of Lumen's assets other than those related to the ORC Business (as defined in the Contribution Agreement) and certain other specified assets retained by Lumen, and Bolle assumed all of Lumen's liabilities prior to the spinoff other than those related to the ORC Business. In addition, pursuant to an Indemnification Agreement between Lumen, ILC Technology, Inc. and Bolle, Bolle is required to indemnify Lumen against all of Lumen's liabilities prior to the spinoff other than substantially all liabilities related to the ORC Business. In October 1998, Bolle entered into Amendment No. 1 to the Indemnification Agreement pursuant to which, among other things, the Indemnification Agreement was amended to clarify that Bolle was not required to indemnify and hold Lumen harmless from and against losses incurred or arising from any environmental laws relating to Voltarc Technologies, Inc.

RELATIONSHIPS WITH DIRECTORS

         EMPLOYMENT AGREEMENTS.

         Mr. Franck Bolle, a director of Bolle, is employed full-time by Societe Bolle SNC, an indirectly wholly owned subsidiary of Bolle, as Director of International Operations, pursuant to an employment agreement with Bolle SNC. This agreement was originally entered into in July 1997 and was amended effective January 1, 1999. During 1998, Bolle was committed to pay basic annual gross base remuneration in the French Franc equivalent of approximately $280,000, to be increased by a minimum of 3% annually after the first year. In addition, Franck Bolle is entitled to a bonus for the year ended 1999 of 25% to 50% of his annual salary if Bolle meets or exceeds its annual budgetary objectives. The agreement shall continue until terminated by either party upon three-months prior written notice, provided, however, that if Bolle terminates the agreement before July 9, 2000 for any reason other than gross or willful misconduct, the employee will be entitled to compensation equal to the salary that he or she would have received from the date of termination to July 9, 2000. The agreement provides that if the employee terminates his or her employment, he will be restricted from competing against Bolle SNC for a period of up to three years following such termination and will be entitled to an additional monthly compensation equal to eight to ten percent of his or her last monthly salary during such period. An amendment, effective January 1, 1999, reduced the annual salary of Mr. Franck Bolle to a level commensurate with his current duties of approximately $168,000 per year, leaving the other terms of the agreements the same. The difference between the originally agreed salary level and the new salary for the remainder of the term of the agreement was be paid in cash in 1999.

         Mr. Kiedaisch, the Chief Executive Officer and a director of Bolle, is employed full time pursuant to an employment agreement with Bolle. See "Executive Compensation--Employment Agreement."

         BOLLE PREFERRED STOCK AND WARRANTS. Each of Mr. Franck Bolle and Ms. Patricia Bolle Passaquay holds 12,614 shares of Series A preferred stock and 1,975 shares of Series B preferred stock, and Bolle warrants for the purchase of up to 132,724 shares of common stock. Mr. Bolle and Ms. Bolle Passaquay may not sell their Series B preferred stock without the prior written consent of at least 90% of the then outstanding shares of the Series B preferred stock until Bolle has redeemed all the shares of the Series B preferred stock or the subordinated debt (as defined below). For a description of the rights and preferences of the Series A and Series B preferred stock and a description of the warrants, see "Description Of Capital Stock."

CERTAIN TRANSACTIONS

         BOLLE FRANCE ACQUISITION. On July 10, 1997, Lumen acquired and contributed to Bolle all of the issued and outstanding share capital of Bolle France. Pursuant to the terms of the Share Purchase Agreement, Bolle acquired from the sellers of Bolle France all of the issued and outstanding share capital of Bolle France, Bolle Diffusion Sarl and the related land, in exchange for approximately $54,700,000 consisting of the following, not including transaction expenses of approximately $3,600,000: (a) $31,000,000 in cash; (b) warrants to the sellers to purchase Lumen common stock which have since been exchanged for warrants to purchase an aggregate of

663,618 shares of Bolle common stock with an exercise price of $9.95 per share;
(c) ten thousand (10,000) shares of Lumen Series A preferred stock having an aggregate liquidation preference of approximately $9,300,000 issued pursuant to the terms of the Certificate of Designations of Lumen Series A preferred stock;
(d) one hundred (100) shares of Bolle common stock valued at approximately $3,300,000, being the minimum value of the common stock to be issued to the sellers pursuant to the Share Purchase Agreement; and (e) sixty-four thousand one hundred twenty (64,120) shares of Series A preferred stock having an aggregate liquidation preference of approximately $11,100,000 issued pursuant to the terms of the Certificate of Designations of the Series A preferred stock of Bolle. On July 10, 1997, Lumen borrowed approximately $32,000,000, for the purpose of paying the cash consideration and certain transaction expenses in connection with the purchase of Bolle France, pursuant to the terms of the NationsBank credit agreement.

         The Share Purchase Agreement provides that none of the sellers may dispose of their shares of common stock until July 9, 2000. If, on that date, the closing market price of the total number of shares then held by the sellers is less than $3,301,500 (the "minimum value"), Bolle shall pay on such date in cash or freely tradable stock the difference between the actual value of the shares and the minimum value. In addition, pursuant to letters dated July 9, 1997 and December 4, 1997 from Martin Franklin to the sellers, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, Mr. Franklin will refrain from selling any shares of common stock which he received pursuant to our spinoff from Lumen for so long as the Series B preferred stock shall not have been redeemed in full by Bolle. In connection with our spinoff from Lumen, each of Mr. Franck Bolle, Ms. Patricia Bolle Passaquay, Ms. Christelle Roche and Ms. Brigitte Bolle were issued approximately 55,000 shares of common stock and each of Mr. Robert Bolle and Mr. Maurice Bolle were issued approximately 27,500 shares of common stock. All of the shares of common stock received by the sellers, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, pursuant to the Share Purchase Agreement and this dividend, bear the rights and obligations described above.

         In connection with our spinoff from Lumen, the company agreed to assume all obligations and liabilities of Lumen to each seller, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, incurred by Lumen in connection with the purchase of Bolle France and Lumen was then released from all such obligations and liabilities. As a result, Bolle became solely responsible for Lumen's indemnification obligations for breach of its representations and warranties made to the sellers, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, in the Share Purchase Agreement.

         INDEBTEDNESS TO RELATED PARTIES. During the year ended December 31, 1997 and the interim period ended March 12, 1998, Bolle was party to a revolving intercompany credit arrangement with Lumen. In connection with our spinoff from Lumen, Lumen repurchased all the shares of Lumen preferred stock held by Bolle in exchange for the cancellation of intercompany debt owed by the Company to Lumen. At the time of the spinoff, Bolle entered into the NationsBank credit agreement and there are no further credit arrangements between Lumen and Bolle.

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

         NON-COMPETE AGREEMENT. In connection with our spinoff from Lumen, pursuant to the transfers made from Lumen to Bolle under the Contribution Agreement, Bolle became party to a non-compete agreement entered into with Steve
N. Haber, the former Chairman of the Board, Chief Executive Officer and President of Bolle America in November 1995. Mr. Haber agreed, on January 1, 1999 and continuing through December 31, 2005, not to compete against Bolle in the eyewear or optical, opthalmic or optometric businesses in any geographic area in which Bolle does business. As compensation for this noncompete agreement, Mr. Haber received an initial payment of $800,000 and will receive a payment of $100,000 per year commencing January 1, 1997 through December 31, 2005. Mr. Haber furthermore agreed not to disclose any of Bolle's confidential information.

                           STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of ______, 1999 (a) the name, address and holdings as to each person (including any "group" as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) known by Bolle to be the beneficial owner of more than five percent of the common stock, and (b) the beneficial ownership of common stock of each of the executive officers and directors of Bolle and all executive officers and directors of Bolle as a group.

NAME AND ADDRESS OF BENEFICIAL                       AMOUNT AND NATURE          PERCENTAGE OF CLASS
OWNER                                                  OF BENEFICIAL                   OWNED
                                                       OWNERSHIP (1)
Martin E. Franklin (2)
  555 Theodore Fremd Avenue
  Suite B-302
  Rye, New York 10580........................             737,212                       10.3%
Gary A. Kiedaisch............................              43,666                        1.6%
Ian G.H. Ashken (3)..........................             166,666                        2.4%
Nora A. Bailey...............................              11,666                         *
Franck Bolle.................................             195,144                        2.9%
Patricia Bolle Passaquay.....................             195,144                        2.9%
David L. Moore...............................               5,949                         *
David S. Moross..............................                 833                         *
Thomas Reed..................................               4,187                         *
All Executive Officers and Directors
  as a group (9 persons).....................           1,360,467                       17.8%
Millbrook Partners, L.P.(4)
  2102 Sawgrass Village Drive                                                           15.4%
  Ponte Vedra Beach, Florida 32082...........           1,020,865
Marvin Schwartz(5)
  605 Third Avenue
  New York, New York 10158...................             463,157                          7%
OZ Management, L.L.C. (6)
  153 East 53rd Street
  New York, New York 10022...................           1,821,388                       22.1%

---------------
 *Less than 1%.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within sixty (60) days upon the exercise of an option are treated as outstanding for purposes of determining beneficial ownership and the percent beneficially owned by such individual and for the executive officers and directors as a group.

(2) Excludes 5,127 shares of common stock held in trust for Mr. Franklin's minor children as to which shares Mr. Franklin disclaims beneficial ownership.

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

(3) Excludes 8,333 shares of common stock held in trust for Mr. Ashken's minor children, as to which shares Mr. Ashken disclaims beneficial ownership.

(4) Based on Schedule 13D filing, dated June 11, 1998. 991,199 of these shares, or 8.7% of the common stock are beneficially held by Millbrook Partners, L.P. ("Millbrook"), and the remaining 29,666 shares are beneficially held by Millbrook's general partner, Mark M. Mathes.

(5) In a Schedule 13D filing dated March 26, 1998, Marvin Schwartz, acting in his personal capacity and not as a principal of Neuberger & Berman, reported beneficial ownership of such shares.

(6) 1,333,333 shares issuable at any time at the option of OZ Master Fund, Ltd. upon conversion of $7,000,000 aggregate principal amount of the Convertible Notes, subject to the provisions of the Convertible Note Purchase Agreement. Includes 248,055 additional shares held by OZ Master Fund, Ltd. and 240,000 shares held by its affiliate Och-Ziff Capital Management, L.P., over which OZ Management, L.L.C., the investment manager to the foregoing entities, may be deemed to have investment power.

                        1999 EMPLOYEE STOCK PURCHASE PLAN

        In June 1999, our stockholders approved the Bolle Inc. 1999 Employee Stock Purchase Plan. The purchase plan is a broad based plan intended to provide our eligible employees with a convenient method of becoming Bolle stockholders.

SUMMARY DESCRIPTION

        The purchase plan provides eligible employees with the opportunity to purchase shares of common stock pursuant to a payroll deduction program. The purchase plan provides for offering periods of six months, unless the Compensation Committee of the board of directors otherwise determines, during which contributions may be made to purchase shares of our common stock. At the end of each offering period, shares of common stock are purchased automatically at a price equal to the lesser of 85% of the market price of shares of common stock at the beginning of the offering period or 85% of the market value of shares of common stock on the last day of the offering period. There currently are approximately _______ employees eligible to participate in the purchase plan. The closing price of a share of common stock on _____, 1999 was $______. The purchase plan will continue in effect until all shares of common stock available for issuance under the purchase plan have been issued, unless terminated earlier in the discretion of the board of directors or upon the occurrence of certain types of corporate transactions.

        An employee may elect to have up to fifteen percent (15%) of his or her compensation withheld and applied to the purchase of shares of common stock under the Purchase Plan. Compensation for this purpose means the participant's total compensation, which includes regular base earnings paid by Bolle or subsidiaries designated by Bolle board of directors sales commissions, overtime, bonuses and incentive payments, and elective contributions that are not includible in income under the Internal Revenue Code. However, during any calendar year, no employee is entitled to purchase shares of common stock under the purchase plan having a value of more than $25,000.

        Each participant will be granted a separate purchase right for each offering period in which the individual participates. The purchase right will be granted on the first day of such offering period and will be automatically exercised on the last day of the offering period.

        There are 500,000 shares of common stock available for issuance under the purchase plan. In the event of any change in our common stock subject to the purchase plan, or subject to any purchase right granted under the purchase plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change incorporate structure, or otherwise), the Compensation Committee will make appropriate adjustments to (i) the class and maximum number of shares of common stock subject to the purchase plan, (ii) the class and maximum number of shares of common stock purchasable by each participant per offering period and (iii)the class and number of shares of common stock and price per share of common stock subject to outstanding purchase rights, in order to prevent the dilution or enlargement of benefits under the purchase plan.

        Each employee of Bolle, and of such subsidiaries as our board of directors or Compensation Committee shall from time to time designate, may participate in the Purchase Plan. However, employees whose customary employment with Bolle or any such subsidiary is less than twenty (20) hours per week or more five months per calendar year will not be eligible to participate in the purchase plan. Further, an employee will not be eligible to participate if such individual would, immediately after the grant of purchase rights, own or hold outstanding options or other rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Bolle.

        An eligible employee may enroll in the purchase plan at the beginning of any Offering period. Payment for common stock under the purchase plan shall be effected by means of the participant's authorized payroll deductions or such other means as the Compensation Committee may authorize. Payroll deductions will begin with the first pay day following the commencement of an offering period and will (unless sooner terminated by the participant) remain in effect for successive offering periods. Interest will not accrue on amounts withheld from a participant's compensation or otherwise held in an account established for a participant.

        A participant may withdraw from the purchase plan, effective on the first day of the next payroll period, by filing the appropriate form with the Compensation Committee. Any payroll deductions previously collected from the participant and not previously applied to the purchase of common stock will, at the participant's election, be refunded or held for the purchase of shares of common stock on the next purchase date immediately following such termination. If no such election is made, then such funds will be refunded. An employee who has withdrawn from an offering period may not again participate in the purchase plan until the next offering period.

        Fractional shares of common stock will not be issued under the purchase plan. Any accumulated payroll deductions which would have been used to purchase fractional shares, unless refunded pursuant to the terms of the purchase plan, will be held for the purchase of common stock in the next following Offering Period, without interest.

        Because the purchase of shares of common stock under the purchase plan is discretionary with all eligible employees, it would not be meaningful to include information as to the number of shares of common stock which would have been distributable during fiscal 1998 to all employees, or to groups of employees, or to any particular employee of Bolle or any subsidiary had the purchase plan been in effect during the year.

        The board of directors may amend, suspend, or discontinue the purchase plan with respect to any shares of common stock at any time not subject to purchase rights. However, no such action may, without the approval of stockholders of Bolle, increase the number of shares of common stock subject to the purchase plan (other than for the permitted adjustments described above), or cause the purchase plan to fail to meet the requirements of an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

         The purchase plan is administered by the Compensation Committee. The Compensation Committee full authority to interpret and construe any provision of the purchase plan and to adopt such rules and regulations for administering the purchase plan as it may deem necessary. Decisions of the Compensation Committee will be final and binding on all parties who have an interest therein.

OTHER BENEFIT PLANS FOR NAMED EXECUTIVE OFFICERS

         Named executive officers are eligible to participate in benefit plans which are generally available to our employees, including a 401(k) savings plan and health and life insurance programs. We do not maintain a pension plan or other actuarial retirement plan for our named executive officers. Additionally, we do not maintain any long term incentive plans exclusively for our named executive officers.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

o for any breach of the director's duty of loyalty to Bolle or its stockholders;

o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

o under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

o for any transaction from which the director derived an improper personal benefits.

Our Amended and Restated Certificate of Incorporation also provides that:

o we must indemnify our directors, officers, other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and

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

o we must pay expenses of our directors, and may pay expenses of our officers, other employees, agents or trustees, incurred in connection with a legal proceeding before the final disposition of such proceeding.

These provisions are permitted under the Delaware General Corporation Law. In addition, our Bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We have entered into indemnity agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we have obtained directors' and officers' insurance providing indemnification for our directors, officers and management employees for liabilities arising as a result of their employment at Bolle. We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Bylaws may discourage stockholders form bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Except as otherwise described in this prospectus, there is at present no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. See "Business--Legal Proceedings."

                          DESCRIPTION OF CAPITAL STOCK

         Bolle's authorized capital stock consists of 30,000,000 shares of common stock, par value $.01 per share, and 200,000 shares of preferred stock, $.01 par value per share. As of July ___, 1999, there were outstanding ________ shares of common stock, held of record by ____ stockholders, 64,120 shares of Class A preferred stock, held of record by six stockholders, and 10,000 shares of Class B preferred stock, held of record by six stockholders.

         The following description of our common stock, preferred stock, warrants, and convertible notes is only a summary, and does not purport to be complete. For a full understanding of these documents and the terms of our capital stock, you should read the original documents, which are included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by our Amended and Restated Certificate of Incorporation, which means that holders of a majority of the shares of our common stock can elect all of the directors then standing for election. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Bolle, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after the payment of the liquidation preference on the Series A preferred stock, the liquidation preference and any accrued dividends on the Series B preferred stock and the payment obligations on any other outstanding shares of preferred stock. The common stock is not entitled to preemptive, subscription, redemption or conversion rights. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this rights offering will be, fully paid and non-assessable.

PREFERRED STOCK

         GENERAL

         The board is authorized, subject to any limitations prescribed by law, to issue up to 200,000 shares of preferred stock in one or more series. The board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon. The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Bolle. See "Risk Factors--Certain provisions of our Indemnification Agreement and of our charter may deter potential acquirors."

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

         SERIES A PREFERRED STOCK

         We entered into an Amended and Restated Share Purchase Agreement as of July 9, 1997, with Mr. Robert Bolle, Mr. Maurice Bolle, Mr. Franck Bolle, Ms. Patricia Bolle Passaquay, Ms. Brigitte Bolle and Ms. Christelle Roche, who were the sellers of Bolle France, as partial consideration for the acquisition of Bolle France. Pursuant to this agreement, we issued these sellers of Bolle France a total of 64,120 shares of Series A preferred stock.

         Holders of Series A preferred stock are not entitled to receive dividends. Upon any voluntary or involuntary liquidation, dissolution or winding up of Bolle, the holders of the Series A preferred stock will be entitled to receive, from the assets legally available for distribution to stockholders, a payment in an amount equal to the greater of 1,000 French Francs per share or the French Franc equivalent of US $172.41 per share of Series A Preferred Stock before any distribution of Bolle's assets may be made to or set apart for the holders of common stock. Once the holders of Series A preferred stock have received the full amount of the liquidation distributions to which they are entitled, they will have no right or claim to any of Bolle's remaining assets. If upon any such voluntary or involuntary liquidation, dissolution or winding up, Bolle does not have sufficient available assets to pay the amount of the liquidation distributions on all outstanding shares of Series A preferred stock, then the holders of the Series A preferred stock will receive their proportionate share of the assets available for distribution. The Series A preferred stock is not convertible or exchangeable for any other securities.

         We must redeem the Series A preferred stock is redeemable upon 10 days' prior written notice on the third anniversary of its issuance, subject to the provisions of our senior indebtedness in effect at the effective time of our spinoff from Lumen, which includes indebtedness under our NationsBank credit agreement. Prior to that, we may redeem any shares of Series A preferred stock at any time upon 10 days' prior written notice. In addition, if our EBITDA exceeds US $18,400,000 for the fiscal year 1998 or US $24,700,000 for the fiscal year 1999, we must redeem any shares of Series A preferred stock then outstanding upon 10 days prior written notice, and within 110 days after the close of the relevant fiscal year, provided that we would both remain in compliance with the financial covenants contained in our senior indebtedness after giving effect to the redemption and we are able to borrow at least US $2,000,000 under the terms of the senior indebtedness. If we do not redeem the Series A preferred stock in full by its due date, we will have to pay interest on the Series A preferred stock beginning in July 2000.

         Generally, the Series A preferred stock has no voting rights. However, if we do not give notice of a redemption within three years of the date of issuance of any shares of Series A preferred stock, the holders of more than 90% of those shares will have the right to cause us to use commercially reasonable efforts to either obtain cash in order to redeem those shares in full or to cause a commercially reasonable sale of Bolle's assets or the merger, consolidation or other reorganization of Bolle. As long as any shares of Series A preferred stock are outstanding, we may not alter or change the rights, preferences or privileges of those shares or issue any class or series of preferred stock which has dividend, redemption or liquidation rights that are senior to or equal with the rights of the Series A preferred stock. The Series A preferred stock may only be transferred to persons who are already holders of Series A preferred stock.

         SERIES B PREFERRED STOCK

         Holders of our Series B preferred stock are entitled to accrue cumulative cash dividends, whether or not declared by the board, payable semi-annually at an average rate of 7.5% of the liquidation preference, as described below, for 1999 and increasing annually up to 10% of the liquidation preference beginning on January 1, 2000 and continuing until the Series B preferred stock has been redeemed. Upon any voluntary or involuntary liquidation, dissolution or winding up of Bolle, the holders of Series B preferred stock will be entitled to receive, from the assets legally available for distribution to stockholders, the payment of a liquidation preference equal to 5,500 French Francs ($930 at the July 10, 1997 exchange rate of 5.9197 used to convert into U.S. dollars all amounts denominated in French Francs paid by Lumen in connection with the acquisition of Bolle France) per share of Series B preferred stock plus any accumulated and unpaid dividends thereon. After the holders of Series B preferred stock have been paid the full amount of the liquidation distributions to which they are entitled, they will have no right or claim to any of Bolle's remaining assets. If upon any such voluntary or involuntary liquidation, dissolution or winding up, Bolle does not have sufficient assets to pay the amount of the liquidation distributions on all outstanding shares of Series B preferred stock, then the holders of Series B preferred stock will receive their proportionate share of the assets available for distribution. The Series B preferred stock is not convertible or exchangeable for any other securities.

         We may redeem all or some of the shares of Series B preferred stock for cash or by issuing a subordinated debt instrument to the holders of the Series B preferred stock that has substantially the same terms as the Series B preferred stock. In addition, upon 10 days written notice, Series B preferred stock is redeemable no later than the earliest to occur of:

o the third anniversary date from the issuance of the Series B preferred stock, if we are allowed to do so under the terms and conditions of our senior indebtedness, or as soon thereafter as we are allowed to do so;

o the closing of any equity financing by Bolle, but only to the extent of the net cash proceeds of the financing and no more than the redemption price of the shares of Series B preferred stock that are still outstanding at that time, and only if we are allowed to do so under the terms and conditions of our senior indebtedness; or

o a change of control resulting in our payment in full of all amounts due under our senior indebtedness.

         Generally, the Series B preferred stock has no voting rights. As long as any shares of Series B preferred stock are outstanding, we may not, without the consent of the holders of at least 90% of those shares:

o    alter or change the rights, preferences or privileges of such shares;

o declare or pay a dividend or otherwise make a distribution on any security issued by Bolle which is junior to the Series B preferred stock, including the Series A preferred stock;

o enter into any agreements that prohibit us from declaring or paying dividends on the Series B preferred stock or redeeming the Series B preferred stock or subordinated debt, as the case may be; or

o issue any class or series of preferred stock series of preferred stock which has dividend, redemption or liquidation rights that are senior to or equal with the rights of the Series B preferred stock.

WARRANTS

         Under the warrant agreement with the sellers of Bolle France, we issued warrants for the purchase of 663,618 shares of common stock. These warrants are exercisable during the period from July 9, 1999 until July 9, 2001 at an exercise price of $9.95 per share. The exercise price is subject to certain adjustments which protect the warrantholders from dilution. Among other adjustments, the number of shares for which each warrant can be exercised will be increased to avoid dilution if we sell additional shares at a price lower than the market price of our common stock on the date of such sale. As a result, if the market price of our common stock is higher than the subscription price of this rights offering on the date we close this rights offering, the holders of these warrants will be entitled to purchase additional shares upon the exercise of their warrants to protect them from a dilution of their ownership interest in Bolle. The warrants may only be transferred during the exercise period, and only if they are registered under the Securities Act of 1933 and state securities laws or if the transfer is exempt therefrom.

         The warrants may only be exercised for the purchase of at least 17,000 shares of common stock or for the remaining amount of shares that the warrantholder is then able to purchase upon exercise of the warrant. A warrantholder may also choose to make a cashless exercise of the warrant, in which case the warrantholder would receive fewer shares of common stock than if the warrantholder had paid cash for the exercise.

         We must notify the holders of the warrants at least 20 days before the record date of any transaction in which we:

o pay any dividend on our common stock or make any distribution to the holders of our common stock;

o    offer pro rata subscription rights to the holders of our common stock;

o    offer any other rights to the holders of our common stock;

o engage in any capital reorganization, reclassification, consolidation, merger, or disposition of all or substantially all of our assets; or

o engage in a voluntary or involuntary dissolution, liquidation or winding up of Bolle.

         At any time during the exercise period, the holders of at least a majority of the shares issued or issuable pursuant to the exercise of the warrants and any securities issued or issuable with respect to those shares may cause us to register those shares under the Securities Act of

1933 within a commercially reasonable time. If such registration is requested, the holders of the warrants must pay all registration expenses, whether or not the registration is ever deemed effective. Furthermore, if at any time after July 9, 1999 we intend to file a registration statement for the registration of an offering of equity securities with the Securities and Exchange Commission, the holders of shares issued pursuant to the exercise of these warrants must be given at least 30 days prior notice and may have the shares described above included in the registration statement. In this event, we must pay all registration expenses.

CONVERTIBLE NOTES

         On May 29, 1998, we issued $7,000,000 in zero coupon convertible subordinated notes to Oz Master Fund, Ltd., under an exemption from registration under the Securities Act of 1933. The convertible notes are convertible at any time at the option of the noteholders, and under certain circumstances at our option, into a maximum of 1,333,333 shares of common stock. Under certain circumstances, including if we fail to convert or redeem the convertible notes when due, we will be required to repay the principal amount (up to a maximum of $7,000,000) in cash and issue up to a maximum of 360,000 shares of common stock to the holder(s) of the convertible notes. The convertible notes mature on May 29, 2002.

                              PLAN OF DISTRIBUTION

         We are distributing non-transferable Rights, at no cost, to the holders of our common stock outstanding as of the record date. See "The Rights Offering -- The Rights." Each Right will entitle the holder thereof to receive, upon payment of the subscription price, one share of common stock. Record date stockholders who fully exercise all Rights distributed to them will also be entitled to subscribe at the Subscription Price for shares of common stock that are not otherwise purchased pursuant to the exercise of Rights, subject to proration by Bolle under certain circumstances. See "The Rights Offering -- Subscription Privileges."

         Assuming ___% of the Rights are exercised (including any Rights exercised pursuant to the over-subscription privilege), we will receive approximately $___ in net cash proceeds for the Rights offering, after payment of approximately $ ____ of fees and expenses incurred in connection with the rights offering. See "Use Of Proceeds."

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is included elsewhere in this registration statement. Our consolidated financial statements as of December 31, 1998 are included in reliance on Ernst & Young LLP given their authority as experts in accounting and auditing.

         The consolidated financial statements of Bolle as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report (which contains an emphasis of a matter paragraph regarding the spin-off to Lumen shareholders and certain related transactions) of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                             CHANGES IN ACCOUNTANTS

During the year ended December 31, 1998, our board of directors considered changing our independent auditors. Effective November 3, 1998, Ernst & Young LLP was appointed to replace PricewaterhouseCoopers LLP to serve as our independent auditors for the fiscal year ending December 31, 1998. In connection with the audits of our two most recent fiscal years and all subsequent interim periods preceding the dismissal of PricewaterhouseCoopers LLP, we had no disagreement with PricewaterhouseCoopers LLP, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their report on the financial statements for that period. The reports of PricewaterhouseCoopers LLP, for that period did not contain an adverse opinion or disclaimer of opinion nor were they qualified as to uncertainty, audit scope, or accounting principles. The decision to replace PricewaterhouseCoopers LLP, with Ernst & Young LLP, as our independent certified accountants was unanimously approved by the Audit Committee of our board of directors and ratified by our full board of directors on December 15, 1998.

                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for Bolle by Willkie Farr & Gallagher, New York, New York.

                                   BOLLE INC.
                          INDEX TO FINANCIAL STATEMENTS

                                                                                  PAGE
Unaudited Interim Condensed Financial Statements
------------------------------------------------
  Unaudited Consolidated Balance Sheet as of June 30, 1999......................
  Unaudited Consolidated Statements of Operations for the three and six months ended June 30, 1999 and 1998 ................................
  Unaudited Condensed Consolidated Statements of Cash Flows for the
    three and six months ended June 30, 1999 and 1998...........................
  Notes to Condensed Financial Statements.......................................

Annual Financial Statements
---------------------------
  Independent Auditors' Report..................................................
  Report of Independent Accountants.............................................
  Consolidated Balance Sheets as of December 31, 1998 and 1997 .................
  Consolidated Statements of Operations for the years ended
    December 31, 1998, 1997 and 1996............................................
  Consolidated Statements of Stockholders' Equity for the years ended
    December 31, 1998, 1997 and 1996 ...........................................
  Consolidated Statements of Cash Flows for the years ended
    December 31, 1998, 1997 and 1996 ...........................................
  Notes to Consolidated Financial Statements....................................

                                   BOLLE INC.
                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)

                                                                             June 30,           December 31,
                                                                               1999                 1998
                                                                         -----------------    -----------------
ASSETS                                                                     (UNAUDITED)
Current assets:
Cash and cash equivalents                                                         $ 2,017              $ 1,194
Trade receivables, net                                                             15,640               15,238
Inventories                                                                        12,593               11,210
Investments held for resale                                                                              4,922
Other current assets                                                                3,696                3,676
                                                                         -----------------    -----------------
    Total current assets                                                           33,946               36,240

Property and equipment, net                                                         5,012                5,129
Trademarks, net                                                                    29,964               34,208
Goodwill and other intangibles, net                                                 5,528                5,245
Other assets                                                                        1,385                1,424
                                                                         -----------------    -----------------
    Total assets                                                                  $75,835             $ 82,246
                                                                         =================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Short term debt and current portion of long term debt                             $15,079             $ 18,955
Accounts payable                                                                    7,598                5,851
Accrued expenses                                                                    7,818                7,455
                                                                         -----------------    -----------------
    Total current liabilities                                                      30,495               32,261

Long-term debt, net of current portion                                              2,511                3,407
Zero coupon convertible subordinated notes                                          7,000                7,000
Deferred tax liabilities                                                           10,623               13,028
Other                                                                               3,170                3,063
                                                                         -----------------    -----------------
    Total liabilities                                                              53,799               58,759
                                                                         -----------------    -----------------

Minority interests                                                                                          70
Mandatorily redeemable Series A Preferred Stock--redemption value
 $11,055; par value $0.01; 64 shares authorized, issued and outstanding            11,055               11,055
Mandatorily redeemable Series B Preferred Stock plus accrued interest--redemption value $10,048; par value $0.01; 10 shares
 authorized, issued and outstanding                                                10,048                9,669

Stockholders' equity:
Common stock - par value $.01; 30,000 shares authorized; 6,895 and
 6,893 shares issued and outstanding                                                   69                   69
Additional paid-in capital                                                         38,167               38,539
Accumulated other comprehensive income (loss)                                        (677)
                                                                                                         1,731

Prior years' accumulated deficit                                                 (37,646)             (37,646)
Current year earnings                                                              1,020
                                                                         -----------------    -----------------
     Total stockholders' equity                                                       933                2,693
                                                                         -----------------    -----------------
     Total  liabilities and stockholders' equity                                 $ 75,835             $ 82,246
                                                                         =================    =================

                 See accompanying notes to financial statements

                                   BOLLE INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                       Three months ended                   Six months ended
                                                             June 30,                           June 30,
                                                 --------------------------------    -------------------------------
                                                     1999              1998              1999             1998
                                                 --------------    --------------    -------------    --------------
REVENUES
Net sales                                             $ 16,752          $ 13,748          $31,416          $ 24,476

COSTS AND EXPENSES
  Cost of sales                                          6,978             5,931           13,756            11,218
  Sales and marketing expenses                           3,982             3,304            7,265             5,641
  General and administrative expenses                    3,916             2,937            7,723             5,273
  Depreciation and amortization                            599               745            1,199             1,502
  Interest expense                                         360               311              811               794
  Other income                                           (323)             (405)          (1,000)             (919)
                                                 --------------    --------------    -------------    --------------
    Total costs and expenses                            15,512            12,823           29,754            23,509
                                                 --------------    --------------    -------------    --------------

Income before taxes                                      1,240               925            1,662               967
  Provision for income taxes                               483               351              647               368
  Minority interests                                       (3)                10              (6)                10
                                                 --------------    --------------    -------------    --------------
Net income                                                                   564            1,021               589
                                                           760
  Preferred dividends                                      191               141              383               170
                                                 --------------    --------------    -------------    --------------
Net income attributable to common stock                $   569           $   423           $  638            $  419
                                                 ==============    ==============    =============    ==============
Comprehensive income (loss)                            $   144          $  1,483        $ (1,387)          $  (374)
                                                 ==============    ==============    =============    ==============

Weighted average shares outstanding:

Basic                                                    6,895             6,746            6,895             6,583
Diluted                                                  7,127             7,116            7,123             6,813

Earnings per share:

Basic                                                   $ 0.08            $ 0.06           $ 0.09            $ 0.06
Diluted                                                 $ 0.08            $ 0.06           $ 0.09            $ 0.06


                 See accompanying notes to financial statements

                                   BOLLE INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)
                                   (Unaudited)

                                                                          Six months ended
                                                                              June 30,
                                                                  ---------------------------------
                                                                       1999              1998
                                                                  ---------------    --------------
         Net cash provided by operating activities                      $  1,893           $ 1,760
                                                                  ---------------    --------------

Cash flows from investing activities:
   Non compete agreement and intangible assets                               (50)             (350)
   Capital expenditures                                                   (1,017)             (372)
   Proceeds from sale of assets                                            4,945             5,567
   Cash paid for acquisitions, net of cash acquired                                         (3,620)
                                                                  ---------------    --------------
         Net cash used (provided) by investing activities                  3,878             1,225
                                                                  ---------------    --------------

Cash flows from financing activities:
   Proceeds from (payment on) revolving credit line                          (50)              121
   Proceeds from (payment on) long term obligations                       (4,025)           (6,781)
   Proceeds from issuance of zero coupon convertible
     subordinated notes                                                                      7,000
   Proceeds from (payments on) short term obligations                       (173)           (2,446)
   Net proceeds from issuance of common stock                                  6
                                                                  ---------------    --------------
         Net cash used by financing activities                            (4,242)           (2,106)
                                                                  ---------------    --------------

Effect of change in exchange rate on cash                                   (706)              (23)
                                                                  ---------------    --------------

Net increase in cash and cash equivalents                                    823               856

Cash and cash equivalents at beginning of period                           1,194             1,204
                                                                  ---------------    --------------

Cash and cash equivalents at end of period                               $ 2,017          $  2,060
                                                                  ===============    ==============







                 See accompanying notes to financial statements

                                   BOLLE INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1998.

NOTE 2--SEGMENT INFORMATION

The Company operates and manages its operation primarily based on geographic location. The Company has three reportable segments; North America, Europe and Australia. Each of the Company's segments sells Bolle branded sunglasses, goggles, safety and tactical eyewear. Products are manufactured by Bolle France in Oyonnax, France and through subcontractors, also primarily in Oyonnax, France. The Company's products are sold to outside distributors throughout the world and through its owned distributors in North America, Europe and Australia.

The Company evaluates performance and allocates resources based on operating results of the reportable segments. The accounting policies for each segment is the same as described in the summary of significant accounting policies. Intersegment sales and transfers are recorded at cost.

Information about the Company's reportable segments for the period ended June 30, 1999 is summarized in the following table.

Three months ended June 30,1999

                                                                                     Elimination of
                                         North                       Australia &      Intersegment      Consolidated
                                        America         Europe        Hong Kong        Transactions         Total
                                      -------------  -------------   -------------  -----------------------------------
Revenues from external customers           $ 7,573         $7,097          $2,082                             $ 16,752
Intersegment revenues                           98          5,103               7            $ (5,208)
Segment profit (loss)                          268            955              17                                1,240
Segment assets                              33,038         33,799           8,998                               75,835


Three Months ended June 30, 1998

                                                                                     Elimination of
                                         North                       Australia &      Intersegment      Consolidated
                                        America         Europe        Hong Kong        Transactions         Total
                                      -------------  -------------   -------------  -----------------------------------
Revenues from external customers           $ 6,093         $5,583          $2,072                             $ 13,748
Intersegment revenues                                       3,060             245       $ (3,305)

Segment profit (loss)                          757             77              91                                  925

Segment assets                              44,823         62,065           6,697                              113,585


Six Months ended June 30,1999

                                                                                     Elimination of
                                         North                       Australia &      Intersegment      Consolidated
                                        America         Europe        Hong Kong        Transactions         Total
                                      -------------  -------------   -------------  -----------------------------------
Revenues from external customers          $ 13,724       $ 13,386          $4,306                             $ 31,416
Intersegment revenues                          187          8,853              20        $ (9,060)

Segment profit (loss)                          181          1,483              (2)                               1,662

Segment assets                              33,038         33,799           8,998                               75,835


Six Months ended June 30, 1998

                                                                                     Elimination of
                                         North                       Australia &      Intersegment      Consolidated
                                        America         Europe        Hong Kong        Transactions         Total
                                      -------------  -------------   -------------  -----------------------------------
Revenues from external customers          $ 10,306       $ 12,098          $2,072                             $ 24,476
Intersegment revenues                                       4,376             245        $ (4,621)

Segment profit (loss)                          882            (6)              91                                  967

Segment assets                              44,823         62,065           6,697                              113,585

Net sales to unaffiliated customers are classified based on the location of the customers. Transfers between geographic areas are recorded at amounts generally above cost and in accordance with the rules and regulations of the respective governing tax authorities. Segment assets of geographic areas are those assets used in the Company's operations in each area.

For the three and six month periods ended June 30, 1999 and 1998, no single customer contributed more than 10% of the Company's net sales.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Bolle Inc.

We have audited the accompanying consolidated balance sheet of Bolle Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements for the year ended December 31, 1998 referred to above, present fairly, in all material respects, the consolidated financial position of Bolle Inc. at December 31, 1998 and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        ERNST & YOUNG LLP


Denver, Colorado
March 25, 1999

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
And Stockholders of Bolle Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Bolle Inc. and its subsidiaries at December 31, 1997, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 1, on March 11, 1998, the Company's parent, Lumen Technologies, Inc. (formerly BEC Group, Inc.) distributed the Company's stock to Lumen shareholders via a spinoff. Contemporaneously with the spinoff, certain assets and liabilities were transferred from Lumen to the Company and a portion of the Company's indebtedness to related parties was contributed to the capital of the Company, resulting in a decrease in current liabilities of approximately $28 million and an increase in stockholders' equity of approximately $14 million.

PricewaterhouseCoopers LLP

Dallas, Texas
April 15, 1998

                                   BOLLE INC.
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              DECEMBER 31,
                                                                                       ------------------------------
ASSETS                                                                                      1998             1997
                                                                                       -------------    -------------
Current assets:
  Cash and cash equivalents                                                                $ 1,194          $1,204

  Trade receivables, including $1,120 from related parties in 1997, less
    allowances of $1,065 and $857 in 1998 and 1997, respectively                            15,238          12,452
  Inventories                                                                               11,210          10,934
  Investment held for sale                                                                   4,922
  Prepaid and other current assets                                                           3,676           1,617
                                                                                        -------------    -------------
      Total current assets                                                                  36,240          26,207
Property and equipment, net                                                                  5,129           4,687
Trademark, net                                                                              34,208          39,029
Goodwill and other intangible assets, net                                                    5,245          23,447
Other assets                                                                                 1,424             527
                                                                                        -------------    -------------
Total assets                                                                               $82,246        $ 93,897
                                                                                        =============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

  Short-term debt and current portion of long term debt                                     $18,955
  Accounts payable                                                                            5,851        $ 6,247
  Indebtedness to related parties (Note 9)                                                                  35,782
  Other accrued expenses                                                                      7,455          5,914
                                                                                        -------------    -------------
      Total current liabilities                                                              32,261         47,943
Long-term debt, net of current portion                                                        3,407
Zero coupon convertible subordinated notes                                                    7,000
Deferred tax liabilities                                                                     13,028         14,000
Other long-term liabilities                                                                   3,063          2,056
                                                                                        -------------    -------------
      Total liabilities                                                                      58,759         63,999
                                                                                        -------------    -------------
Minority interests                                                                               70
Mandatorily redeemable Series A Preferred Stock--redemption value $11,055;
  par value $.01; 64,120 shares authorized, issued and outstanding                           11,055         11,055
Mandatorily redeemable Series B Preferred Stock plus accrued dividends--
  redemption value $9,669; par value $0.01; 10 shares authorized;
  9 shares issued and outstanding                                                             9,669
Stockholders' equity:
Common stock--par value $.01; 30,000 shares authorized; 6,893 and 2
  Shares issued and outstanding                                                                  69
Additional paid-in capital                                                                   38,539         23,960
Accumulated other comprehensive income                                                        1,731           (462)
Accumulated deficit                                                                         (37,646)        (4,655)
                                                                                        -------------    -------------
      Total stockholders' equity (loss)                                                       2,693         18,843
                                                                                        -------------    -------------
      Total liabilities, mandatorily redeemable preferred stock
        and stockholders' equity                                                           $ 82,246       $ 93,897
                                                                                        =============    =============

                                   BOLLE INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                       For the Year Ended December 31,
                                                               -------------------------------------------------
                                                                    1998             1997             1996
                                                               ---------------   --------------   --------------
Net sales                                                             $52,551          $32,160          $24,425
Costs and expenses:
   Costs of sales                                                      26,304           15,354           12,130
   General and administrative expenses                                 16,040            9,580            6,116
   Sales and marketing expenses                                        13,650            5,285            4,872
   Write-down of intangible assets                                     28,186
   Merger and acquisition integration related expenses                                   3,750
   Depreciation and amortization                                        3,162            1,477              386
   Interest expense (income)                                            1,555              963             (256)
   Other income                                                        (1,284)            (693)            (450)
                                                               ---------------   --------------   --------------
          Total costs and expenses                                     87,613           35,716           22,798
                                                               ---------------   --------------   --------------
   Income (loss) before income taxes and minority interests           (35,062)          (3,556)           1,627
   Provision for (benefit from) income taxes                           (2,141)           1,099              635
   Minority interests in income of consolidated subsidiary                 70
                                                               ---------------   --------------   --------------
   Net income (loss)                                                  (32,991)          (4,655)             992
   Preferred dividends                                                    598
                                                               ---------------   --------------   --------------
   Net income (loss) attributable to common stockholders            $ (33,589)         $(4,655)            $992
                                                               ===============   ==============   ==============

   Basic and diluted earnings (loss) per share                         $(4.98)          $ (.72)
                                                               ===============   ==============

   Weighted average shares outstanding                              6,737,672        6,469,013
                                                               ===============   ==============


                 See accompanying notes to financial statements

                                   BOLLE INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                    Common Stock
                               -----------------------
                                                                                        Accumulated
                                                       Additional                          Other           Total
                                               Par      Paid In       Accumulated      Comprehensive   Stockholders'
                                  Shares      Value      Capital         Deficit       Income (Loss)       Equity
                               ------------- ----------------------- ---------------- --------------------------------
December 31, 1995                                                                                            $ 12,770
Net income                                                                                                        992
Dividend to Lumen                                                                                             (4,019)
                                                                                                       ---------------
December 31, 1996                                                                                              $9,743
                                                                                                       ===============
Beginning Balance January 1,
  1997                                                      $ 9,743                                            $9,743
Capitalization of Bolle Inc.-
  February 3, 1997                    1,900                  10,915                                            10,915

Common stock issued in
  connection with Bolle France
  acquisition                           100                   3,302                                             3,302

Net loss                                                                    $(4,655)                          (4,655)
Foreign currency translation
  adjustment                                                                                     (462)          (462)
                                                                                                       ---------------
Comprehensive loss                                                                                            (5,117)
                                                                                                       ---------------

                               ------------- ----------------------- ---------------- --------------------------------
December 31, 1997                     2,000                  23,960          (4,655)             (462)         18,843
                               ------------- ----------------------- ---------------- --------------------------------

Shares issued in Spinoff          6,634,887        67        13,856                                            13,923
Shares issued for acquisitions

                                    248,388         2         1,317                                             1,319
Stock options exercised               7,899                       4                                                 4
Preferred dividends                                           (598)                                             (598)
Net loss                                                                    (32,991)                         (32,991)
Foreign currency translation
  adjustment                                                                                     2,193          2,193
                                                                                                       ---------------
Comprehensive loss                                                                                           (30,798)
                                                                                                       ---------------

                               ------------- ----------------------- ---------------- --------------------------------
December 31, 1998                 6,893,174       $69       $38,539        $(37,646)            $1,731         $2,693
                               ============= ======================= ================ ================================

          See accompanying notes to consolidated financial statements.

                                   BOLLE INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                             ----------------------------------------------
                                                                                    For the year ended December 31,
                                                                             ----------------------------------------------
                                                                                   1998            1997          1996
                                                                             ----------------------------------------------
Cash flows from operating activities:
  Net income (loss)                                                               (32,991)      $ (4,655)        $ 992
  Adjustments to reconcile income (loss) to net cash provided
    (used) by operating activities:
    Write down of intangible assets                                                28,186
    Merger and acquisition related expenses, net of payments                                                     1,823
    Depreciation and amortization                                                   3,162          1,477           386
    Bad debt expense                                                                  460            489            73
    Loss (gain) on sale of property and equipment                                     (22)            19             1
    Minority interests in net loss of consolidated subsidiaries                       70
Changes in current assets and liabilities (net of effect of companies acquired):
    Accounts receivable                                                            (2,252)         2,515           821
    Receivables from related parties                                                1,120         (1,120)         (736)
    Inventories                                                                     2,711          2,821        (1,470)
    Other assets                                                                  (1,624)           (726)          291
    Accounts payable                                                                1,547          2,584         1,135
    Accrued expenses                                                               (3,017)        (4,128)         (191)
                                                                             ----------------------------------------------
  Net cash provided (used) by operating activities                                 (2,650)         1,099         1,302
                                                                             ----------------------------------------------
Cash flows from investing activities:
  Cash expended in acquisitions, net of cash received                              (3,812)       (33,290)
  Capital expenditures                                                             (1,652)          (665)         (319)
  Proceeds from sale of fixed assets                                                5,682             65             2
  Non-compete agreement and intangible assets                                        (435)          (100)           (2)
                                                                             ----------------------------------------------
    Net cash used by investing activities                                            (217)       (33,990)         (319)
                                                                             ----------------------------------------------
Cash flows from financing activities:
  Proceeds from revolving credit line and indebtedness to related parties          44,992         34,362
  Payments to revolving credit line and indebtedness to related parties            37,866)                       (1,000)
  Payments on long-term obligations                                                (6,133)           (18)           (21)
  Payments on short-term obligations                                               (3,793)
  Proceeds from issuance of common stock                                                4
  Preferred stock redeemed and related dividends paid                                (553)
  Proceeds from issuance of zero coupon convertible subordinated notes              7,000
                                                                             ----------------------------------------------
    Net cash provided (used) by financing activities                                3,651           34,344        (1,021)
                                                                             ----------------------------------------------
Effect on cash of changes in foreign exchange rates                                  (794)            (560)
                                                                             ----------------------------------------------
Net increase (decrease) in cash                                                       (10)             893           (38)
Cash and cash equivalents at beginning of period                                    1,204              311           349
                                                                             ----------------------------------------------
Cash and cash equivalents at end of period                                         $1,194          $ 1,204         $ 311
                                                                             ==============================================

          See accompanying notes to consolidated financial statements.

Interest paid                $893           $ 46           $ 5
Income taxes paid          $2,690         $2,635             *

* Income taxes were paid by Lumen for the year ended December 31, 1996 as the Company had been part of Lumen's U.S. tax group since 1995. In 1997, only the Company's domestic income taxes were paid by Lumen on behalf of the Company. Accordingly, the income taxes paid by the Company in 1997 represent foreign income taxes. In 1998, taxes paid represent primarily foreign income taxes.

NONCASH TRANSACTIONS:

1998

o The acquisitions discussed in Note 2 were funded through a combination of cash, equity and debt. The fair values of the assets and liabilities at the dates of acquisition are presented as follows:

      Cash                                                 $ 348
      Accounts receivable                                  1,703
      Other current assets                                   430
      Inventories                                          2,381
      Property and equipment                                 304
      Goodwill                                             5,137
      Other assets                                            21
      Short term debt                                    (2,346)
      Accounts payable and accrued expenses              (1,362)

o In conjunction with our spinoff from Lumen, approximately $17 million of indebtedness to Lumen was contributed to capital.

1997

o The acquisition of Bolle France discussed in Note 2 was funded through a combination of cash, equity and debt. The fair values of the assets and liabilities at the dates of acquisition are presented as follows:

         Cash                                            $ 1,294
         Accounts receivable                               9,441
         Inventories                                       6,167
         Other current assets                                388
         Property and equipment                            3,949
         Goodwill                                         22,642
         Trademark                                        40,000
         Other assets                                        181
         Short-term debt                                   (175)
         Accounts payable and accrued liabilities        (9,756)
         Deferred tax liability                         (14,000)
         Other long-term liabilities                     (1,896)
1996

o During the fourth quarter of 1996, Bolle America forgave the repayment of a $4,019 advance made to Lumen during the year. The forgiveness of the advance was characterized as a dividend in 1996.

          See accompanying notes to consolidated financial statements.

                                   BOLLE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)

NOTE 1--GENERAL INFORMATION, BUSINESS AND BASIS OF PRESENTATION

GENERAL INFORMATION

         The Company was organized on February 3, 1997 to effect the July 1997 acquisition by Lumen Technologies, Inc. ("Lumen") of Holding B.F. (hereinafter referred to as "Bolle France"), the French holding company that owned the Bolle design, manufacturing and certain distribution interests, including the worldwide rights to the Bolle brand. The Company is a holding company, the principal subsidiaries of which are Bolle America, Inc. ("Bolle America"), Bolle France and Bolle Australia. Bolle America was acquired by Lumen in November 1995 in a transaction accounted for as a pooling of interests. Bolle Australia was acquired effective April 1, 1998 and the transaction was accounted for as a purchase.

         The Company began trading on the NASDAQ National Market under the symbol "BEYE" on March 12, 1998 after Lumen distributed its stock in the Company to Lumen's shareholders (the "Spinoff"). Prior to the Spinoff, the Company was a wholly-owned subsidiary of Lumen.

         In connection with the Spinoff, pursuant to a Bill of Sale and Assignment Agreement entered into between Lumen and the Company immediately prior to the consummation of the Spinoff (the "Contribution Agreement"), (i) Lumen assigned to the Company all of Lumen's assets other than assets related to Lumen's ORC Business (as defined in the Contribution Agreement) and certain other specified assets retained by Lumen; and (ii) the Company assumed all of Lumen's liabilities prior to the Spinoff other than those related to the ORC Business. Pursuant to this agreement, approximately $17 million of the Company's indebtedness to related parties was contributed to the capital of the Company and the remaining balance was refinanced via a bank credit facility.

         In connection with the Spinoff, the Company assumed all obligations and liabilities of Lumen to each of Maurice Bolle, Robert Bolle, Franck Bolle, Patricia Bolle Passaquay, Brigitte Bolle and Christelle Roche (collectively, the "Sellers," and each a "Seller") incurred by Lumen in connection with the purchase of Bolle France, and Lumen was released from all such obligations or liabilities. In addition, each Seller conveyed to the Company all shares of Series A Preferred Stock of Lumen (the "Lumen Preferred Stock") held by such Seller and the Company issued in exchange to each Seller, shares of its Series B Preferred Stock (the "Bolle Series B Preferred Stock") in proportion to the number of shares of Lumen Preferred Stock conveyed by such Seller to the Company. No shares of Bolle common stock were issued to the holders of outstanding shares of Bolle Series B Preferred Stock pursuant to the Spinoff. Lumen canceled all warrants (the "Lumen Warrants") and the Company issued in exchange to each holder of canceled Lumen Warrants, warrants to purchase Bolle common stock (the "Bolle Warrants") in proportion to the number of Lumen Warrants held by such holder prior to the cancellation.

BUSINESS

         Bolle Inc. is a vertically integrated, designer, manufacturer and marketer of Bolle(R) premium sunglasses, goggles, and tactical and safety eyewear. Products are manufactured by Bolle France in Oyonnax, France and through subcontractors and sold to distributors or direct customers primarily located in the United States, Europe, Australia and Canada.

BASIS OF PRESENTATION

         Bolle America was a wholly owned subsidiary of Lumen at the time the Company was formed. The net assets of Bolle America were contributed to the Company by Lumen as of July 1, 1997. At that time, the net book value of Bolle America was $11,038 including retained earnings of $359. Accordingly, the financial position and results of operations of Bolle Inc. presented herein are those of the Company's predecessor for accounting purposes, Bolle America, prior to the acquisition of Bolle France. The results of operations of Bolle France are included beginning on July 10, 1997, (the closing date of the Bolle France acquisition described in Note 2 below). The results of operation of Bolle Australia are included in the results of operations from April 1, 1998 (See Note
2).

         For the periods subsequent to the acquisition of Bolle America by Lumen and through the date of the Spinoff, certain revenues and expenses reflected in the financial statements include allocations of certain corporate expenses from Lumen. These allocations include income from Lumen's investment in Eyecare Products Plc, as well as expenses for general management, treasury, legal, tax, financial reporting, auditing, insurance, investor and public relations and information management. Allocations were primarily based on relative sales. These financial statements also reflect the allocation of certain corporate assets including those relating to taxes.

     For periods prior to 1997, equity is presented in the accompanying consolidated statement of stockholders' equity on one line. Presentation of traditional equity categories is not considered meaningful. Effective January 1, 1997, equity is presented in the traditional manner.

Note 2--Acquisitions

         Effective April 1, 1998, the Company acquired 75% of Bill Bass Optical Pty Ltd., 100% of Bolle Asia Ltd., and the 49% of Bolle Sunglasses Ltd., not already owned by the Company (collectively "Bolle Australia") for an aggregate purchase price of $5.2 million, including 248,388 shares of common stock issued upon execution of the Share Sale Agreement and $3.9 million in cash. Pursuant to the terms of the Share Sale Agreement up to 191,312 additional shares may be issued no later than twelve months after the closing.

         Effective January 1, 1998, the Company increased its interest in Bolle Canada, Inc. to 100% and began consolidating the entity.

         A summary of the preliminary allocation of the purchase price for all of these transactions is as follows:

           (in thousands)

           Current assets                                 $ 4,862
           Property and equipment                             304
           Goodwill                                         5,137
           Other assets                                        21
           Current liabilities                             (3,708)
                                                  ----------------
                                                          $ 6,616
                                                  ================

         The Company determined that net book value approximated fair value for current assets, property, plant and equipment, other assets and current liabilities. The excess of purchase price over book value of $5.1 million was allocated to goodwill which is being amortized over 40 years.

         On July 10, 1997, the Company acquired, in a transaction accounted for as a purchase, all of the shares of Bolle France, which included Bolle France and several consolidated and unconsolidated affiliates, for a total purchase price of approximately $58,235, comprised of cash of $31,000, Lumen Series A mandatorily redeemable preferred stock of $9,294, Company mandatorily redeemable preferred stock of $11,055 and Company common stock of $3,302, as well as direct acquisition costs of $3,584. Where such consideration was denominated in French

Francs, the July 10, 1997 exchange rate of 5.9197 was used to translate to US Dollars. A summary of the allocation of purchase price is as follows:

              Current assets                         $17,290
              Property and equipment                   3,949
              Goodwill                                22,642
              Trademarks                              40,000
              Other assets                               181
              Current liabilities                     (9,931)
              Long term liabilities                  (15,896)
                                                     --------
                                                     $58,235
                                                     ========

         The land included in property and equipment was purchased as part of a separate contract, therefore its specific purchase price of $422 is included as its fair value in property and equipment. The building was revalued based on management estimates resulting in a step up of $1,824 in value. This amount is also included in property and equipment. For all other property and equipment purchased, book value was assumed to approximate fair value.

         The following unaudited pro forma summary presents the Company's results of operations as if the acquisitions of Bolle France and Bolle Australia, accounted for as purchases, had occurred at the beginning of 1997. The 1998 pro forma results are adjusted for the Bolle Australia acquisition only, as Bolle France's operations are included in the Company's results of operations for the full year. This summary is provided for informational purposes only. It does not necessarily reflect the actual results that would have occurred had the acquisitions been made as of those dates or of result that may occur in the future.

         Summarized pro forma combined information reflecting the acquisitions of Bolle Australia and Bolle France are as follows:

                                                 Pro Forma
                                                 Combined
                                             ------------------
                           1998
                           Net sales            $ 56,079
                           Net loss              (32,611)
                           Loss per share          $4.73

                           1997
                           Net sales             $56,080
                           Net loss               (1,054)
                           Loss per share          $(.16)


NOTE 3--INTANGIBLE ASSET WRITE-DOWN AND MERGER AND ACQUISITION INTEGRATION RELATED EXPENSES

         During the fourth quarter of 1998, management concluded that certain significant operational and financial improvements that were anticipated and planned at the time the Company acquired Bolle France have not been achieved nor can management predict that such operational improvements will be achieved in the future. As a result, the Company has written-down $30.4 million of intangible assets which were recorded upon the purchase of Bolle France in July 1997. This write down to the estimated fair market value is the result of management's assessment that an impairment has occurred to the value of these assets after careful consideration of the business and market conditions affecting Bolle France. Factors that affected the impairment of the carrying value of Bolle France's intangible assets included: (i) since its acquisition, Bolle France has consistently failed to meet initial projections and subsequent financial forecasts, including management's financial expectations at the date of acquisition, and Bolle France's sales have declined by approximately 10% since the date of acquisition; (ii) the competitive market conditions in the premium sunglass industry have had a more significant impact on the results than anticipated at the time of acquisition; (iii) the evolution of the manufacturer from an build-to-order, family-owned enterprise to a fully integrated manufacturer supplying sister companies on a timely basis has been more difficult than originally envisioned; (iv) capitalizing on the design expertise and knowledge base in France in order to create successful, technologically advanced, yet cost effective worldwide collections each season has been difficult to achieve; (v) the manufacture of safety eyewear has not grown as anticipated primarily due to failed attempts at achieving significant United States distribution; and, (vi) realizing the synergies of vertical integration and streamlining the brand image has been difficult to achieve due to the fragmented brand strategies and independent distributor cultures that existed prior to the Company's purchase of Bolle France. The benefits of vertical integration have not had a significant impact on the Company's operating results and management cannot predict if such synergies will favorably impact its operations in the future.

         These conditions led to operating results and forecasted future results that were substantially less than had been anticipated at the time of the Company's acquisition of Bolle France. The Company has revised its projections and has determined that its projected results would not fully support the future amortization of the goodwill and trademark balances. In accordance with the Company's policy, management assessed the recoverability of goodwill and trademark using an undiscounted cash flow projection based on the remaining amortization period. Based on this projection, impairment existed at Bolle France. Management then estimated the fair value of this asset at December 31, 1998, which resulted in the write down of the Bolle France goodwill by $24.1 million and a write-down of $6.3 million relating to the Bolle trademark. Fair value was determined by management based upon looking at a number of valuation methodologies including, revenue multiples and operating profit multiples. These write downs, net of the associated release of $2.2 million of deferred tax liability, resulted in a charge of $28.2 million.

         Acquisition integration related expenses of $3.75 million in 1997 represent the following expenses incurred in connection with the integration of Bolle France and creation of Bolle Inc.: (i) a reserve for the return of product from the Company's owned and non-owned distributors in conjunction with the redefining and streamlining of Bolle Inc.'s new product line, and (ii) the legal, production and marketing expenses related to the set up of a new logo for Bolle(R) worldwide and the creation of the first worldwide catalog.

NOTE 4--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. Investments in less than 50% owned entities are accounted for by the equity method. Investments in less than 20% owned entities are accounted for by the cost method. All significant intercompany transactions, profits and accounts are eliminated in consolidation.

   Cash Equivalents

         Cash equivalents include all cash and temporary cash investments with original maturities of three months or less. The carrying value is equal to market value.

   Revenue Recognition

         The Company recognizes revenue at the time of shipment with estimates provided for returns based on historical experience.

Concentration of Credit Risk and Major Customers

         In the opinion of management, concentration of credit risk varies significantly on a country-by-country basis. The Company sells to customers throughout the world, with the majority of sales to customers in the United States, Europe, Australia and Canada.

         Credit is generally extended based on an evaluation of the customer's financial condition and its relationship with the Company, and collateral is generally not required. Credit risk is affected by conditions or occurrences in the local economies and relative strength of the local environment in each of the countries where the Company's customers operate. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

Foreign Currency Translation

         For subsidiaries which operate in a local currency environment, assets and liabilities are translated into U.S. dollars at year end exchange rates in effect at the balance sheet date. Income and expense items are translated at average rates prevailing during the year. Translation adjustments for these subsidiaries are accumulated in a separate component of equity.

Foreign Currency Transactions

         Prior to July 1997, the Company had entered into a series of agreements with Bolle France providing a series of fixed exchange rates on the French franc/U.S. dollar exchange rate for inventory purchases from Bolle France. From time to time, the Company may also enter into foreign currency forward contracts to hedge against the effects of foreign currency fluctuations on inventory purchases and the settlement of trade accounts payable. There were no such contracts in effect during 1998. Foreign currency transaction gains and losses are recorded in other income when the underlying transactions are settled.

Inventories

         Inventories, which consist primarily of raw materials and finished goods held for sale, are stated at the lower of cost or market value. Costs include materials, direct labor, and overhead. The Company determines inventory value on an average cost basis.

Warranties

         Certain sales are subject to warranty against defects in material and workmanship. The Company provides for such potential future costs at the time the sales are recorded based on historical experience.

Property and Equipment

         Property and equipment are stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed on a straight line or accelerated basis for financial reporting purposes, and on an accelerated basis for tax purposes, over the estimated useful lives of the assets. Useful lives range from 3 to 7 years for office equipment, fixtures and molds and up to 30 years for buildings. Asset cost and accumulated depreciation amounts are removed for dispositions and retirements, with resulting gains and losses reflected in earnings.

Trademark, Goodwill and Other Intangible Assets

         Trademark represents the Bolle( brand. Goodwill represents the excess cost over the fair value of net assets acquired in business combinations accounted for under the purchase method. Other intangible assets consist principally of a non-compete agreement.

         Trademark, goodwill and other intangible assets are amortized on a straight line basis over estimated useful lives which approximate 40 years for the Bolle trademark, 40 years for goodwill and from 3-10 years for other identifiable intangibles. At each balance sheet date, the Company evaluates the realizability of trademark, goodwill and other intangible assets based upon expectations of undiscounted cash flows of each subsidiary having a significant trademark, goodwill or other intangible asset balance. Should this review indicate that trademark, goodwill or other intangible assets will not be recoverable, the Company's carrying value of the trademark, goodwill or other intangible assets will be reduced to its estimated fair market value. Based upon its most recent analysis, the Company believes there has been an impairment of the trademark and goodwill as disclosed in Note 3.

Impairment of Long-Lived Assets

         The Company periodically evaluates the realizability of long-lived assets including trademarks, goodwill and other intangible assets, based on expectations of undiscounted cash flows. Should this review indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the carrying amount of the asset to determine whether a write-down to market value is required.

Income Taxes

         Deferred income taxes are provided on the difference in basis of assets and liabilities between financial reporting and tax returns using enacted tax rates. A valuation allowance is recorded when realization of deferred tax assets is not assured.

Earnings Per Share

         Basic earnings per share is computed pursuant to SFAS No. 128 "Earnings Per Share," by dividing net earnings or loss available to common stockholders by the weighted average number of outstanding shares of common stock. Diluted earnings per share includes weighted average common stock equivalents outstanding during each year in the denominators, unless the effect is antidilutive. Common stock equivalents consist of the dilutive effect of common shares which may be issued upon exercise of stock options, warrants or conversion of debt. Weighted average shares outstanding at December 31, 1998 assumes the shares issued in connection with the Spinoff were issued as of the beginning of the year. Weighted average shares outstanding for 1997 assume the shares issued in connection with the Spinoff were issued for the entire year.

Pension and post retirement indemnity

         A provision of $396 is recorded for the termination indemnity of the legal employees of Bolle France and its subsidiaries. These indemnities are due to employees who leave Bolle France or its subsidiaries at retirement age (65) and depend upon the length of the employee's service and salary level. The obligation, which is not funded, is calculated using an actuarial method (discount rate of 6.19%, salary increase of 2.5%) and considers staff turnover and mortality statistics until retirement age. There are no other pensions, post-retirement or post-employment obligations to Bolle France as such employee benefits are provided by the French Social Security System. During 1998 and 1997, the Company recorded expenses of $285 and $150, respectively related to this plan.

Reclassifications

         Certain amounts in 1996 and 1997 financial statements have been reclassified to conform with the 1998 presentation.

Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

Fair Value

         At December 31, 1998, the carrying value of financial instruments such as trade receivables, accounts payable and short term debt approximated their fair values based on the short term maturities of these instruments.

NOTE 5--INVENTORIES

         Inventories consist of the following at:

                                                December 31,
                                  ----------------------------------------
                                        1998                  1997
                                  ----------------      ------------------
  Raw materials                      $   1,494             $   1,362
  Work in progress                       2,764                 2,595
  Finished goods                         6,952                 6,977
                                  -----------------     ------------------
                                      $ 11,210              $ 10,934
                                  =================     ==================

NOTE 6--PROPERTY AND EQUIPMENT

         Property and equipment consists of the following at:

                                                       December 31,
                                              -------------------------------
                                                  1998             1997
                                              --------------  ---------------
             Land                                     $ 444            $ 417
             Buildings and improvements               2,496            2,169
             Machinery and equipment                  3,363            2,197
             Computer hardware and software             591              847
             Furniture and fixtures                     475              202
                                              --------------  ---------------
                                                      7,369            5,832
             Less: accumulated depreciation          (2,240)          (1,145)
                                              ==============  ===============
                                                    $ 5,129          $ 4,687
                                              ==============  ===============

         Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $1,232, $705 and $216, respectively.

         The minimum future rental expense for property and buildings under operating lease is as follows:

                   1999                        $   739
                   2000                            655
                   2001                            559
                   2002                            544
                   2003                            483
                   Thereafter                      658
                                               --------
                                               $ 3,638
                                               ========

NOTE 7--INVESTMENT HELD FOR SALE

Eyecare Products plc

         The Company received its 23% interest in Eyecare Products plc ("Eyecare") in the Spinoff and recorded related income of $1 million in 1998. On February 26, 1998, as a part of a tender offer, the Company sold its investment in Eyecare for (pounds sterling)3.1 million resulting in a $37 gain on the sale. $3 million of the proceeds were used to repay outstanding bank debt.

NOTE 8--TRADEMARK, GOODWILL AND OTHER INTANGIBLE ASSETS

         Trademark, goodwill and other intangible assets and related accumulated amortization consist of the following:

                                                                              December 31,
                                                                    -------------------------------
                                                                        1998             1997
                                                                    --------------  ---------------
Goodwill                                                              $   4,522      $ 22,979
Non-compete agreement                                                     1,000           900
Other identifiable intangible assets                                        316            16
                                                                    --------------  ---------------
                                                                          5,838        23,895
Less: Accumulated amortization                                             (593)         (448)
                                                                    --------------  ---------------
                                                                      $   5,245      $ 23,447
                                                                    ==============  ===============
Trademark                                                              $ 39,523      $ 39,523
Less: Accumulated amortization and impairment adjustment                 (5,315)         (494)
                                                                    --------------  ---------------
                                                                       $ 34,208      $ 39,029
                                                                    ==============  ===============

         The 1998 balances reflect the write down of goodwill and trademark carrying values by $24,106 and $4,080, respectively. See Note 3.


         The Company entered into a non-compete agreement with the former president of Bolle America for the period November 2, 1995 through December 31, 2005. The Company paid $800 at November 2, 1995, $100 in 1998 and 1997 and will pay $100 per year from January 1, 1999 to 2005.

         Amortization expense for the years ended December 31, 1998, 1997 and 1996 was $1,929, $772 and $170, respectively. The 1998 amortization expense represents the expense prior to the write down of goodwill and reduction in trademark. See Note 3.

NOTE 9--CREDIT FACILITIES

Short-Term Debt

         Short-term debt consists of the following at December 31:

                                                     1998            1997
                                                 ------------    ------------
Indebtedness to related parties                      $   ---        $ 35,782
Revolving line of credit under Credit Agreement       14,669             ---
Overdraft facility                                       351             ---
                                                 ============    ============
                                                    $ 15,020        $ 35,782
                                                 ============    ============


Long-Term Debt

         Long-term debt consists of the following at December 31:

                                                                      1998
                                                                 -------------
     Term facility of Credit Agreement                             $ 7,198
     Zero Coupon convertible subordinated notes                      7,000
     Capital Leases                                                    144
                                                                 -------------
                                                                   $14,342
     Less: Current portion of term facility of Credit Agreement     (3,935)
                                                                 =============
                                                                 $ 10, 407
                                                                 =============

         Aggregate maturities of long-term debt are as follows:

                   1999                              $4,017
                   2000                               1,055
                   2001                               1,009
                   2002                               8,009
                   2003                                 252
                   Thereafter                             0
                                                ---------------
                                                    $14,342
                                                ===============

                         INDEBTEDNESS TO RELATED PARTIES

         Until the Spinoff and during the years ended December 31, 1997 and 1996, the Company was party to a revolving intercompany credit arrangement with Lumen whereby interest was earned at a rate of 5% on excess cash and interest was charged at a rate of 8% on outstanding borrowings.

                                CREDIT AGREEMENT

         On March 11, 1998, in connection with the Spinoff described in Note 1, the Company entered into a $28 million credit agreement (the "Credit Agreement") with a syndicate of lenders led by NationsBank N.A. The Credit Agreement, which as amended as of December 31, 1998, provides for a $10 million Term Loan denominated in French Francs, payments due quarterly over five years, and a revolving line of credit of $16.4 million, including a letter of credit subfacility of $5 million. The interest rate applicable to the facilities is equal to Base Rate or the Eurodollar Rate or the French Franc LIBOR Rate (each as defined in the Credit Agreement), as the Company may from time to time elect. The Base Rate is generally equal to the sum of (a) the greater of (i) the prime rate as announced from time to time by NationsBank or (ii) the Federal Funds Rate plus one-half percent (0.5%) and (b) a margin ranging form 0% to 1% depending on the Company's satisfaction of certain financial criteria. The Eurodollar Rate is generally equal to the interbank offered rate, as adjusted, to give effect to reserve requirements, plus a margin ranging from 1% to 3%, depending upon the Company's satisfaction of certain financial criteria. The terms of the Credit Agreement require the Company to maintain certain financial ratios. For the year ended December 31, 1998, the average interest rate on the Credit Agreement was 6.4%. At the end of the year the interest rate was 5.8%.

         As of December 31, 1998, the Credit Agreement was amended. The amendment, among other things, changed the requirements of certain financial covenants and required that $3 million of the proceeds from the sale of Eyecare be used to pay down part of the term facility.

                    ZERO COUPON CONVERTIBLE SUBORDINATED NOTE

         On May 29, 1998, the Company issued $7,000,000 in zero coupon convertible subordinated notes (the "Convertible Notes") to Oz Master Fund, Ltd., under an exemption from registration under the Securities and Exchange Act of 1934. Pursuant to the terms of the Convertible Subordinated Note Purchase Agreement, the Convertible Notes are convertible at any time at the option of the holders and under certain circumstances of the Company into a maximum of 1,333,333 shares of common stock. Under certain circumstances, including if the Company fails to convert or redeem Convertible Notes when due, the Company becomes obligated to repay the principal amount (up to a maximum of $7,000,000) in cash and issue up to a maximum of 360,000 shares to the holder(s) of such Convertible Notes. The Convertible Notes mature on May 29, 2002.

Note 10--Income Taxes

         The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach to accounting for income taxes. As a result of March 1998 Spinoff of the Company, the Company for the first time will file its consolidated tax return separately from Lumen. In addition, the Company has reorganized the structure of various entities comprising Bolle France so that Bolle France will file one consolidated tax return for 1998 and subsequent thereto.

         Income (loss) before provision for income taxes consists of the following for the periods ended:

                                          December 31,
                   -----------------------------------------------------------
                         1998                 1997                 1996
                   -----------------    -----------------    -----------------
  U.S.             $   (4,069)              $ (4,713)             $1,627
  Foreign             (30,993)                 1,157
                   -----------------    -----------------    -----------------
                   $  (35,062)              $ (3,556)             $1,627
                   =================    =================    =================

         The provision (benefit) for income taxes consists of the following for the periods ended:

                                                 December 31,
                              ----------------------------------------------
                                  1998             1997             1996
                              ------------     -------------    ------------
UNITED STATES:
  Current:
  Federal                                                           $542
  State and local                                                     81
  Deferred                     $  (925)         $   445               12
                             ---------------- ---------------- ---------------
                               $  (925)             445              635
                             ---------------- ---------------- ---------------

FOREIGN:
  Current                          847            1,803
  Deferred                      (2,063)          (1,149)
                             ---------------- ---------------- ---------------
                                (1,216)             654
                             ---------------- ---------------- ---------------
Total provision for income
     taxes                   $  (2,141)          $1,099             $635
                             ================ ================ ===============

         The Company's effective tax rates differ from the Federal statutory rate as follows:

                                                                 December 31,
                                              ----------------------------------------------------
                                                   1998             1997               1996
                                              ---------------  ----------------   ----------------
Expected tax (benefit) at statutory rate             (34.0)%           (34.0)%              34.0%
State income taxes (benefit)                          (3.0)%            (3.0)%               3.5%
Non-deductible and merger related
      expenses                                         29.7%              7.9%
Valuation allowance                                     1.2%             60.0%
Other, net                                                                                   1.5%
                                              ===============  ================   ================
                                                      (6.1)%             30.9%              39.0%
                                              ===============  ================   ================

          (i) Significant components of deferred income taxes are as follows for the periods ended:

          (ii)


                                                        December 31,
                                             ---------------------------------
                                                1998               1997
                                             --------------     --------------
   Accounts receivable                                $263                $61
   Non qualified stock options                          54                 54
   Inventories                                         138              1,186
   Accrued expenses                                    624                362
                                             --------------     --------------

     Total gross current deferred tax assets         1,079              1,663

Non-current deferred tax assets:

                                                        December 31,
                                             ---------------------------------
                                                1998               1997
                                             --------------     --------------
Current deferred tax assets:

   Net operating loss carry forward                  3,892                828
   Investments                                       3,765

   Accrued expenses                                    478                440
   Fixed assets                                         18                 23
                                             --------------     --------------

     Total non-current deferred tax assets           8,153              1,291
                                             --------------     --------------

     Gross deferred tax asset                        9,232              2,954
        Valuation allowance                         (7,831)           (2,132)
                                             --------------     --------------
        Deferred tax asset                           1,401                822
                                             --------------     --------------
Current deferred tax liability:

   Other liabilities                                 (344)              (155)
Non current deferred tax liability:

   Other liabilities                                 (900)

   Intangibles                                    (12,128)           (14,000)
                                             --------------     --------------
     Gross deferred tax liability                 (13,372)           (14,155)
                                             --------------     --------------
     Net deferred tax asset (liability)           (11,971)          $(13,333)
                                             ==============     ==============

         A valuation allowance has been established for the majority of the net tax benefit associated with all domestic carryforwards and temporary differences at December 31, 1998, as their realization is not reasonably assured. A valuation allowance was established for the entire net tax benefit associated with all domestic carryforwards and temporary differences at December 31, 1997, as their realization was also not assured. The current year effect on the income tax provision related to the valuation allowance is a benefit of $925. The benefit relates primarily to a change in judgment about the realizability of the related deferred assets that management believes will be utilized in 1999.

         The Company recorded a gross deferred tax asset of $9,232 and $2,954 for the years ended December 31, 1998 and 1997, respectively. Net operating loss carryforwards amount to approximately $10.5 million and $2.2 million at December 31, 1998 and 1997, respectively. The net operating loss carryforwards begin to expire in the year 2011.

NOTE 11--MANDATORILY REDEEMABLE PREFERRED STOCK AND WARRANTS

Series A Preferred Stock

         In connection with the acquisition of Bolle France described in Note 2, the Company issued 64,120 shares of Bolle Series A Preferred Stock with a redemption value of $11,055. Shares of the Bolle Series A Preferred Stock will be redeemed by the Company on July 10, 2000, subject to the provisions of the Credit Agreement. Prior to that time, the Company may redeem any shares of Bolle Series A Preferred Stock at any time. Further, in the event that the Company's EBITDA exceeds $18,400 (which was not met) for the fiscal year 1998 or $24,700 for the fiscal year 1999, the Company is obligated to redeem any shares of the Bolle Series A Preferred Stock then outstanding, provided that in each case the Company remains in compliance with the financial covenants contained in any senior indebtedness in effect as of June 4, 1997, as amended, after giving effect to such redemption and $2,000 is available for borrowing by the Company under the Credit Agreement. The carrying value of the Bolle Series A Preferred Stock approximates its fair value.

Series B Preferred Stock

         In connection with the Spinoff, the Company issued 10,000 shares of Bolle Series B Preferred Stock with a redemption value of $9.6 million. Cumulative cash dividends were accrued at an average rate of 6.5% in 1998. Such rate increases up to 10% beginning on January 1, 2000 and continuing until the stock has been redeemed. The Company may redeem the shares of Bolle Series B Preferred Stock, in whole or in part, for cash or, beginning on January 1, 1998, by issuing to the holders of the Series B Preferred Shares a subordinated debt instrument (the "Subordinated Debt") with substantially the same powers, designations, preferences and relative, participating, or other rights, and qualifications, limitations and restrictions as the Bolle Series B Preferred Stock upon 10 days prior written notice. In addition, the Company must, upon 10 days prior written notice, redeem, out of funds legally available therefor, the Bolle Series B Preferred Stock (if not previously redeemed), upon the earlier occurrence of (i) the earlier of (A) the third anniversary date from the issuance of the Bolle Series B Preferred Stock (July 10, 2000), if redemption is then permitted under the terms and conditions of the Company's Senior Indebtedness, (B) such later date as redemption is first permitted under the terms of the Company's Senior Indebtedness; (ii) the closing of any equity financing by the Company, but only to the extent of the net cash proceeds of such financing by the Company and no more than the redemption price of the then outstanding shares of Bolle Series B Preferred Stock, and provided further, that such redemption would not violate any of the terms and conditions of the Company's Senior Indebtedness; or (iii) a change of control resulting in the Company's payment in full of all amounts due with respect to its Senior Indebtedness. In accordance with the Staff Accounting Bulletin 68, the Company accrues dividends using the effective dividend rate over the term of the Preferred Stock. The effective rate used to accrue dividends during 1998 was 7.75%.

Warrants

         In connection with the Spinoff, the Company issued warrants for the purchase of 663,618 shares of Company common stock (the "Bolle Warrants"). The Bolle Warrants will be exercisable between July 9, 1999 and July 10, 2001 at an exercise price of $9.95 per share, subject to certain adjustments.

NOTE 12--STOCK OPTION PLANS

         Until the Spinoff, the employees of the Company were eligible to participate in the Lumen stock incentive plan. Such options were exercisable into common stock of Lumen. Accordingly, Lumen disclosures for the Company employees participating in the Lumen stock incentive plan are shown below for 1997 and 1996. All option information has been restated to give effect to the May 3, 1996 and March 12, 1998 reverse stock splits of Lumen. Upon the March 1998 Spinoff, the Company adopted its 1998 Stock Incentive Plan which is similar to the Lumen plan. In conjunction with the Spinoff, Lumen options held by the Company's employees and consultants were canceled and replaced with equivalent company options.

         The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans, which are described below. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost been determined based on the fair market value at the grant dates for awards to Company employees under those plans consistent with the method provided by SFAS No. 123, the Company's net income (loss) and net income
(loss) per share would have been as follows:

                                                                             December 31,
                                                    ----------------------------------------------------------------
                                                           1998                   1997                  1996
                                                    -------------------    -------------------    ------------------
Net income (loss) attributable to common stock:

As reported                                              $ (33,589)             $  (4,655)             $  992
Pro forma                                                $ (34,176)             $  (4,884)             $  706


Basic and diluted earnings (loss) per share:

As reported                             $ (6.11)               $   (.72)
Pro forma                               $ (6.21)               $   (.75)


         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for all grants:

                                1998               1997               1996
                              --------          -- ------           ---------
Dividend yield                   0%                 0%                 0%
Expected volatility              90%                50%                64%
Risk free rate of return        6.5%               6.5%                5%
Expected turnover                7%                 7%                 7%
Expected term                  5 years            5 years            5 years


         Until May 1996, the Company employees were eligible to participate in the Benson Stock Incentive Plan. The weighted average fair value of all Benson Eyecare Corporation (Lumen's predecessor, "Benson") options granted during the year ended December 31, 1996 was $10.24 per Benson share, respectively. The weighted average fair value of all Lumen options granted during 1997 and 1996 was $8.98 and $9.96 per Lumen share, respectively.

         The Company may grant nonqualified stock options, incentive stock options or stock appreciation rights to officers, directors, consultants and key employees.

         As a result of a merger and asset sale on May 3, 1996, all Benson options were canceled. Option holders received consideration (including new Lumen options) for their Benson options. Accordingly, all options were issued under the Lumen Stock Compensation Plan, on or after May 3, 1996.

         A summary of the transactions for Benson options held by Company employees is as follows:

                                 Option Price Range Per     Number of Benson
                                      Benson Share               Shares             Expiration Date
                                -----------------------     -----------------       ---------------
Outstanding at 12/31/95              $12.26-$18.00                  124               1996-2000
Granted                                                             --
Exercised                                 --                        --
Canceled                                  --                        --
Canceled in connection with
merger and asset sale                $12.26-$18.00                 (124)
                                                             ----------------
Outstanding at 12/31/96                                             --
                                                             ================

         A summary of the transactions for Lumen options held by Company employees is as follows:

                                           Weighted Average
                                               Exercise
                                           Price Per Lumen         Number of
                                                Share            Lumen Options
                                           ------------------    --------------
   Outstanding at 12/31/95                                              --

                                          Weighted Average
                                              Exercise
                                          Price Per Lumen         Number of
                                               Share            Lumen Options
                                          ------------------    --------------
   Granted                                      9.96                   99
   Exercised                                                           --
   Canceled                                     9.96                  (15)
                                                                 ---------
   Outstanding at 12/31/96                      9.96                   84
   Granted                                      8.98                  439
   Exercised                                   10.34                   (2)
   Forfeited                                   10.12                  (27)
                                                                 ---------
   Outstanding at 12/31/97                      9.08                  494
   Canceled in connection with Spinoff          9.08                 (494)
                                                                 =========
   Outstanding at 12/31/98                                             --
                                                                 =========


         A summary of the transactions for Company options follows:

                                      Weighted Average
                                          Exercise
                                          Price Per          Number of
                                           Share               Options
                                      ------------------    --------------
     Outstanding at 12/31/97                  ---                   ---
     Granted                                 2.40                 1,215
     Exercised                               0.84                   (9)
     Canceled                                3.08                   (3)
                                                              ==========
     Outstanding at 12/31/98                 2.41                 1,203
                                                              ==========

         The shares granted in 1998 include 494 Lumen options which were replaced by 829 Company options.

         Options generally vest evenly over a three-or four-year period beginning one year from the date of grant and expire seven years from the date of grant. The 483 exercisable options outstanding at December 31, 1998 had an option price range of $0.01 - $5.45 and a weighted average exercise price of $1.51 per share. The weighted average remaining contractual life of the 1,203 options outstanding at December 31, 1998 was approximately 5.5 years.

NOTE 13--RELATED PARTY TRANSACTIONS

         On March 11, 1998, in conjunction with the Spinoff, (see Note 1) the Company executed a Management Services Agreement with Lumen pursuant to which certain executives of Lumen provided key management services to the Company. The management services agreement was assigned by Lumen to Marlin Holdings, Inc. effective November 1, 1998. The Agreement expires on December 31, 2003 and thereafter automatically renews for successive one-year periods until terminated by either party upon at least ninety days written notice. The fee for such services is $600 per year. The Chairman and Vice Chairman of the Company are also executive officers and shareholders of Marlin Holdings, Inc.

         Mr. Franklin served as non-executive chairman of Eyecare Products during 1998 and as a director of AAi/Foster Grant, Inc. ("AAi"). Mr. Ashken also served as a director of Eyecare Products during 1998.

NOTE 14--COMMITMENTS AND CONTINGENCIES

         The Company is subject to various litigation incidental to its business. In connection with the Spinoff, the Company has agreed to indemnify Lumen against liabilities which may arise from certain pending litigation.

Irrespective of any indemnification that may be received, the Company does not believe that exposure on any matter will result in a significant impact on the financial position, results of operations or cash flows of the Company. In addition, the Company, from time to time, is a party to litigation that arises in the normal course of business. The Company is not currently party to litigation that would have a material adverse affect on its business or operations.

         The Company maintains an investment in preferred stock of AAi, which it received from Lumen at the time of the Spinoff. Under the terms of the preferred stock, the Company will receive $1 million in cash from AAi no later than February 28, 2000. In addition, the Company will receive a further $2.5 - $3 million upon AAi undertaking a Redemption Event as defined in the agreement between Bolle Inc. and AAi. If the Redemption Event occurs prior to February 28, 2000, the $1 million is payable at that time. Of this amount, $2.5 million is payable to Lumen. Accordingly, the investment is recorded at only $1 million on the balance sheet as of December 31, 1998 in other current assets. If no Redemption Event occurs by December 2003, $2.5 million becomes payable to Lumen.

NOTE 15--SEGMENT INFORMATION

         The Company operates and manages its operation primarily based on geographic location. The Company has three reportable segments; North America, Europe and Australia. Each of the Company's segments sells Bolle branded sunglasses, goggles and safety and tactical eyewear. Products are manufactured by Bolle France in Oyonnax, France and through subcontractors. The Company's products are sold to outside distributors throughout the world through its owned distributors in North America, Europe and Australia.

         The Company evaluates performance and allocates resources based on operating results of the reportable segments. The accounting policies for each segment is the same as described in the summary of significant accounting policies. Intersegment sales and transfers are recorded at cost.

         Information about the Company's reportable segments for the year ended December 31, 1998 is summarized in the following table. Amounts presented include Europe from July 10, 1997 and Australia and Hong Kong from April 1, 1998

         Year Ended December 31, 1998

                                                                                      Elimination of
                                         North                       Australia &       Intersegment     Consolidated
                                        America         Europe        Hong Kong        Transactions         Total

                                      -------------  -------------   -------------  -----------------------------------
Revenues from external customers          $ 20,210        $23,449          $8,892                             $ 52,551
Intersegment revenues                          149         13,427                           $ (13,576)

Interest expense                              (747)         2,181             121                                1,555

Depreciation and amortization                  423          2,610             129                                3,162

Segment profit (loss)                       (2,779)        (3,088)            482                               (5,385)

Write-down of intangible assets                           (28,186)                                             (28,186)

Segment assets                              36,965         35,806           9,475                               82,246
Expenditures for long-lived assets             333          1,209             110                                1,652

Year Ended December 31, 1997

                                                                      Elimination of
                                         North                         Intersegment     Consolidated Total
                                        America         Europe         Transactions
                                      -------------  -------------   ------------------ -------------------
Revenues from external customers           $18,711        $13,449                                  $32,160
Intersegment revenues                                       4,976            $ (4,976)

Interest expense                               942             21                                      963

Depreciation and amortization                  367          1,110                                    1,477

Segment profit (loss)                      (5,985)        (1,330)                                  (4,655)

Segment assets                              11,249         82,648                                   93,897
Expenditures for long-lived assets              42            623                                      665

         Net sales to unaffiliated customers are classified based on the location of the customers. Transfers between geographic areas are recorded at amounts generally above cost and in accordance with the rules and regulations of the respective governing tax authorities. Income (loss) before income taxes consists of total net sales less operating expenses and does not include merger and acquisition integration related expenses, interest and other income, net. Identifiable assets of geographic areas are those assets used in the Company's operations in each area.

         For the year ended December 31, 1996, the Company had sales to a specific customer located in the United States that represented 14% of net sales. For the years ended December 31, 1998 and 1997, no single customer contributed more than 10% of the Company's net sales.

NOTE 16--QUARTERLY FINANCIAL DATA (UNAUDITED)

         For the year ended December 31, 1998

                                                         Q1                 Q2                 Q3                 Q4
                                                    --------------     --------------    ----------------   ---------------
Net Sales                                                $ 10,728           $ 13,748            $ 13,733          $ 14,342
Net income (loss) attributable to common stock                 (4)               423                (154)          (33,854)
Basic and diluted earnings (loss) per share                 $ .00              $ .06              $ (.02)          $ (4.91)

         For the year ended December 31, 1997

                                                         Q1                 Q2                 Q3                 Q4
                                                    --------------     --------------    ----------------   ---------------
Net Sales                                                 $ 5,058            $ 5,420            $ 10,192          $ 11,490
Net income (loss) attributable to common stock               (331)               412                 336            (5,072)
Basic and diluted earnings (loss) per share                $ (.05)             $ .07              $  .05           $ (0.76)

                            [BACK PAGE OF PROSPECTUS]




UNTIL _______, 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the Rights offering are as follows:

SEC registration fee................................................$      ___
Printing and engraving expenses......................................     ___*
Legal fees and expenses..............................................     ___*
Accounting fees and expenses.........................................     ___*
Consulting fees and expenses.........................................     ___*
Blue Sky fees and expenses (including counsel fees)..................     ___*
Subscription and Information Agent's fees and expenses...............     ___*
Transfer Agent Expenses..............................................     ___*
Miscellaneous expenses...............................................     ___*
Total................................................................     $___

------------------
* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certificate of Incorporation and Bylaws of Bolle provide that Bolle shall indemnify each person who is or was a director or officer of Bolle to the fullest extent permitted under Section 145 of the DGCL. Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. Bolle shall indemnify such person against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided that, under Bolle's Bylaws, any such indemnification has been authorized by the Board of Directors or the stockholders, as the case may be, upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met. In addition, pursuant to its Bylaws, Bolle shall, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorney's fees) incurred by any officer, director, employee or agent in defending such action, provided that the director, officer, employee or agent undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Bolle.

         Under Section 145 of the DGCL, a Delaware corporation may also indemnify its directors, officers, employees and agents in an action by or in the right of such corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without a judicial approval if the director, officer, employee or agent is adjudged to be liable to the corporation. The indemnification provided is not deemed to be exclusive of any other rights to which a director, officer, employee or agent may be entitled under the corporation's bylaws, agreements, vote or otherwise.

         Article Ninth of Bolle's Certificate of Incorporation provides that the personal liability of the directors of Bolle is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL, as the same may be amended and supplemented. As a result, a director of Bolle will not be personally liable to Bolle or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the director's duty of loyalty to Bolle or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         In the three years preceding the filing of this Registration Statement, Bolle has issued the following securities that were not registered under the Securities Act of 1933, as amended:

         On February 27, 1997 and July 9, 1997, Bolle issued 100 and 1,800 shares of common stock, par value $.01 per share, respectively, to Lumen based upon an exemption from registration under Section 4(2) of the Securities Act.

         On July 9, 1997, Bolle issued 10 shares of common stock, par value $.01 per share, and 6,864 shares of Series A preferred stock, par value $.01 per share, to each of Robert Bolle and Maurice Bolle as partial consideration for the purchase of Bolle France based upon an exemption from registration under
Section 4(2) of the Securities Act. On July 9, 1997, Bolle issued 20 shares of common stock, par value $.01 per share, and 12,614 shares of Series A preferred stock, par value $.01 per share, to each of Franck Bolle and Patricia Bolle Passaquay as partial consideration for the purchase of Bolle France based upon an exemption from registration under Section 4(2) of the Securities Act.

         On July 9, 1997, Bolle issued 20 shares of common stock, par value $.01 per share, and 12,582 shares of Series A preferred stock, par value $.01 per share, to each of Brigitte Bolle and Christelle Roche as partial consideration for the purchase of Bolle France based upon an exemption from registration under
Section 4(2) of the Securities Act.

         The total value of the common stock issued to Lumen was $34,618,100. The total value of the 100 shares of common stock issued to the above individuals at the time of issuance was $1,822,000, and the total value of the Series A preferred stock at the time of issuance was $11,055,000.

         On May 29, 1998, Bolle issued $7,000,000 aggregate principal amount of its 0% Convertible Subordinated Notes due 2002 to OZ Master Fund, Ltd. based upon an exemption from registration under Section 4(2) of the Securities Act.

         In June 1998, in connection with the purchase of Bolle Australia, Bolle issued 248,387 shares of common stock, and is obligated to issue additional shares of common stock to reach a total valuation of $2,300,000, to Keith Archibald Collicoat, Eric Henry Collicoat and Roger Howard Gibbons as partial consideration for the purchase of Bolle Australia, based upon an exemption from registration under Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS.

EXHIBIT NO.                                    EXHIBIT
-----------                                    -------

3.1 Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 1 to Bolle's Registration Statement on Form 8-A (Commission File No. 000-23899).

3.2 Certificate of Designations of the Series B Preferred Stock. Incorporated by reference to Exhibit 2 to Bolle's Registration Statement on Form 8-A (Commission File No. 00-23899).

3.3 Amended and Restated By-laws. Incorporated by reference to Exhibit 3 to Bolle's Registration Statement on Form 8-A (Commission File No. 000-23899).

3.4      Amendment to By-laws dated March 11, 1998. Incorporated by reference to
         Exhibit 3.4 to Bolle's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-23899).

4.1 Specimen of Stock Certificate. Incorporated by reference to Exhibit 4 to Bolle's Registration Statement on Form 8-A (Commission File No. 000-23899).

4.2 Amended and Restated Share Purchase Agreement dated July 9, 1997 among BEC Group, Inc. ("BEC") (renamed Lumen Technologies, Inc. on March 11,
         1998) and Bolle, on the one hand, and each of Robert Bolle, Maurice Bolle, Franck Bolle, Brigitte Bolle, Patricia Bolle Passaquay and Christelle Roche (collectively, the "Sellers"). Incorporated by reference to Exhibit 10.1 of BEC's Current Report on Form 8-K, dated July 10, 1997 (Commission File No. 1-14360).

4.3 Letter Agreement dated July 9, 1997 by and among Martin E. Franklin and each of the Sellers. Incorporated by reference to Exhibit 4.3 to Bolle's Registration Statement on Form S-1 (Registration No. 333-40279).

4.4 Letter Agreement dated December 15, 1997 by and among Martin E. Franklin and each of the Sellers. Incorporated by reference to Exhibit 6 to Bolle's Registration Statement on Form 8-A (Commission File No. 000-23899).

4.5 Letter from Bolle to the Sellers regarding the Series A Preferred Stock. Incorporated by reference to Exhibit 4.5 to Bolle's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-23899).

4.6 Warrant Agreement among Bolle and each of the Sellers. Incorporated by reference to Exhibit 4.6 to Bolle's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-23899)/

4.7 1998 Stock Incentive Plan. Incorporated by reference to Exhibit 4.7 to Bolle's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-23899).

4.8 Convertible Subordinated Note Purchase Agreement dated May 29, 1998 between Bolle and OZ Master Fund, Ltd. Incorporated by reference to Bolle's Current Report on Form 8-K, date of event June 1, 1998.

4.9 Form of Convertible Subordinated Note. Incorporated by reference to Bolle's Current Report on Form 8-K, date of event June 1, 1998.

4.10 Share Sale Agreement dated May 28, 1998 among Bolle and Keith Archibald Collicoat, Eric Henry Collicoat and Roger Howard Gibbons. Incorporated by reference to Exhibit 4.10 to Bolle's Registration Statement on Form S-3 (Registration No. 333-40279).

4.11 1999 Employee Stock Purchase Plan. Incorporated by reference to Annex A to Bolle's 1999 Definitive Proxy Statement on Form 14A (Registration No. 000-23899).

5.1* Opinion of Willkie Farr & Gallagher regarding the legality of the securities being issued.

10.1 Employment Agreement and Memorandum of Understanding dated July 7, 1997 between Bolle and Gary Kiedaisch. Incorporated by reference to Exhibit
         10.1 to Bolle's Registration Statement on Form S-1 (Registration No. 333-40279).

10.2 Employment Agreement dated July 9, 1997 between Societe Bolle SNC and Franck Bolle (English translation). Incorporated by reference to
         Exhibit 10.2 to Bolle's Registration Statement on Form S-1 (Registration No. 333-40279).

10.3 Employment Agreement dated July 9, 1997 between Societe Bolle SNC and Patricia Bolle Passaquay (English translation). Incorporated by reference to Exhibit 10.3 to Bolle's Registration Statement on Form S-1 (Registration No. 333-40279).

10.4 Agreement dated September 20, 1995 between Bolle and Steve N. Haber. Incorporated by reference to Exhibit 10.4 to Bolle's Registration Statement on Form S-1 (Registration No. 333-40279).

10.5 Management Services Agreement (the "Management Services Agreement") between Bolle and BEC. Incorporated by reference to Exhibit 10.6 to BEC's Current Report on Form 8-K, date of event March 11, 1998.

10.6 Bill of Sale and Assignment Agreement between BEC and Bolle. Incorporated by reference to Exhibit 10.4 to BEC's Current Report on Form 8-K, date of event March 11, 1998.

10.7 Indemnification Agreement (the "Bolle Indemnification Agreement") by and among BEC, BILC Acquisition Corp. and Bolle. Incorporated by reference to Exhibit 10.5 to BEC's Current Report on Form 8-K, date of event March 11, 1998.

10.8 Exclusive Customer Agreement dated as of October 23, 1997 by and between Bolle and Alyn Corporation. Incorporated by reference to
         Exhibit 10.8 to Bolle's Registration Statement on Form S-1 (Registration No. 333-40279).

10.9 Letter of Intent between Bolle and Bill Bass Optical Pty Ltd. dated January 6, 1998. Incorporated by reference to Exhibit 10.9 to Bolle's Registration Statement on Form S-1 (Registration No. 333-40279).

10.10 Agreement and Plan of Merger, dated as of July 26, 1995, among Benson Eyecare Corporation, Benson Acquisition Corp., and Bolle America, Inc. Incorporated by reference to Exhibit 10.1 to Benson Eyecare Corporation's Current Report on Form 8-K, dated August 3, 1995 (Commission File No. 1-9435).

10.11 Agreement and Plan of Merger, dated as of February 11, 1996, between Essilor International, S.A., Essilor of Americas, Inc., Essilor Acquisition Corporation, Benson Eyecare Corporation, BEC and Omega Opco, Inc. Incorporated by reference to Exhibit 10.1 to BEC's Registration Statement on Form S-1 (Registration No. 333-3186).

10.12 Indemnification Agreement, dated as of February 11, 1996, by and among Essilor International, S.A., Essilor of America Inc., Essilor Acquisition Corporation, Benson Eyecare Corporation, and BEC. Incorporated by reference to Exhibit 10.3 to BEC's Registration Statement on Form S-1 (Registration No. 333-3186).

10.13 Asset Purchase Agreement, dated as of February 11, 1996, by and among Benson Eyecare Corporation, BEC and Optical Radiation Corporation and Monsanto Company. Incorporated by reference to Exhibit 10.2 to Benson Eyecare Corporation's Current Report on Form 8-K, dated February 12, 1996.

10.14 Stock Purchase Agreement, dated as of November 13, 1996, by and among BEC, Foster Grant Group, L.P., Foster Grant Holdings, L.P. and Accessories Associates, Inc. Schedules and other attachments to such agreement are not filed herewith, but will be provided supplementally to the Commission upon request. Incorporated by reference to Exhibit
         2.1 to BEC's Quarterly Report on Form 10-Q/A for the period ended September 30, 1996.

10.15 Merger Agreement, dated as of June 30, 1994, among BEC (as assignee), Benson Acquisition Company, Inc. and Optical Radiation Corporation. Incorporated by reference to Exhibit 99.1 to Benson Eyecare Corporation's Current Report on Form 8-K, dated of event June 30, 1994 (Commission File No. 1-9435).

10.16 Amendment No. 1 to Merger Agreement, dated as of July 6, 1994, among BEC (as assignee), Benson Acquisition Company, Inc. and Optical Radiation Corporation. Incorporated by reference to Exhibit 99.2 to Benson Eyecare Corporation's Current Report on Form 8-K, date of event June 30, 1994 (Commission File No. 1-9435).

10.17 Amendment No. 2 to Merger Agreement, dated as of August 29, 1994, by and among BEC, Optical Radiation Corporation and Benson Acquisition Corporation. Incorporated by reference to Annex E to Benson Eyecare Corporation's Registration Statement on Form S-4, dated September 12, 1994 (Commission File No. 1-9435).

10.18 Form of Indemnification Agreement between Bolle and its Officers and directors. Incorporated by reference to Exhibit 10.22 to Bolle's Registration Statement on Form S-1 (Registration No. 333-40279).

10.19 Second Amended and Restated Credit Agreement (the "Credit Agreement"), dated as of March 11, 1998, among Bolle, NationsBank, National Association and the other lenders party thereto, together with the Credit Agreement are copies of the following ancillary agreements (Incorporated by reference to Exhibit 10.23 to Bolle's Annual Report on Form 10-K for the year ended December 31, 1997.):

         (a) Second Amended and Restated Guarantee Agreement, dated March 11, 1998.

         (b) Second Amended and Restated Stock Pledge Agreement, dated as of March 11, 1998.

         (c)      LC Account Agreement, dated as of March 11, 1998.

         (d)      Cash Collateral Account Agreement, dated as of March 11, 1998.

         (e) Second Amended and Restated Security Agreement, dated as of March 11, 1998.

         (f) Second Amended and Restated Intellectual Property Security Agreement, dated as of March 11, 1998.

         (g) Second Amended and Restated Assignment of Patents, Trademarks, Copyrights and Licenses, dated as of March 11, 1998.

10.20 Amendment No. 1 to Credit Agreement, dated May 29, 1998. Incorporated by reference to Exhibit to Bolle's Registration Statement on Form S-1 (Registration No. 333-40279).

10.21 Agreement dated as of March 12, 1998 between Lumen and Bolle. Incorporated by reference to Exhibit 10.21 to Bolle's Annual Report on Form 10-K (Registration No. 000-23899).

10.22 Amendment No. 1 to the Management Services Agreement, dated September 23, 1998 between Lumen Technologies, Inc., Marlin Holdings, Inc. and Bolle. Incorporated by reference to Exhibit 10.22 to Bolle's Annual Report on Form 10-K (Registration No. 000-23899)

10.23 Amendment No. 1 to the BEC Indemnification Agreement, dated October, 1998. Incorporated by reference to Exhibit 10.23 to Bolle's Annual Report on Form 10-K (Registration No. 000-23899)

10.24 Amendment No. 2 to the Credit Agreement, dated November 30, 1998. Incorporated by reference to Exhibit 10.24 to Bolle's Annual Report on Form 10-K (Registration No. 000-23899)

10.25 Amendment No. 3 to the Credit Agreement effective December 31, 1998. Incorporated by reference to Exhibit 10.25 to Bolle's Annual Report on Form 10-K (Registration No. 000-23899)

21.1     List of Subsidiaries of Bolle. Incorporated by reference to Exhibit
         21.1 to Bolle's Annual Report on Form 10-K (Registration No. 000-23899)

23.1     Consent of PriceWaterhouseCoopers LLP; independent accountants

23.2     Consent of Ernst & Young LLP; independent auditors.

23.3     Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)

27       Financial Data Schedule.

99.1*    Form of Instructions for Use of Bolle Rights Certificate.

99.2*    Form of Notice of Guaranteed Delivery for Subscription Rights.

99.3* Announcement of Rights Offering distributed to record and beneficial stockholders on _____, 1999.

99.4*    Form of Letter to Stockholders who are Recordholders.

99.5*    Form of Letter to Stockholders who are Beneficial Holders.

99.6*    Form of Letter to Clients of Stockholders who are Beneficial Holders.

99.7*    Form of Nominee Holder Certificate Form.

99.8*    Substitute Form W-9 for use with the Rights Offering.

99.9* Form of Subscription and Information Agent Agreement, dated ____, 1999, by and between Bolle and _____.

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Bolle pursuant to the provisions described under Item 20 above, or otherwise, Bolle has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Bolle of expenses incurred or paid by a director, officer or controlling person of Bolle in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Bolle will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         (c)      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

                  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York, on the _____ day of ____ 1999.

                                       Bolle  Inc.

                                       By: /s/ Martin E. Franklin
                                           --------------------------------
                                               Martin E. Franklin
                                               Chairman of the Board

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Martin E. Franklin and Ian G. H. Ashken, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates indicated.

           NAME                         TITLE                          DATE
           ----                         -----                          ----

/s/ Martin E. Franklin          Chairman of the Board              _______, 1999
----------------------------    and Director
Martin E. Franklin

/s/ Gary A. Kiedaisch           Chief Executive Officer            _______, 1999
----------------------------
Gary A. Kiedaisch

/s/ Ian. G. H. Ashken           Vice Chairman, Secretary           _______, 1999
----------------------------    and Director
Ian. G. H. Ashken

/s/ Franck Bolle                Director                           _______, 1999
----------------------------
Franck Bolle

/s/ Patricia Bolle Passaquay    Director                           _______, 1999
----------------------------
Patricia Bolle Passaquay

/s/ David L. Moore              Director                           _______, 1999
----------------------------
David L. Moore

/s/ David S. Moross             Director                           _______, 1999
----------------------------
David S. Moross

/s/ Thomas Reed                 Chief Financial Officer            _______, 1999
----------------------------
Thomas Reed

                                  EXHIBIT INDEX

EXHIBIT
   NO.                     EXHIBIT                                              PAGE NO.
--------                   -------                                              --------
3.1      Amended and Restated Certificate of Incorporation. Incorporated by
         reference to Exhibit 1 to Bolle's Registration Statement on Form 8-A
         (Commission File No. 000-23899).

3.2      Certificate of Designations of the Series B Preferred Stock.
         Incorporated by reference to Exhibit 2 to Bolle's Registration
         Statement on Form 8-A (Commission File No. 00-23899).

3.3      Amended and Restated By-laws. Incorporated by reference to Exhibit 3 to
         Bolle's Registration Statement on Form 8-A (Commission File No.
         000-23899).

3.4      Amendment to By-laws dated March 11, 1998. Incorporated by reference to
         Exhibit 3.4 to Bolle's Annual Report on Form 10-K for the year ended
         December 31, 1997 (Commission File No. 000-23899).

4.1 Specimen of Stock Certificate. Incorporated by reference to Exhibit 4 to Bolle's Registration Statement on Form 8-A (Commission File No.
         000-23899).

4.2      Amended and Restated Share Purchase Agreement dated July 9, 1997 among
         BEC Group, Inc. ("BEC") (renamed Lumen Technologies, Inc. on March 11,
         1998) and Bolle, on the one hand, and each of Robert Bolle, Maurice
         Bolle, Franck Bolle, Brigitte Bolle, Patricia Bolle Passaquay and
         Christelle Roche (collectively, the "Sellers"). Incorporated by reference to Exhibit 10.1 of BEC's Current Report on Form 8-K, dated
         July 10, 1997 (Commission File No. 1-14360).

4.3 Letter Agreement dated July 9, 1997 by and among Martin E. Franklin and each of the Sellers. Incorporated by reference to Exhibit 4.3 to Bolle's Registration Statement on Form S-1 (Registration No.
         333-40279).

4.4      Letter Agreement dated December 15, 1997 by and among Martin E.
         Franklin and each of the Sellers. Incorporated by reference to Exhibit
         6 to Bolle's Registration Statement on Form 8-A (Commission File No.
         000-23899).

4.5      Letter from Bolle to the Sellers regarding the Series A Preferred
         Stock. Incorporated by reference to Exhibit 4.5 to Bolle's Annual
         Report on Form 10-K for the year ended December 31, 1997 (Commission
         File No. 000-23899).

4.6 Warrant Agreement among Bolle and each of the Sellers. Incorporated by reference to Exhibit 4.6 to Bolle's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-23899)/

4.7      1998 Stock Incentive Plan. Incorporated by reference to Exhibit 4.7 to
         Bolle's Annual Report on Form 10-K for the year ended December 31, 1997
         (Commission File No. 000-23899).

4.8 Convertible Subordinated Note Purchase Agreement dated May 29, 1998 between Bolle and OZ Master Fund, Ltd. Incorporated by reference to
         Bolle's Current Report on Form 8-K, date of event June 1, 1998.

4.9      Form of Convertible Subordinated Note. Incorporated by reference to
         Bolle's Current Report on Form 8-K, date of event June 1, 1998.

4.10     Share Sale Agreement dated May 28, 1998 among Bolle and Keith Archibald
         Collicoat, Eric Henry Collicoat and Roger Howard Gibbons. Incorporated by reference to Exhibit 4.10 to Bolle's Registration Statement on Form
         S-3 (Registration No. 333-40279).

4.11 1999 Employee Stock Purchase Plan. Incorporated by reference to Annex A to Bolle's 1999 Definitive Proxy Statement on Form 14A (Registration
         No. 000-23899).

5.1* Opinion of Willkie Farr & Gallagher regarding the legality of the securities being issued.

10.1 Employment Agreement and Memorandum of Understanding dated July 7, 1997 between Bolle and Gary Kiedaisch. Incorporated by reference to Exhibit
         10.1 to Bolle's Registration Statement on Form S-1 (Registration No.
         333-40279).

10.2     Employment Agreement dated July 9, 1997 between Societe Bolle SNC and
         Franck Bolle (English translation). Incorporated by reference to
         Exhibit 10.2 to Bolle's Registration Statement on Form S-1
         (Registration No. 333-40279).

10.3     Employment Agreement dated July 9, 1997 between Societe Bolle SNC and
         Patricia Bolle Passaquay (English translation). Incorporated by reference to Exhibit 10.3 to Bolle's Registration Statement on Form S-1
         (Registration No. 333-40279).

10.4     Agreement dated September 20, 1995 between Bolle and Steve N. Haber.
         Incorporated by reference to Exhibit 10.4 to Bolle's Registration
         Statement on Form S-1 (Registration No. 333-40279).

10.5 Management Services Agreement (the "Management Services Agreement") between Bolle and BEC. Incorporated by reference to Exhibit 10.6 to BEC's Current Report on Form 8-K, date of event March 11, 1998.

10.6     Bill of Sale and Assignment Agreement between BEC and Bolle.
         Incorporated by reference to Exhibit 10.4 to BEC's Current Report on
         Form 8-K, date of event March 11, 1998.

10.7 Indemnification Agreement (the "Bolle Indemnification Agreement") by and among BEC, BILC Acquisition Corp. and Bolle. Incorporated by reference to Exhibit 10.5 to BEC's Current Report on Form 8-K, date of event March 11, 1998.

10.8 Exclusive Customer Agreement dated as of October 23, 1997 by and between Bolle and Alyn Corporation. Incorporated by reference to
         Exhibit 10.8 to Bolle's Registration Statement on Form S-1
         (Registration No. 333-40279).

10.9     Letter of Intent between Bolle and Bill Bass Optical Pty Ltd. dated
         January 6, 1998. Incorporated by reference to Exhibit 10.9 to Bolle's
         Registration Statement on Form S-1 (Registration No. 333-40279).

10.10    Agreement and Plan of Merger, dated as of July 26, 1995, among Benson
         Eyecare Corporation, Benson Acquisition Corp., and Bolle America, Inc.
         Incorporated by reference to Exhibit 10.1 to Benson Eyecare
         Corporation's Current Report on Form 8-K, dated August 3, 1995
         (Commission File No. 1-9435).

10.11    Agreement and Plan of Merger, dated as of February 11, 1996, between
         Essilor International, S.A., Essilor of Americas, Inc., Essilor
         Acquisition Corporation, Benson Eyecare Corporation, BEC and Omega
         Opco, Inc. Incorporated by reference to Exhibit 10.1 to BEC's
         Registration Statement on Form S-1 (Registration No. 333-3186).

10.12 Indemnification Agreement, dated as of February 11, 1996, by and among Essilor International, S.A., Essilor of America Inc., Essilor
         Acquisition Corporation, Benson Eyecare Corporation, and BEC.
         Incorporated by reference to Exhibit 10.3 to BEC's Registration
         Statement on Form S-1 (Registration No. 333-3186).

10.13    Asset Purchase Agreement, dated as of February 11, 1996, by and among
         Benson Eyecare Corporation, BEC and Optical Radiation Corporation and
         Monsanto Company. Incorporated by reference to Exhibit 10.2 to Benson
         Eyecare Corporation's Current Report on Form 8-K, dated February 12,
         1996.

10.14    Stock Purchase Agreement, dated as of November 13, 1996, by and among
         BEC, Foster Grant Group, L.P., Foster Grant Holdings, L.P. and
         Accessories Associates, Inc. Schedules and other attachments to such agreement are not filed herewith, but will be provided supplementally to the Commission upon request. Incorporated by reference to Exhibit
         2.1 to BEC's Quarterly Report on Form 10-Q/A for the period ended
         September 30, 1996.

10.15    Merger Agreement, dated as of June 30, 1994, among BEC (as assignee),
         Benson Acquisition Company, Inc. and Optical Radiation Corporation.
         Incorporated by reference to Exhibit 99.1 to Benson Eyecare
         Corporation's Current Report on Form 8-K, dated of event June 30, 1994
         (Commission File No. 1-9435).

10.16    Amendment No. 1 to Merger Agreement, dated as of July 6, 1994, among
         BEC (as assignee), Benson Acquisition Company, Inc. and Optical
         Radiation Corporation. Incorporated by reference to Exhibit 99.2 to
         Benson Eyecare Corporation's Current Report on Form 8-K, date of event
         June 30, 1994 (Commission File No. 1-9435).

10.17 Amendment No. 2 to Merger Agreement, dated as of August 29, 1994, by and among BEC, Optical Radiation Corporation and Benson Acquisition
         Corporation. Incorporated by reference to Annex E to Benson Eyecare
         Corporation's Registration Statement on Form S-4, dated September 12,
         1994 (Commission File No. 1-9435).

10.18 Form of Indemnification Agreement between Bolle and its Officers and directors. Incorporated by reference to Exhibit 10.22 to Bolle's
         Registration Statement on Form S-1 (Registration No. 333-40279).

10.19 Second Amended and Restated Credit Agreement (the "Credit Agreement"), dated as of March 11, 1998, among Bolle, NationsBank, National
         Association and the other lenders party thereto, together with the Credit Agreement are copies of the following ancillary agreements
         (Incorporated by reference to Exhibit 10.23 to Bolle's Annual Report on
         Form 10-K for the year ended December 31, 1997.):

         (a)      Second Amended and Restated Guarantee Agreement, dated March
                  11, 1998.

         (b) Second Amended and Restated Stock Pledge Agreement, dated as of March 11, 1998.

         (c)      LC Account Agreement, dated as of March 11, 1998.

         (d)      Cash Collateral Account Agreement, dated as of March 11, 1998.

         (e)      Second Amended and Restated Security Agreement, dated as of
                  March 11, 1998.


         (f)      Second Amended and Restated Intellectual Property Security
                  Agreement, dated as of March 11, 1998.

         (g)      Second Amended and Restated Assignment of Patents, Trademarks,
                  Copyrights and Licenses, dated as of March 11, 1998.

10.20 Amendment No. 1 to Credit Agreement, dated May 29, 1998. Incorporated by reference to Exhibit to Bolle's Registration Statement on Form S-1
         (Registration No. 333-40279).

10.21    Agreement dated as of March 12, 1998 between Lumen and Bolle.
         Incorporated by reference to Exhibit 10.21 to Bolle's Annual Report on
         Form 10-K (Registration No. 000-23899).

10.22    Amendment No. 1 to the Management Services Agreement, dated September
         23, 1998 between Lumen Technologies, Inc., Marlin Holdings, Inc. and
         Bolle. Incorporated by reference to Exhibit 10.22 to Bolle's Annual
         Report on Form 10-K (Registration No. 000-23899)

10.23    Amendment No. 1 to the BEC Indemnification Agreement, dated October,
         1998. Incorporated by reference to Exhibit 10.23 to Bolle's Annual
         Report on Form 10-K (Registration No. 000-23899)

10.24    Amendment No. 2 to the Credit Agreement, dated November 30, 1998.
         Incorporated by reference to Exhibit 10.24 to Bolle's Annual Report on
         Form 10-K (Registration No. 000-23899)

10.25    Amendment No. 3 to the Credit Agreement effective December 31, 1998.
         Incorporated by reference to Exhibit 10.25 to Bolle's Annual Report on
         Form 10-K (Registration No. 000-23899)

21.1     List of Subsidiaries of Bolle. Incorporated by reference to Exhibit
         21.1 to Bolle's Annual Report on Form 10-K (Registration No. 000-23899)

23.1     Consent of PriceWaterhouseCoopers LLP; independent accountants

23.2     Consent of Ernst & Young LLP; independent auditors.

23.3     Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)

27       Financial Data Schedule.

99.1*    Form of Instructions for Use of Bolle Rights Certificate.

99.2*    Form of Notice of Guaranteed Delivery for Subscription Rights.

99.3* Announcement of Rights Offering distributed to record and beneficial stockholders on _____, 1999.

99.4*    Form of Letter to Stockholders who are Recordholders.

99.5*    Form of Letter to Stockholders who are Beneficial Holders.

99.6*    Form of Letter to Clients of Stockholders who are Beneficial Holders.

99.7*    Form of Nominee Holder Certificate Form.

99.8*    Substitute Form W-9 for use with the Rights Offering.

99.9* Form of Subscription and Information Agent Agreement, dated ____, 1999, by and between Bolle and _____.

* To be filed by amendment.